Form 10-K, Exhibit 13
period 1996-12-31
COUNTY BANK CORP
filed 1997-03-31
CIK 830480

                                                           EXHIBIT 13



                            [COUNTY BANK CORP LOGO]


                                COUNTY BANK CORP

                                ---------------

                               1996 ANNUAL REPORT

COUNTY BANK CORP

PRESIDENT'S MESSAGE


TO OUR STOCKHOLDERS AND FRIENDS

County Bank Corp had an outstanding year in 1996. Net income led the way at a record $2,980,000, an increase of 15.8% over 1995. Return on average assets rose to a new level of 1.73%, up from the substantial 1.56% in the prior year. A solid interest margin again formed the basis for another strong earnings performance. The continuing healthy economy also played its part in our increased loan demand. Outstanding loans grew to a record $117,500,000, a $12,000,000 increase over last year. That growth brought our loan to deposit ratio up to 75%, enabling the conversion of investment securities to higher yielding loans. The increase was driven by an $8,000,000 growth in residential mortgages. The loan portfolio retains its high quality as nonperforming loans and nonaccruing loans declined to .31% and .28%, respectively, of gross loans. The reserve for loan losses was a very sound 1.53% of gross loans and net loan losses for the year were only $2,400. Delinquent loans remain at historically low levels. Coupled with the strength of the loan department, nonrecurring gains relative to the payoff of two former problem loans netted an increase in after tax income of $160,000. We've also been the benefactor of another decline in FDIC premiums due to the good health of the Bank and the industry as a whole.


Total assets of the Corporation exceeded $177,800,000, an increase of nearly $8,000,000 over 1995. Deposits grew over $5,600,000 to a new high of $156,500,000. Stockholder value continued to rise as cash dividends were $1.53 per share, up 20% from last year. Return on equity was 15.8% on a record high capital level of nearly $20,000,000, and earnings per share set another record at $5.02. Capital reached 19.5% of risk-weighted assets, well above the 8% required regulatory level. In addition to all of this good news, the book value of your stock was $33.48 per share at year end. The most recent sales have been at the $43.00 mark. Clearly, management and the Board of Directors are pleased with the improvement of the stock value.


We were all saddened by the death of Director, Tom Caley. His passing ended a long history of the Caley family's relationship with the Bank. Beginning with the Bank's founding by his grandfather, Mathias, through his father Glenn's chairmanship, to Tom's nearly 34 years as a director, the Caley family helped mold Lapeer County Bank & Trust Co. His contribution and dedication to the Bank will not soon be forgotten.


In December, Dr. Ernest Lefever, a podiatrist in the area for 15 years, was appointed to the Board of Directors. During the year, Alan Curtis was named Senior Commercial Loan Officer, Beth Henderson was promoted to Consumer Loan Officer and Marsha Kalakay was appointed Southgate Branch Officer. Judy Franzel, Metamora Branch Officer, retired in December and Kathy Steffanuski, Assistant Trust Officer, will be retiring in March of 1997. Other staff recognized during the year are pictured further in this report. Those 16 people represent 195 years of service to the Bank.


In 1997, we anticipate more of the same, including a favorable economy. Our staff is capable of leading the Bank to new highs and we expect that to occur. A new drive-up ATM was installed at our Pine-Clay office in November and we are planning similar changes at both the Attica and Elba offices.


Please plan to attend our Annual Meeting of Stockholders on Friday, April 25, 1997. If you have any comments, suggestions or concerns, feel free to contact me. Your support is appreciated and I look forward to seeing you at the Annual Meeting.



                                              Curt Carter

                                              Curt Carter
                                               President

COUNTY BANK CORP
FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS

AT YEAR END                                      1996         1995         1994          1993
(000'S omitted)
Assets                                        $ 177,786    $ 169,877    $ 166,666    $ 157,664
Deposits                                        156,518      150,888      150,511      142,523
Loans                                           117,474      105,349       97,677       94,280
Securities                                       47,409       48,164       53,627       45,814
Stockholders' equity                             19,862       17,720       15,254       14,085

FOR THE YEAR
(000's omitted)

Net income                                    $   2,980    $   2,574    $   2,118    $   1,757
Cash dividend declared                              908          750          617          514
Return on average assets (%)                       1.73         1.56         1.33         1.15
Return on average stockholders' equity (%)        15.80        15.51        14.30        13.06

PER SHARE

Book value                                    $   33.48    $   29.87    $   25.71    $   23.74
Net income                                         5.02         4.34         3.57         2.96
Cash dividend declared                             1.53         1.27         1.04          .87


           [BAR CHART]                                [BAR CHART]
     RETURN ON AVERAGE ASSETS                     NET INCOME PER SHARE
           (PERCENT)                                  (IN DOLLARS)
     1993             1.15%                      1993             $2.96
     1994             1.33                       1994              3.57
     1995             1.56                       1995              4.34
     1996             1.73                       1996              5.02

COUNTY BANK CORP
CONSOLIDATED BALANCE SHEETS

(000'S OMITTED)                                                       AS OF
                                                                    DECEMBER 31
ASSETS
                                                               1996              1995
Cash and due from banks (Note 11)                           $  8,626           $  8,027
Federal funds sold                                             1,200              5,050
                                                            --------           --------
CASH AND CASH EQUIVALENTS                                      9,826             13,077

Securities held to maturity (Note 3)                          27,776             33,793
Securities available for sale (Note 3)                        19,633             14,371

Loans (Note 4)                                               117,474            105,349
Less reserve for possible loan losses                          1,805              1,687
                                                            --------           --------
NET LOANS                                                    115,669            103,662

Premises and equipment (Note 5)                                2,715              2,655

Interest receivable and other assets                           2,167              2,319
                                                            --------           --------
TOTAL ASSETS                                                $177,786           $169,877
                                                            ========           ========


LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits (Note 6):

  Non-interest bearing demand deposits                      $ 27,434           $ 27,829
  Interest bearing demand deposits                            41,180             33,702
  Savings deposits                                            41,292             42,621
  Time deposits                                               46,612             46,736
                                                            --------           --------
TOTAL DEPOSITS                                               156,518            150,888

Interest payable and other liabilities                         1,406              1,269
                                                            --------           --------
TOTAL LIABILITIES                                            157,924            152,157

Stockholders' equity:
   Common stock, $5 par value (Note 8):
     Authorized - 1,200,000 shares and 600,000 shares
       in 1996 and 1995, respectively
    Issued and outstanding - 593,236 shares                    2,966              2,966
   Surplus                                                     8,634              8,634
   Undivided profits (Note 11)                                 7,882              5,810
   Unrealized gain on securities available for sale,
     net of tax effect of $196 and $159,
     respectively (Note 3)                                       380                310
                                                            --------           --------
Total stockholders' equity                                    19,862             17,720
                                                            --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $177,786           $169,877
                                                            ========           ========

See accompanying notes.

COUNTY BANK CORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


(000'S OMITTED, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                  UNREALIZED
                                                                                  GAIN (LOSS)
                                                                                 ON SECURITIES   TOTAL
                                             COMMON                   UNDIVIDED  AVAILABLE FOR STOCKHOLDERS'
                                              STOCK       SURPLUS      PROFITS        SALE       EQUITY
BALANCE, DECEMBER 31, 1993                   $ 1,483      $ 8,634      $ 3,968      $    -      $ 14,085
Net income                                         -            -        2,118           -         2,118
Cash dividends ($1.04 per share) (Note 8)          -            -         (617)          -          (617)
Change in unrealized loss on securities
  available for sale, net of tax of $171           -            -            -        (332)         (332)
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                     1,483        8,634        5,469        (332)       15,254
Net income                                         -            -        2,574           -         2,574
Stock dividend (Note 8)                        1,483            -       (1,483)          -             -
Cash dividends ($1.27 per share) (Note 8)          -            -         (750)          -          (750)
Change in unrealized gain on securities
  available for sale, net of tax of $331           -            -            -         642           642
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                     2,966        8,634        5,810         310        17,720
Net income                                         -            -        2,980           -         2,980
Cash dividends ($1.53 per share) (Note 8)          -            -         (908)          -          (908)
Change in unrealized gain on securities
  available for sale, net of tax of $37            -            -            -          70            70
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                   $ 2,966      $ 8,634      $ 7,882      $  380      $ 19,862
========================================================================================================


        [bar chart]                               [bar chart]
    STOCKHOLDERS' EQUITY              RETURN ON AVERAGE STOCKHOLDERS' EQUITY
       (IN MILLIONS)                               (percent)
   1993             $14.1              1993                      13.1%
   1994              15.3              1994                      14.3
   1995              17.7              1995                      15.5
   1996              19.9              1996                      15.8



See accompanying notes.

COUNTY BANK CORP

CONSOLIDATED STATEMENTS OF INCOME


(000'S OMITTED, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31                           1996         1995        1994
Interest income:
  Interest and fees on loans                    $ 9,620      $ 8,951     $  7,901
  Interest on investment securities:
    U.S. Government                                 509          701          580
    U.S. Government Agencies
      mortgage-backed securities                  1,485        1,408        1,354
    State and political subdivisions                765          834          694
    Other                                            40           41           45
 Interest on Federal funds sold                     247          179          194
---------------------------------------------------------------------------------
TOTAL INTEREST INCOME                            12,666       12,114       10,768

Interest expense:
   Interest on demand deposits                      455          454          496
   Interest on savings deposits                   1,975        1,721        1,251
   Interest on time deposits (Note 6)             2,392        2,471        2,111
   Interest on borrowed funds                         1            8            -
---------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                            4,823        4,654        3,858
---------------------------------------------------------------------------------
Net interest income                               7,843        7,460        6,910
Provision for possible loan losses (Note 4)         120          240          120
---------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                            7,723        7,220        6,790

Other income:
  Service fees on loan and deposit accounts       1,133        1,095        1,047
  Trust income                                      355          311          312
  Other (Note 3)                                    728          565          441
---------------------------------------------------------------------------------
TOTAL OTHER INCOME                                2,216        1,971        1,800

Other expenses:
  Salaries and employee benefits (Note 9)         3,448        3,315        3,004
  Occupancy expense                                 761          726          789
  Other (Note 10)                                 1,530        1,628        1,831
---------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                              5,739        5,669        5,624
---------------------------------------------------------------------------------
  Income before Federal income tax                4,200        3,522        2,966
  Provision for Federal income tax (Note 7)       1,220          948          848
---------------------------------------------------------------------------------
NET INCOME                                      $ 2,980      $ 2,574      $ 2,118
=================================================================================

EARNINGS PER SHARE (NOTE 8)                     $  5.02      $  4.34      $  3.57


See accompanying notes.

COUNTY BANK CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(000'S OMITTED)
YEARS ENDED DECEMBER 31

                                                                    1996         1995         1994
Cash flows from operating activities:
  Net income                                                     $  2,980     $  2,574     $  2,118
  Adjustments to reconcile net income to net cash
    from operating activities:
      Depreciation and amortization                                   389          324          298
      Provision for loan losses                                       120          240          120
      Net amortization and accretion of securities                    239          306          411
      Deferred income taxes                                            67           55           62
      Net loss on sale of securities                                    -            -            8
      (Gain) loss on other real estate owned                          (13)          84          (32)
      Net change in accrued interest receivable                       (31)         (72)        (132)
      Net change in accrued interest payable and other                 70          (17)          93
---------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           3,821        3,494        2,946

Cash flows from investing activities:
  Proceeds from sales of securities available for sale                  -            -        2,928
  Proceeds from maturities of securities held to maturity           8,611        4,937        5,925
  Proceeds from maturities of securities available for sale         2,077        4,538        5,376
  Purchase of securities held to maturity                          (2,833)      (2,507)      (6,225)
  Purchase of securities available for sale                        (7,233)      (1,000)     (16,731)
  Proceeds from sale of other real estate                             282          186        1,067
  Net increase in loans                                           (12,299)      (8,101)      (3,951)
  Premises and equipment expenditures                                (399)        (519)        (270)
---------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                             (11,794)      (2,466)     (11,881)

Cash flows from financing activities:
  Net increase in interest bearing
    and non-interest bearing demand accounts                        7,083        7,909        9,471
  Net decrease in savings and time deposits                        (1,453)      (7,532)      (1,483)
  Cash dividends paid                                                (908)        (750)        (617)
---------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                 4,722         (373)       7,371
---------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                    (3,251)         655       (1,564)
Cash and equivalents at beginning of year                          13,077       12,422       13,986
---------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT END OF YEAR                              $  9,826     $ 13,077     $ 12,422
===================================================================================================
Cash paid for:
  Interest                                                       $  4,823     $  4,654     $  3,856
  Income tax                                                     $  1,209     $    908     $    820


See accompanying notes.

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of County Bank Corp (the "Corporation") and its wholly owned subsidiary Lapeer County Bank & Trust Co. (the "Bank"). The tabular presentations omit 000's.

NATURE OF OPERATIONS - The Corporation's subsidiary, Lapeer County Bank & Trust Co., operates in rural and suburban communities in the county of Lapeer in the state of Michigan. The Bank's primary source of revenue results from providing real estate, commercial loans and consumer loans to small and medium sized businesses and, to a lesser extent, individuals.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES - Securities for which the Corporation has both the positive intent and ability to hold to maturity, are classified as held to maturity. Those securities are recorded at cost, adjusted for accumulated amortization of premium and accretion of discount. Realized gains and losses on sales of held to maturity securities, while rare, will be included in net securities gains based on the adjusted cost of the specific item sold.

When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and recorded at market value. Any decision to sell a security available for sale will be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity or, for mortgage-backed securities, over the estimated life of the security. Unrealized gains and losses for available for sale securities will be excluded from earnings and recorded as an amount, net of tax, in a separate component of stockholders' equity.

INTEREST INCOME ON LOANS - Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued during the current year is reversed. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current and, in the opinion of management, the borrower has demonstrated the ability to meet the terms and conditions of the agreement.

MORTGAGE SERVICING RIGHTS - On January 1, 1996, Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights," became effective. That statement requires the recognition of separate assets for the rights to service mortgage loans for others, however those rights are acquired. The fair value of mortgage servicing rights (MSRs) is determined using the present value of estimated expected future cash flows assuming a market discount rate and certain forecasted prepayment rates based on industry experience. The MSRs are amortized in proportion to and over the estimated net servicing income. Any subsequent impairments in value will be recognized through a valuation allowance. Adoption of the new standard had no impact on the 1996 financial statements.

LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES - The reserve for possible loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the reserve for possible loan losses when management believes collection of the principal is unlikely. The reserve for possible loan losses is an amount management believes will be adequate to absorb losses inherent in existing loans based on evaluations of the anticipated repayment and prior loss experience. The evaluations take into consideration such factors as changes in the nature, volume and quality of the portfolio, loan concentrations, specific problem loans and current and anticipated economic conditions that may affect the borrowers' ability to pay.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using primarily the straight-line method. Building improvements and furniture and equipment are amortized over their estimated useful lives.

OTHER ASSETS - Other assets include other real estate owned in the amount of $430,000 and $615,000 at December 31, 1996 and 1995, respectively, carried at the lower of cost or estimated net realizable value.

INCOME TAXES - The Corporation files a consolidated Federal income tax return. The Corporation uses the asset and liability

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

method of accounting for income taxes. Current taxes are measured by applying the provisions of enacted tax laws to taxable income to determine the amount of taxes receivable or payable. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.


2. COUNTY BANK CORP (PARENT CORPORATION ONLY)

The condensed financial information that follows presents the financial condition of the Parent Corporation only, along with the results of its operations and its cash flows. The Parent Corporation has recorded its investment in the subsidiary at cost plus its share of the undistributed earnings of the subsidiary since it was acquired. The Parent Corporation recognizes dividends from the subsidiary as revenue and undistributed earnings of the subsidiary as other income. The Parent Corporation financial information should be read in conjunction with the Corporation's consolidated financial statements.

BALANCE SHEETS


                                                       DECEMBER 31
                                                   1996         1995
ASSETS
Cash and due from banks                         $     2       $     2
Investment in subsidiary                         19,779        17,637
Refundable income tax                                81            81
---------------------------------------------------------------------
Total assets                                    $19,862       $17,720
=====================================================================
LIABILITIES                                     $     -       $     -

STOCKHOLDERS' EQUITY
Common stock, $5 par value (Note 8):
  Authorized - 1,200,000 shares
    and 600,000 shares in 1996
    and 1995, respectively
  Issued and outstanding - 593,236
    shares                                        2,966         2,966
Surplus                                           8,634         8,634
Undivided profits                                 8,262         6,120
---------------------------------------------------------------------
Total stockholders' equity                       19,862        17,720
---------------------------------------------------------------------
Total liabilities and stockholders' equity      $19,862       $17,720
=====================================================================


STATEMENTS OF INCOME

                                        FOR THE YEARS ENDED
                                            DECEMBER 31
                                      1996      1995     1994
Dividends from
  subsidiary Bank                    $  908    $  750    $  617
---------------------------------------------------------------
Income before undistributed
  earnings of subsidiary Bank
  and Federal income tax                908       750       617
Federal income tax                        -         -         -
---------------------------------------------------------------
Income before undistributed
  earnings of subsidiary Bank           908       750       617
Equity in undistributed
  earnings of subsidiary Bank         2,072     1,824     1,501
---------------------------------------------------------------
Net income                           $2,980    $2,574    $2,118
===============================================================


STATEMENTS OF CASH FLOWS

                                     FOR THE YEARS ENDED DECEMBER 31
                                     1996         1995         1994
Cash flows from operating
 activities:
   Net income                      $ 2,980      $ 2,574      $ 2,118
   Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
       Undistributed earnings of
         subsidiary                 (2,072)      (1,824)      (1,501)
--------------------------------------------------------------------
Net cash provided by
  operating activities                 908          750          617
Cash flows from financing
  activities:
    Dividends paid                    (908)        (750)        (617)
--------------------------------------------------------------------
Net increase in cash and
  cash equivalents                       -            -            -
Cash and cash equivalents
  at beginning of year                   2            2            2
--------------------------------------------------------------------
Cash and cash equivalents
  at end of year                   $     2      $     2      $     2
====================================================================

COUNTY BANK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SECURITIES

The carrying amount and approximate market value of securities held to maturity were as follows:

                                                 DECEMBER 31, 1996

                                                      Gross      Estimated
                                      Amortized     Unrealized     Market
                                          Cost    Gains   Losses    Value
      U.S. Government securities
       and obligations of U.S.
       Government corporations
       and agencies                   $  1,021    $  1    $  -     $ 1,022
      Obligations of states and
       political subdivisions           13,277     329      30      13,576
      Corporate securities                  40       -                  40
      Mortgage-backed securities        13,438     126     102      13,462
      --------------------------------------------------------------------
      Totals                          $27,776     $456    $132     $28,100
      ====================================================================


                                                    DECEMBER 31, 1995

                                                     Gross         Estimated
                                     Amortized     Unrealized       Market
                                          Cost   Gains  Losses      Value
      U.S. Government securities
       and obligations of U.S.
       Government corporations
       and agencies                   $  5,005    $  -    $  8   $  4,997
      Obligations of states and
       political subdivisions           12,886     434      23     13,297
      Corporate securities                  50       -       -         50
      Mortgage-backed securities        15,852     229      39     16,042
      -------------------------------------------------------------------
      Totals                          $ 33,793   $ 663    $ 70   $ 34,386
      ===================================================================



The amortized cost and estimated market value of securities held to maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                         Amortized    Market
                                            Cost      Value
Due in one year or less                   $ 1,692    $ 1,698
Due after one year through five years       6,870      6,970
Due after five years through ten years      4,636      4,806
Due after ten years                         1,140      1,164
------------------------------------------------------------
                                           14,338     14,638
Mortgage-backed securities                 13,438     13,462
------------------------------------------------------------
Totals                                    $27,776  $  28,100
============================================================


The amortized cost and estimated market value of securities available for sale are as follows:

                                                   DECEMBER 31, 1996

                                                           Gross         Estimated
                                         Amortized       Unrealized       Market
                                             Cost      Gains   Losses     Value
         U.S. Government securities
          and obligations of U.S.
          Government corporations
          and agencies                   $ 12,042     $ 107     $ 57     $ 12,092
         Obligations of states and
          political subdivisions            1,081        23        1        1,103
         Mortgage-backed securities         5,448        21       77        5,392
         Other securities                     485       740      179        1,046
         ------------------------------------------------------------------------
         Totals                          $ 19,056     $ 891     $314     $ 19,633
         ========================================================================

                                                      DECEMBER 31, 1995

                                                          Gross         Estimated
                                        Amortized       Unrealized        Market
                                             Cost     Gains    Losses     Value
         U.S. Government securities
          and obligations of U.S.
          Government corporations
          and agencies                   $  7,052     $ 129     $ 10     $  7,171
         Obligations of states and
           political subdivisions           1,094        32        -        1,126
         Mortgage-backed securities         5,269        32       30        5,271
         Other securities                     487       316        -          803
         ------------------------------------------------------------------------
         Totals                          $ 13,902     $ 509     $ 40     $ 14,371
         ========================================================================

The amortized cost and estimated market value of securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Estimated
                                         Amortized      Market
                                              Cost       Value
Due in one year or less                    $ 4,002     $ 4,012
Due after one year through five years        3,119       3,154
Due after five years through ten years       6,002       6,030
Due after ten years                            485       1,046
--------------------------------------------------------------
                                            13,608      14,242
Mortgage-backed securities                   5,448       5,391
--------------------------------------------------------------
Totals                                     $19,056     $19,633
==============================================================

COUNTY BANK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1996 and 1995, U.S. Government securities and securities of state and political subdivisions carried at $3,556,000 and $4,547,000, respectively, with a market value of $3,594,000 and $4,553,000, respectively, were pledged to secure public deposits and for other purposes required by law.


Other than securities of the U.S. Government and its agencies and corporations, there were no securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 1996.


Proceeds from the sale of securities were $0, $0 and $2,928,000 in 1996, 1995 and 1994, respectively. There were no sales of securities classified as held to maturity in 1996 and 1995. Gross gains on sales of securities were $0, $0 and $18,000 for 1996, 1995 and 1994, respectively. Gross losses on sales of securities were $0, $0 and $26,000 in 1996, 1995 and 1994, respectively. These amounts are included in other income for financial statement purposes.


4. LOANS

Major classifications of loans are summarized as follows:

                                          1996      1995
Commercial                             $ 50,975  $ 46,711
Real estate mortgage                     32,696    24,546
Installment                              30,968    30,592
Construction                              2,835     3,500
---------------------------------------------------------
Total loans                             117,474   105,349
Less reserve for possible loan losses     1,805     1,687
---------------------------------------------------------
Net loans                              $115,669  $103,662
=========================================================

At December 31, 1996 and 1995, approximately $2,905,000 and $2,436,000, respectively, of loans were outstanding to officers, directors, principal stockholders and their associated companies. In 1996, additions and reductions, including loan renewals, were $2,157,000 and $1,688,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.


Transactions in the reserve for possible loan losses were as follows:

                                    1996        1995       1994
Balance at beginning of year     $ 1,687     $ 1,624     $ 1,472
Provision charged to operations      120         240         120
Loans charged-off                   (110)       (205)        (82)
Recoveries                           108          28         114
----------------------------------------------------------------
Balance at end of year           $ 1,805     $ 1,687     $ 1,624
================================================================
Reserve as a percent of
  total loans                       1.53%       1.60%       1.66%
================================================================


Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $847,000 and $998,000 at December 31, 1996 and 1995, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $5,500 and $8,000 at December 31, 1996 and 1995, respectively.


5. PREMISES AND EQUIPMENT

                                    1996     1995
Land and improvements             $  661   $   661
Buildings and improvements         2,259     2,171
Furniture and equipment            3,705     3,435
--------------------------------------------------
Total premises and equipment       6,625     6,267
Less accumulated depreciation      3,910     3,612
--------------------------------------------------
Net carrying amount               $2,715   $ 2,655
==================================================

Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $389,000, $324,000 and $373,000, respectively.


6. CERTIFICATES OF DEPOSIT

The aggregate amount of certificates of deposit in denominations in excess of $100,000 totaled approximately $4,930,000, $4,926,000 and $5,594,000 at
December 31, 1996, 1995 and 1994, respectively. The interest expense related to such deposits throughout the year was approximately $239,000 in 1996, $306,000 in 1995 and $231,000 in 1994, which is included in interest on time deposits in the accompanying statements of income.


7. INCOME TAXES

The items comprising the provision for Federal income taxes are as follows:

                                    1996   1995    1994
Taxes currently payable           $1,153   $893    $786
Provision (credit) for
  deferred taxes on:
    Discount accretion                (5)    (3)     (8)
    Reserve for loan losses           40     22      51
    Other                             32     36      19
-------------------------------------------------------
Provision for Federal
  income tax                      $1,220   $948    $848
=======================================================

COUNTY BANK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. The provision for income taxes differs from the amount computed by applying the Federal income tax rate of 34 percent due principally to the following:

                                    1996      1995     1994
Income taxes at statutory rates   $ 1,428   $ 1,197  $ 1,008
Tax exempt interest                  (268)     (277)    (246)
Other                                  60        28       86
------------------------------------------------------------
Provision for Federal
 income tax                       $ 1,220   $   948  $   848
============================================================


The details of the net deferred tax asset (liability) at December 31, are as follows:

                                           1996       1995
Deferred tax assets:
  Reserve for loan loss                   $ 403      $ 363
  Other real estate                          21         35
----------------------------------------------------------
Total deferred tax assets                   424        398

Deferred tax liabilities:
  Accelerated depreciation                   42         42
  Deferred loan fees                         65         40
  Accrued liabilities                        88         53
  Other                                      48         83
  Unrealized gain on securities
    available for sale                      196        159
----------------------------------------------------------
Total deferred tax liabilities              439        377
Valuation allowance                           -          -
----------------------------------------------------------
Net deferred tax asset (liability)        $ (15)     $  21
==========================================================


8. STOCK DIVIDEND

On November 13, 1995, the Corporation declared a 100 percent stock dividend to stockholders of record as of November 30, 1995, payable December 14, 1995, which was accounted for as if it were a stock split. The accompanying financial statements reflect this transaction and all per share amounts have been restated for this stock dividend.


9. EMPLOYEE BENEFITS

The Corporation maintains a profit sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $298,000, $257,000 and $200,000 for 1996, 1995 and 1994, respectively.


10. OTHER EXPENSES

Included in other expenses for the years ended December 31, 1996, 1995 and 1994 are the following amounts:

                                    1996     1995     1994
Repairs and maintenance             $177     $176     $180
FDIC insurance                         2      169      314
Other real estate                    112       94      183
Michigan single business tax         181      162      143


11. RESTRICTIONS ON CASH BALANCES AND
    UNDIVIDED PROFITS

The Bank is required to maintain legal reserve requirements based on the level of balances in deposit categories. Cash balances restricted from usage due to these requirements were $2,629,000 and $1,643,000 at December 31, 1996 and 1995, respectively.

Unless prior regulatory approval is obtained, banking regulations limit the amount of dividends that the Bank could declare to the current year's net profit and retained new profits for the previous two years as defined in the Federal Reserve Act, less any transfers to surplus. The amount available for the payment of dividends at December 31, 1996, was $2,315,000.


12. FAIR VALUES OF FINANCIAL INSTRUMENTS

                                   1996            1995

                                      ESTIMATED        ESTIMATED
                            CARRYING  FAIR    CARRYING FAIR
                             AMOUNT   VALUE   AMOUNT   VALUE
Assets:
  Cash and cash
    equivalents             $ 9,826  $ 9,826  $13,077  $13,077
  Securities                 47,409   47,734   48,164   48,757
  Loans:
    Commercial               52,115   51,593   48,635   48,283
    Real estate mortgage     32,686   31,517   24,536   25,355
    Installment              30,868   33,703   30,491   29,908
    Accrued interest
      receivable              1,326    1,326    1,334    1,334

Liabilities:
  Deposits:
    Interest bearing        129,084  127,138  123,059  123,044
    Non-interest
      bearing                27,434   27,434   27,829   27,829
    Accrued interest
      payable                   427      427      417      417

COUNTY BANK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following methods and assumptions were used in estimating the fair value of financial instruments:


Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.


Securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.


Off-balance-sheet instruments: The fair value of loan commitments and standby letters of credit, valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles, is not considered material.


Deposit liabilities: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.


Short-term borrowings: The carrying amounts of Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.


Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time entire holdings of a particular financial instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


Off-balance-sheet risk: The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the statement of financial condition.


Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.


Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notional amount of those items. The Corporation generally requires collateral to support such financial instruments in excess of the contractual notional amount of those instruments.


The Corporation had outstanding loan origination commitments aggregating $24,959,000 and $24,818,000 at December 31, 1996 and 1995, respectively, of which $14,827,000 and $14,958,000 was outstanding at year end and included in the Corporation's balance sheet.


13. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Bank's financial statements. As of December 31, 1996, the most recent notification from the Financial Institutions Bureau categorized the Bank as well capitalized. There are no conditions or events since that

COUNTY BANK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

notification that management believes have changed the institution's capital category.


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below:

                                        DECEMBER 31, 1996

                              ACTUAL       FOR CAPITAL      TO BE WELL
                                            ADEQUACY       CAPITALIZED
                                            PURPOSES
Total capital (to risk-
weighted assets):
  Amount                      $20,836         $8,581        $10,726
  Ratio                         19.42%           8.0%          10.0%


Tier I capital (to risk-
 weighted assets):
  Amount                       19,482          4,290          6,436
  Ratio                         18.16%           4.0%           6.0%


Tier I capital (to
 average assets):
  Amount                       19,482          6,863          8,579
  Ratio                         11.35%           4.0%           5.0%



                                           DECEMBER 31, 1995

                               Actual      For Capital      To Be Well
                                             Adequacy       Capitalized
                                             Purposes
Total capital (to risk-
 weighted assets):
  Amount                      $18,571         $7,389         $9,236
  Ratio                         20.11%           8.0%          10.0%

Tier I capital (to risk-
 weighted assets):
  Amount                       17,410          3,694          5,542
  Ratio                         18.85%           4.0%           6.0%


Tier I capital (to
 average assets):
  Amount                       17,410          6,748          8,435
  Ratio                         10.32%           4.0%           5.0%

COUNTY BANK CORP

INDEPENDENT AUDITOR'S REPORT

                        [PLANT & MORAN, LLP LETTERHEAD]

The Board of Directors

County Bank Corp


We have audited the consolidated balance sheet of County Bank Corp and subsidiary at December 31, 1996 and 1995, and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp at December 31, 1996 and 1995 and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                               PLANTE & MORAN, LLP


January 22, 1997

COUNTY BANK CORP

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


County Bank Corp (the Corporation), a one bank holding company, was formed on January 3, 1989, and is the sole owner and parent of Lapeer County Bank & Trust Co. (the Bank). The Corporation offers a full line of banking and trust services through the Bank. The Bank serves Lapeer County through three offices in the City of Lapeer and offices in Attica, Deerfield, Elba and Metamora Townships.


The Corporation is obligated to comply with the regulations of the Federal Reserve Board and the Securities and Exchange Commission. As a state chartered member institution, the Bank is obligated to comply with the regulations of the Financial Institutions Bureau of the State of Michigan in addition to the regulations of the Federal Reserve Board. The Corporation's and the Bank's business is directly affected by the monetary policies of the Board of Governors of the Federal Reserve System. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.


EARNINGS


Major components of the operating results of the Corporation for 1996, 1995 and 1994 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS
                                            1996           1995          1994         1993           1992
Interest income                           $ 12,666      $ 12,114      $ 10,768      $ 10,492      $ 11,329
Interest expense                             4,823         4,654         3,858         4,023         5,081
----------------------------------------------------------------------------------------------------------
Net interest income                          7,843         7,460         6,910         6,469         6,248
Provision for possible loan losses             120           240           120           275           378
----------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses                   7,723         7,220         6,790         6,194         5,870
Other income                                 2,216         1,971         1,800         1,666         1,450
Other expenses                               5,739         5,669         5,624         5,507         5,602
----------------------------------------------------------------------------------------------------------
Income before provision for
  Federal income tax                         4,200         3,522         2,966         2,353         1,718
Provision for Federal income tax             1,220           948           848           596           388
----------------------------------------------------------------------------------------------------------
Net income                                $  2,980      $  2,574      $  2,118      $  1,757      $  1,330
==========================================================================================================
PER SHARE
Net income                                $   5.02      $   4.34      $   3.57      $   2.96      $   2.24

Dividends declared                        $   1.53      $   1.27      $   1.04      $    .87      $    .72



NET INTEREST INCOME

The Bank experienced strong loan demand through the entire year in all loan categories. Total growth in loans was 11.7%, led by mortgage loan growth of 32.9%. Deposit growth was a moderate 3.7%. Customers chose to utilize liquid accounts tied to market rates. The Bank's Choice account, that offers these benefits, experienced growth of 60%. This growth was offset by declining balances in regular savings, money market deposit accounts and time certificates of deposits. The strong loan growth coupled with moderate deposit growth
increased the Bank's loan to deposit ratio to 75.1%.    Net interest yield on a
Federal tax equivalent (FTE) basis as a percent of average assets was 4.8%, 4.8% and 4.6% for 1996, 1995 and 1994, respectively. The FTE adjustment is derived by dividing tax exempt interest income by .66 to reflect the Corporation's 34% tax rate. The Corporation continues working to match rate sensitive assets and rate sensitive liabilities to maintain margins in differing rate environments.

COUNTY BANK CORP

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


PROVISION FOR POSSIBLE LOAN LOSSES

The Corporation adheres to a loan review procedure that identifies loans that may develop into problem credits. The adequacy of the reserve for possible loan losses is evaluated against the listings that result from the review procedure, historical net loan loss experience, current and projected loan volumes, the level and composition of nonaccrual, past due and renegotiated or reduced rate loans, current and anticipated economic conditions, and an evaluation of each borrower's credit worthiness. Based on these factors, management determines the amount of the provision for possible loan losses needed to maintain an adequate reserve for possible loan losses. The amount of the provision for possible loan losses is recorded as current expense and may be greater or less than the actual net charged off loans.


Activity related to the reserve for possible loan losses resulted in net charged off loans of $2,000 in 1996. Net charged off loans were $177,000 in 1995, and recoveries of $32,000 were posted in 1994. Consequently, provisions for possible loan losses were $120,000, $240,000 and $120,000 for the respective periods. The ratio of reserve for loan losses to gross loans was 1.5%, 1.6% and 1.7% on December 31, 1996, 1995 and 1994, respectively.


NON-INTEREST INCOME

Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Service charges on deposit accounts grew 3.5% in 1996 following a 4.2% increase in 1995. Other income increased 28.1% as a result of the repayment of two loans that were previously carried as nonaccrual loans. The customers were on the way to working out their problems and the loans were renewed on an accrual basis. Interest that was earned but not reported as income during the period of nonaccrual was capitalized in the renewed loan. This interest was carried in the general ledger as deferred credits until the customers fully established their improved repayment capability. The deferred credits were recorded as income on an interest basis as the new loans were repaid. Both properties were sold, and the Bank recovered all of its investment. The deferred credits were booked directly to other income rather than interest income so that comparative yield calculations would not be distorted. The total amount of the deferred credits posted to other income totaled $242,000.


NON-INTEREST EXPENSE

Major components of non-interest expense are salaries and employee benefits, occupancy and equipment expenses and other operating expenses. Salaries and employee benefits, the largest component of non-interest expense, increased 4% in 1996 after a 10.3% increase in 1995. The Bank's Board of Directors instituted a bonus plan in 1995 based on the Bank's earnings. Full time equivalent employees decreased from 119 at year end 1995 to 117 at year end 1996. Occupancy expenses increased 4.9% after a 7.9% decrease in 1995. Depreciation expenses increased as a result of remodeling older areas of the Bank building and continued investment in current technology. Other expenses declined 6% primarily due to the payment of the statutory minimum FDIC premium in 1996. In addition, the intangibles tax for the State of Michigan is being phased out over a period of years, and the Bank received a refund of taxes paid in previous years.


FINANCIAL CONDITION

Average assets for the Corporation totaled $172,312,000, $165,081,000 and $159,748,000 in 1996, 1995 and 1994, respectively. This 4.4% growth in average assets improved from 3.3% in 1995. The increase was supported by a 3.3% growth in average deposits. Average loans grew 9.3% in 1996. The Corporation continues to increase the loans to deposits ratio resulting in increased interest margins and net income.


CAPITAL


The Corporation currently has 419 stockholders representing 593,236 shares of common capital stock with a par value of $5.00 per share. The stock is not listed on any exchange. Sales are handled by local brokerage firms. The following schedule lists bid and asked prices for the stock of the Corporation, as known to management.

                                  1996
                             BID         ASKED
First Quarter              $34.00       $35.00
Second Quarter              38.00        39.00
Third Quarter               39.00        40.00
Fourth Quarter              41.00        42.00

                                  1995
                             BID         ASKED
First Quarter              $22.75       $23.25
Second Quarter              24.00        24.50
Third Quarter               26.00        26.50
Fourth Quarter              29.50        31.00

COUNTY BANK CORP

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


The Corporation paid quarterly dividends and paid a special dividend in December in 1996 and 1995. Total cash paid in dividends totaled $907,651 and $750,444 in 1996 and 1995, respectively. The Corporation paid a 100% stock dividend on December 14, 1995, increasing the number of outstanding shares to 593,236 from 296,618. All per share disclosures in this narrative have been restated to reflect the new number of shares. The dividends per share totaled $1.53 and $1.27 in 1996 and 1995, respectively. At the Annual Meeting of Stockholders on April 18, 1996, the stockholders approved an increase in the authorized number of shares from 600,000 to 1,200,000. The Corporation did not issue any of the newly authorized shares.


The Corporation's return on equity reached 15.8% in 1996, an improvement on the 15.5% return achieved in 1995, and the 14.3% return earned in 1994. Effective December 31, 1992, the Bank is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Bank's capital to risk-weighted assets ratio was 19.5% on December 31, 1996 and 18.2% on December 31, 1995.


LIQUIDITY


The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 11 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders. Dividends upstreamed to the Corporation were $908,000 in 1996 and $750,000 in 1995.


The estimated market value of U.S. Government and U.S. Government Agency securities totaled 20.4% of total deposits on December 31, 1996. This percentage for 1995 was 22.1%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.


                                  IN MEMORIAM

                                    [PHOTO]

                                 THOMAS CALEY

                                   1928-1996


Mr. Caley was a Director of the Bank and Corporation since 1962. He was a member of the State Bar of Michigan, and President of Locustlawn Associates, an oil exploration company. Mr. Caley became an active member of numerous Michigan, National and Canadian oil and gas, petroleum engineering, archeological and geological associations. As a life-long resident of Lapeer County he was very interested in its history. He served on the Lapeer County Historical Society for several years and was a member of the Metamora Township Zoning and Planning Commission for thirty years. He further served the community through the American Legion and Disabled American Veterans. Mr. Caley was as dedicated to us as he was to the community.

COUNTY BANK CORP

SPECIAL RECOGNITION


[PHOTO]

From left:

BETH HENDERSON

Beth was promoted to the position of Consumer Loan Officer in April. She gained experience through several departments within the Bank during her 17 years of service. Beth attended numerous continuing education programs earning a certificate through the American Institute of Banking.


ALAN CURTIS

Alan was appointed Senior Commercial Loan Officer in April. He began his career with the Bank in 1977 as an Agricultural Representative. In 1978 he was appointed Assistant Cashier and the Bank Compliance and Security Officer. He graduated from the Central Michigan University School of Banking and the National Commercial Lending School.


MARSHA KALAKAY

Marsha was promoted to Southgate Branch Officer in December after working in various departments and the branch system since employment with the Bank in 1986. She attended several continuing education programs and is presently enrolled in the School of Banking at Central Michigan University.


                 SPECIAL RECOGNITION AND AWARDS WERE PRESENTED
             TO THESE EMPLOYEES IN HONOR OF THEIR DEDICATED SERVICE

                                    [PHOTO]


From left: 5 years: Mary Schroeder, Margaret Hodgson, Colleen Sutton, Julie Karpovich, Lori Avery, Michele Deitering and Sue Hill


                                    [PHOTO]

From left - 30 years: Curt Carter; 25 years: Bernadette Talaski and Laurie Verbeke; 20 years: Virginia Starking and Cheri Green; 10 years: Kim Scott, Denise Schlaud, Marsha Kalakay and Patrick Brown

COUNTY BANK CORP
BOARD OF DIRECTORS

[PHOTO]

From left:
Ed LaClair,
Curt Carter and
Tom Butterfield

[PHOTO]

Seated, from left:
Mike Blazo
Tim Oesch
and Pat Cronin;

Standing:
Dave Bush and
Chuck Schiedegger;

[PHOTO]

ERNEST W. LEFEVER, DPM

Dr. Lefever was appointed to the Board of Directors in December. He began practicing as a medical surgical podiatrist in Lapeer in 1981. He is certified in foot surgery and is a staff member of several area hospitals including Lapeer Regional Hospital. Dr. Lefever is active as a member and past president of the Lapeer Optimist Club and serves on several boards of state and national medical associations. He and his wife Vicky have two grown children and two grandchildren.

COUNTY BANK CORP

BOARD OF DIRECTORS AND OFFICERS


                                COUNTY BANK CORP

                               BOARD OF DIRECTORS


MICHAEL H. BLAZO
     Vice President, Kirk Construction Co.

DAVID H. BUSH, O.D.
     Doctor of Optometry

THOMAS K. BUTTERFIELD
     Attorney at Law, Taylor, Butterfield,
     Riseman, Clark, Howell and Churchill

CURT CARTER
     President, County Bank Corp

PATRICK A. CRONIN
     Agent, State Farm Insurance

A. EDWARD LACLAIR
     President, Ross Automotive Supply, Inc.

ERNEST W. LEFEVER, DPM
     Doctor of Podiatry

TIM OESCH
     President, Nolin, Oesch, Sieting & Macksoud

CHARLES SCHIEDEGGER
     President & COO, Metamora Products Corp.



                            WHOLLY OWNED SUBSIDIARY

                         LAPEER COUNTY BANK & TRUST CO.

                                    OFFICERS


CURT CARTER
     President

PATRICK F. BROWN
     Senior Vice President

LAIRD A. KELLIE
     Vice President & Cashier

V. KENNETH EWING
     Vice President & Trust Officer

JOSEPH BLACK
     Financial Officer

AMY L. BURWELL
     Human Resources Director

CAROL-LYNN VANNORMAN
     Marketing Director

JIM COPPINS
     Business Development Officer

ALAN J. CURTIS
     Senior Commercial Loan Officer

DAVID M. HENDRY
     Commercial Loan Officer

W. ROBERT LIEBKNECHT
     Commercial Loan Officer

KATHLEEN M. SUTHERLAND
     Director of Mortgage Lending

BARBARA L. SCHLUND
     Director of Consumer Lending

BETH A. HENDERSON
     Consumer Loan Officer

NANCY F. SOMMERVILLE
     Consumer Loan Officer

RICHARD L. JUNE
     Consumer Loan Officer

TIMOTHY C. WOLVERTON
     Special Loan Officer

SHELLY M. CHILDERS
     Data Processing Officer

SUSANNE R. DICKEY
     Assistant Financial Officer

DEAN A. GOODRICH
     Auditor

KATHLEEN T. STEFFANUSKI
     Assistant Trust Officer

CAROL J. WANGLER
     Operations Officer

BERNADETTE F. TALASKI
     Branch Administrator & Branch Officer

DOROTHY A. FLEMING
     Attica Branch Officer

JUDITH G. FRANZEL
     Metamora Branch Officer

MARSHA A. KALAKAY
     Southgate Branch Officer


A copy of the Corporation's 10K Annual Report to the Securities and Exchange Commission is available upon written request to Joseph Black, Treasurer, County Bank Corp, P.O. Box 250, Lapeer, MI 48446.

                                   [GRAPHIC]

                          A Lapeer County Tradition...

                                Member F.D.I.C.