Form 10-K, Exhibit 13
period 1997-12-31
COUNTY BANK CORP
filed 1998-03-30
CIK 830480

                                                                     EXHIBIT 13

COUNTY BANK CORP
PRESIDENT'S MESSAGE

TO OUR STOCKHOLDERS AND FRIENDS

County Bank Corp had another wonderful year. Net income reached a new high of $3,161,000 or $5.33 per share, more than a 6% increase over 1996. Return on average assets was 1.74%, exceeding the record 1.73% of last year. Outstanding loans grew over $6 million to $123.6 million and continue to lead income growth with a loan to deposit ratio pushing 76% at year end. Net interest income grew 7% and provided an increase of $551,000 to the bottom line. Overall asset quality remains strong even though nonaccruing and nonperforming loans have increased slightly. However, both ratios remain under 1% of total loans. The reserve for possible loan losses remains strong at 1.58% of total loans. In addition, recoveries on previously charged off loans exceeded 1997 losses by more than $32,000.

Due to less nonrecurring revenue, other income declined. That reduction was offset by increased income generated from the Trust Department. Incidently, trust assets under investment have reached a new high of $83 million. Fees on loan and deposit accounts declined somewhat. Occupancy expense was unusually high due to the one time expense related to the Data Processing conversion and the accompanying depreciation of the old hardware.

Total assets of the Corporation rose $9 million to $186.8 million, up from 1996's growth of $8 million. With the exception of savings, all deposit products contributed to the $6.4 million growth in total deposits. The popular interest-bearing Choice account continues to be the leader.

Stockholder's equity, the strength of the Corporation, grew 12.2% to $22,281,000. Return on equity was 15%, a fine return when considering the amount of equity. The stock's book value was $37.56 at year end with a market value of $53-$54.00. The cash dividend increased to $1.70 from $1.53. Needless to say, it was a very strong year for earnings and we are pleased with the solid asset growth. We anticipate 1998 will be another strong year, assisted by a continuing healthy economy.

In other news, an ATM was installed at the Attica office and two drive-up lanes and an ATM are being installed at the Elba office. Renovation and remodeling are underway at the Main Office and remodeling of Elba's interior will occur in the second quarter. Although we've experienced some turnover and retirements, we did recognize nine staff members who have contributed 110 years of service to the Bank. Retirement took Dick June, a long-time, valued officer, to northern Michigan. Dick's ever ready smile, which can be seen later in the report, will certainly be missed. Also, Virginia Starking retired from the Check Processing department after 20 years of service. Cherri Weir joined the Bank as the Metamora Branch Officer and Sue Hill was promoted to Elba Branch Manager.

The Annual Meeting of Stockholders will be held Friday, April 17, 1998 at 3:00 p.m. at Edward's restaurant. Please plan on attending. If you have any questions or comments feel free to contact me. Your support is appreciated and I'll look forward to seeing you at the meeting.




                                   Curt Carter
                                   Curt Carter
                                   President


-------------------------------------CBC------------------------------------- 1

COUNTY BANK CORP
FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS



AT YEAR END                                                             1997              1996              1995              1994
(000'S OMITTED)

Assets                                                                $186,841          $177,786          $169,877          $166,666
Deposits                                                               162,920           156,518           150,888           150,511
Loans                                                                  123,604           117,474           105,349            97,677
Securities                                                              47,287            47,409            48,164            53,627
Stockholders' equity                                                    22,281            19,862            17,720            15,254

FOR THE YEAR
(000'S OMITTED)

Net income                                                            $  3,161          $  2,980          $  2,574          $  2,118
Cash dividend declared                                                   1,009               908               750               617
Return on average assets (%)                                              1.74              1.73              1.56              1.33
Return on average stockholders' equity (%)                                15.0              15.8              15.5              14.3

PER SHARE

Book value                                                            $  37.56          $  33.48          $  29.87          $  25.71
Net income                                                                5.33              5.02              4.34              3.57
CASH DIVIDEND DECLARED                                                    1.70              1.53              1.27              1.04

     RETURN ON AVERAGE ASSETS                       NET INCOME PER SHARE
         (PERCENT)                                    (IN DOLLARS)

      1994   1995   1996   1997                   1994  1995   1996   1997

      1.33   1.56   1.73   1.74                   3.57  4.34   5.02  5.33













2 -------------------------------------CBC--------------------------------------

COUNTY BANK CORP
CONSOLIDATED BALANCE SHEETS




(000'S OMITTED)                                                                                                     AS OF
                                                                                                                  DECEMBER 31
ASSETS
                                                                                                          1997                 1996

Cash and due from banks (Note 11)                                                                      $  9,010             $  8,626
Federal funds sold                                                                                        3,550                1,200
------------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS                                                                                12,560                9,826

Securities held to maturity (Note 3)                                                                     29,064               27,776
Securities available for sale (Note 3)                                                                   18,223               19,633

Loans (Note 4)                                                                                          123,604              117,474
Less reserve for possible loan losses                                                                     1,957                1,805
------------------------------------------------------------------------------------------------------------------------------------

NET LOANS                                                                                               121,647              115,669

Premises and equipment (Note 5)                                                                           3,206                2,715

Interest receivable and other assets                                                                      2,141                2,167
------------------------------------------------------------------------------------------------------------------------------------

Total Assets                                                                                           $186,841             $177,786
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 6):
   Noninterest-bearing demand deposits                                                                 $ 29,741             $ 27,434
   Interest-bearing demand deposits                                                                      44,359               41,180
   Savings deposits                                                                                      40,576               41,292
   Time deposits                                                                                         48,244               46,612
------------------------------------------------------------------------------------------------------------------------------------

TOTAL DEPOSITS                                                                                          162,920              156,518

Interest payable and other liabilities                                                                    1,640                1,406
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                                       164,560              157,924

Stockholders' equity: Common stock, $5 par value (Note 8):
     Authorized - 1,200,000
     Issued and outstanding - 593,236 shares                                                              2,966                2,966
   Surplus                                                                                                8,634                8,634
   Undivided profits (Note 11)                                                                           10,034                7,882
   Unrealized gain on securities available for sale, net of tax
     effect of $333 and $196, respectively (Note 3)                                                         647                  380
------------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                               22,281               19,862
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                             $186,841             $177,786
====================================================================================================================================

SEE ACCOMPANYING NOTES.

---------------------------------------CBC------------------------------------ 3

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                                                         UNREALIZED
                                                                                                         GAIN (LOSS)
                                                                                                        ON SECURITIES     TOTAL
                                                               COMMON                      UNDIVIDED    AVAILABLE FOR  STOCKHOLDERS'
                                                                STOCK        SURPLUS        PROFITS         SALE         EQUITY

BALANCE, DECEMBER 31, 1994                                   $  1,483       $  8,634       $  5,469     $   (332)       $ 15,254
Net income                                                          -              -          2,574            -           2,574
Stock dividend (Note 8)                                         1,483              -         (1,483)           -               -
Cash dividends ($1.27 per share) (Note 8)                           -              -           (750)           -            (750)
Change in unrealized loss on securities
   available for sale, net of tax of $331                           -              -              -          642             642
------------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                                      2,966          8,634          5,810          310          17,720
Net income                                                          -              -          2,980            -           2,980
Cash dividends ($1.53 per share) (Note 8)                           -              -           (908)           -            (908)
Change in unrealized gain on securities
   available for sale, net of tax of $37                            -              -              -           70              70
------------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                                      2,966          8,634          7,882          380          19,862
Net income                                                          -              -          3,161            -           3,161
Cash dividends ($1.70 per share) (Note 8)                           -              -         (1,009)           -          (1,009)
Change in unrealized gain on securities
   available for sale, net of tax of $137                           -              -              -          267             267
------------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                                   $  2,966       $  8,634       $ 10,034     $    647        $ 22,281
====================================================================================================================================


    STOCKHOLDERS' EQUITY                 RETURN ON AVERAGE STOCKHOLDERS' EQUITY
       (IN MILLIONS)                                 (PERCENT)

   1994   1995   1996  1997                 1994      1995     1996     1997

   15.3   17.7   19.9  22.3                 14.3      15.5     15.8     15.0




4 -----------------------------------CBC----------------------------------------

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF INCOME


(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31
                                                                                             1997             1996             1995
Interest income:
   Interest and fees on loans                                                              $10,454          $ 9,620          $ 8,951
   Interest on investment securities:
     U.S. Government                                                                           413              509              701
     U.S. Government Agencies mortgage-backed securities                                     1,544            1,485            1,408
     State and political subdivisions                                                          820              765              834
     Other                                                                                      39               40               41
   Interest on Federal funds sold                                                              286              247              179
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                                                                       13,556           12,666           12,114

Interest expense:
   Interest on demand deposits                                                               1,399            1,206              866
   Interest on savings deposits                                                              1,260            1,224            1,309
   Interest on time deposits (Note 6)                                                        2,501            2,392            2,471
   Interest on borrowed funds                                                                    2                1                8
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                                                                       5,162            4,823            4,654
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                          8,394            7,843            7,460
Provision for possible loan losses (Note 4)                                                    120              120              240
------------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses                                 8,274            7,723            7,220

Other income:
   Service fees on loan and deposit accounts                                                 1,076            1,133            1,095
   Trust income                                                                                418              355              311
   Other                                                                                       672              728              565
------------------------------------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                                                           2,166            2,216            1,971

Other expenses:
   Salaries and employee benefits                                                            3,593            3,448            3,315
   Occupancy expense                                                                           961              761              726
   Other (Note 10)                                                                           1,510            1,530            1,628
------------------------------------------------------------------------------------------------------------------------------------


TOTAL OTHER EXPENSES                                                                         6,064            5,739            5,669
------------------------------------------------------------------------------------------------------------------------------------

Income before Federal income tax                                                             4,376            4,200            3,522
Provision for Federal income tax (Note 7)                                                    1,215            1,220              948
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                                 $ 3,161          $ 2,980          $ 2,574
====================================================================================================================================
EARNINGS PER SHARE (NOTE 8)                                                                $  5.33          $  5.02          $  4.34


-------------------------------------CBC------------------------------------- 5

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS


(000'S OMITTED)
YEARS ENDED DECEMBER 31
                                                                                            1997             1996            1995
Cash flows from operating activities:
   Net income                                                                            $  3,161         $  2,980         $  2,574
   Adjustments to reconcile net income to net cash
       from operating activities:
          Depreciation and amortization                                                       436              389              324
Provision for loan losses                                                                     120              120              240
Net amortization and accretion of securities                                                  181              239              306
Deferred income taxes                                                                         (76)              67               55
          (Gain) loss on other real estate owned                                              (69)             (13)              84
          Increase in accrued interest receivable                                            (147)             (31)             (72)
          Increase (decrease) in accrued interest payable and other                           173               70              (17)
------------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   3,779            3,821            3,494

Cash flows from investing activities:
   Proceeds from maturities of securities held to maturity                                  4,089            8,611            4,937
   Proceeds from maturities of securities available for sale                                4,690            2,077            4,538
   Purchase of securities held to maturity                                                 (5,316)          (2,833)          (2,507)
   Purchase of securities available for sale                                               (3,118)          (7,233)          (1,000)
   Proceeds from sale of other real estate                                                    242              282              186
   Net increase in loans                                                                   (6,098)         (12,299)          (8,101)
   Premises and equipment expenditures                                                       (927)            (399)            (519)
------------------------------------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                                      (6,438)         (11,794)          (2,466)

Cash flows from financing activities:
   Net increase in interest-bearing
       and noninterest-bearing demand accounts                                              5,486            7,083            7,909
   Net increase (decrease) in savings and time deposits                                       916           (1,453)          (7,532)
   Cash dividends paid                                                                     (1,009)            (908)            (750)
------------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                         5,393            4,722             (373)
------------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and equivalents                                             2,734           (3,251)             655
Cash and equivalents at beginning of year                                                   9,826           13,077           12,422
------------------------------------------------------------------------------------------------------------------------------------

CASH AND EQUIVALENTS AT END OF YEAR                                                      $ 12,560         $  9,826         $ 13,077
====================================================================================================================================

Cash paid for:
   Interest                                                                              $  5,137         $  4,823         $  4,654
   Income tax                                                                            $  1,224         $  1,209         $    908

6 -------------------------------------CBC--------------------------------------

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of County Bank Corp (the "Corporation") and its wholly owned subsidiary, Lapeer County Bank & Trust Co. (the "Bank"). The tabular presentations omit 000's.

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

SECURITIES - Securities for which the Corporation has both the positive intent and ability to hold to maturity are classified as held to maturity. Those securities are recorded at cost, adjusted for accumulated amortization of premium and accretion of discount. Realized gains and losses on sales of held to maturity securities, while rare, will be included in net securities gains based on the adjusted cost of the specific item sold.

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

INTEREST INCOME ON LOANS - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued during the current year is reversed. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current and, in the opinion of management, the borrower has demonstrated the ability to meet the terms and conditions of the agreement.

MORTGAGE SERVICING RIGHTS - The Corporation recognizes separate assets for the rights to service mortgage loans for others, however those rights are acquired. The fair value of mortgage servicing rights (MSRs) is determined using the present value of estimated expected future cash flows assuming a market discount rate and certain forecasted prepayment rates based on industry experience. The MSRs are amortized in proportion to and over the estimated net servicing income. Any subsequent impairments in value will be recognized through a valuation allowance.

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

OTHER ASSETS - Other assets include other real estate owned in the amount of $326,000 and $430,000 at December 31, 1997 and 1996, respectively, carried at the lower of cost or estimated net realizable value.

EARNINGS PER SHARE - Earnings per share is based on the weighted average number of common shares outstanding, retroactively adjusted for the impact of stock splits. Statement of Financial Accounting Standards No. 128, Earnings per Share, was effective for 1997, but had no impact on the Corporation.


--------------------------------------CBC------------------------------------ 7

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES - The Corporation files a consolidated Federal income tax return. The Corporation uses the asset and liability method of accounting for income taxes. Current taxes are measured by applying the provisions of enacted tax laws to taxable income to determine the amount of taxes receivable or payable. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

RECLASSIFICATION - Certain items in the prior year amounts have been reclassified to conform with the current year presentation.

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

BALANCE SHEETS
                                                     DECEMBER 31

                                                   1997       1996

ASSETS
Cash and due from banks                        $       2   $       2
Investment in subsidiary                          21,931      19,779
Refundable income tax                                 81          81
--------------------------------------------------------------------------------
Total assets                                   $  22,014   $  19,862
================================================================================

LIABILITIES                                    $       -   $       -

STOCKHOLDERS' EQUITY
Common stock, $5 par value (Note 8)                2,966       2,966
Surplus                                            8,634       8,634
Undivided profits                                 10,414       8,262
--------------------------------------------------------------------------------
Total stockholders' equity                        22,014      19,862
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity  $     22,014  $   19,862
================================================================================

STATEMENTS OF INCOME

                                    FOR THE YEARS ENDED
                                         DECEMBER 31

                                  1997       1996      1995

Dividends from
  subsidiary Bank              $ 1,009   $    908   $   750
--------------------------------------------------------------------------------
Income before equity in
  undistributed earnings of
  subsidiary Bank and Federal
  income tax                     1,009        908       750
--------------------------------------------------------------------------------
Income before equity in
  undistributed earnings of
  subsidiary Bank                1,009        908       750
--------------------------------------------------------------------------------
Equity in undistributed
--------------------------------------------------------------------------------
  earnings of subsidiary Bank    2,152      2,072     1,824

--------------------------------------------------------------------------------
Net income                     $ 3,161   $  2,980   $ 2,574
================================================================================

STATEMENTS OF CASH FLOWS

                                             FOR THE YEARS ENDED
                                                 DECEMBER 31

                                            1997      1996     1995

Cash flows from operating activities:
     Net income                         $  3,161   $ 2,980   $ 2,574
     Adjustments to reconcile
       net income to net cash
       from operating
       activities:
          Undistributed
            earnings of
            subsidiary                    (2,152)   (2,072)   (1,824)
--------------------------------------------------------------------------------
Net cash provided by
   operating activities                    1,009       908       750
Cash flows from financing
   activities:
     Dividends paid                       (1,009)     (908)     (750)
--------------------------------------------------------------------------------
Net increase in cash and
   cash equivalents                            -         -         -
Cash and cash equivalents
   at beginning of year                        2         2         2
--------------------------------------------------------------------------------
Cash and cash equivalents
         at end of year                 $      2   $     2   $     2
================================================================================

8 ------------------------------------CBC---------------------------------------

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  SECURITIES
The carrying amount and approximate market value of securities held to maturity were as follows:

                                              DECEMBER 31, 1997

                                                    Gross          Estimated
                                Amortized         Unrealized          Market
                                     Cost     Gains       Losses       Value
U.S. Government securities
   and obligations of U.S.
   Government corporations
   and agencies                  $ 2,009    $    14      $     -      $ 2,023
Obligations of states and
   political subdivisions         15,944        497            6       16,435
Corporate securities                   -          -            -            -
Mortgage-backed securities        11,111         66           51       11,126
--------------------------------------------------------------------------------
Total                            $29,064    $   577      $    57      $29,584
================================================================================

                                               DECEMBER 31, 1996

                                                    Gross          Estimated
                               Amortized          Unrealized          Market
                                    Cost       Gains      Losses       Value
U.S. Government securities
   and obligations of U.S.
   Government corporations
   and agencies                  $ 1,021    $     1      $     -      $ 1,022
Obligations of states and
   political subdivisions         13,277        329           30       13,576
Corporate securities                  40          -            -           40
Mortgage-backed securities        13,438        126          102       13,462
--------------------------------------------------------------------------------
Total                            $27,776    $   456      $   132      $28,100
================================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Estimated
                                       Amortized        Market
                                            Cost         Value

Due in one year or less                 $  1,459     $   1,461
Due after one year through five years      5,272         5,380
Due after five years through ten years     4,589         4,827
Due after ten years                        6,633         6,790
--------------------------------------------------------------------------------
                                          17,953        18,458
Mortgage-backed securities                11,111        11,126
--------------------------------------------------------------------------------
Total                                   $ 29,064     $  29,584
================================================================================

The amortized cost and estimated market value of securities available for sale are as follows:

                                                DECEMBER 31, 1997

                                                        Gross        Estimated
                                   Amortized          Unrealized        Market
                                        Cost      Gains      Losses      Value
U.S. Government securities
   and obligations of U.S.
   Government corporations
   and agencies                    $ 11,012    $     93   $       4     $11,101
Obligations of states and
   political subdivisions              991           29           -       1,020
Corporate securities                   607          875           -       1,482
Mortgage-backed securities           4,633           24          37       4,620
--------------------------------------------------------------------------------
Total                              $17,243     $  1,021   $      41     $18,223
================================================================================

                                                  DECEMBER 31, 1996

                                                        Gross        Estimated
                                 Amortized            Unrealized        Market
                                      Cost        Gains       Losses     Value
U.S. Government securities
   and obligations of U.S.
   Government corporations
   and agencies                    $12,042    $     107    $     57     $12,092
Obligations of states and
   political subdivisions            1,081           23           1       1,103
Corporate securities                   485          740         179       1,046
Mortgage-backed securities           5,448           21          77       5,392
--------------------------------------------------------------------------------
Total                              $19,056    $     891    $    314     $19,633
================================================================================

The amortized cost and estimated market value of securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                       Amortized       Market
                                            Cost        Value
Due in one year or less                $   2,007    $   2,021
Due after one year through five years      3,912        3,933
Due after five years through ten years     6,084        6,167
Due after ten years                          607        1,482
                                          12,610       13,603
Mortgage-backed securities                 4,633        4,620
--------------------------------------------------------------------------------
Total                                  $  17,243    $  18,223
================================================================================

--------------------------------------CBC------------------------------------ 9

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1997 and 1996, U.S. Government securities and securities of state and political subdivisions carried at $4,538,000 and $3,556,000, respectively, with a market value of $4,573,000 and $3,594,000, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 1997.

4.  LOANS

Major classifications of loans are summarized as follows:

                                          1997         1996

Commercial                           $   54,069  $   50,975
Real estate mortgage                     39,332      32,696
Installment                              27,141      30,968
Construction                              3,062       2,835
--------------------------------------------------------------------------------
Total loans                             123,604     117,474
Less reserve for possible loan losses     1,957       1,805
--------------------------------------------------------------------------------
Net loans                            $  121,647  $  115,669
================================================================================

At December 31, 1997 and 1996, approximately $3,297,000 and $2,905,000, respectively, of loans were outstanding to officers, directors, principal stockholders and their associated companies. In 1997, additions and reductions, including loan renewals, were $3,145,000 and $2,753,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the reserve for possible loan losses were as follows:

                                     1997       1996        1995

Balance at beginning of year     $  1,805    $  1,687    $  1,624
Provision charged to operations       120         120         240
Loans charged off                     (59)       (110)       (205)
Recoveries                             91         108          28
--------------------------------------------------------------------------------
Balance at end of year           $  1,957    $  1,805    $  1,687
Reserve as a percent of
--------------------------------------------------------------------------------
   total loans                       1.58%       1.53%       1.60%
================================================================================


Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $1,618,000 and $847,000 at December 31, 1997 and 1996, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $30,300 and $5,500 at December 31, 1997 and 1996, respectively.

5.  PREMISES AND EQUIPMENT
                                             1997      1996

Land and improvements                    $    661  $    661
Buildings and improvements                  2,370     2,259
Furniture and equipment                     3,947     3,705
--------------------------------------------------------------------------------
Total premises and equipment                6,978     6,625
Less accumulated depreciation               3,772     3,910
--------------------------------------------------------------------------------
Net carrying amount                      $  3,206  $  2,715
================================================================================

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $436,000, $389,000 and $324,000, respectively.

6.  CERTIFICATES OF DEPOSIT
The aggregate amount of certificates of deposit in denominations in excess of $100,000 totaled approximately $5,869,000, $4,930,000 and $4,926,000 at December
31, 1997, 1996 and 1995, respectively. The interest expense related to such deposits throughout the year was approximately $263,000 in 1997, $239,000 in 1996 and $306,000 in 1995, which is included in interest on time deposits in the accompanying consolidated statements of income.

7.  INCOME TAXES
The items comprising the provision for Federal income taxes are as follows:

                                  1997       1996     1995

Taxes currently payable       $  1,291    $ 1,153   $  893
   Provision (credit) for
   deferred taxes on:
     Discount accretion             (2)        (5)      (3)
     Reserve for loan losses        51         40       22
     Other                        (125)        32       36
--------------------------------------------------------------------------------
Provision for Federal
   income tax                 $  1,215    $ 1,220   $  948
================================================================================

10 ----------------------------------CBC----------------------------------------

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. The provision for income taxes differs from the amount computed by applying the Federal income tax rate of 34 percent due principally to the following:


                                  1997      1996      1995

Income tax at statutory rates $  1,488   $ 1,428   $ 1,197
Tax exempt interest               (309)     (268)     (277)
Other                               36        60        28
--------------------------------------------------------------------------------
Provision for Federal
   income tax                 $  1,215   $ 1,220   $   948
================================================================================


The details of the net deferred tax asset (liability) at December 31, are as follows:
                                            1997      1996

Deferred tax assets:
   Reserve for loan loss                  $  455    $  403
   Other real estate                          23        21
   Other                                      67        -
Total deferred tax assets                    545       424

Deferred tax liabilities:
   Accelerated depreciation                    8        42
   Deferred loan fees                         66        65
   Accrued liabilities                        57        88
   Other                                      -         48
--------------------------------------------------------------------------------
   Unrealized gain on securities
      available for sale                     333       196
Total deferred tax liabilities               464       439
Valuation allowance                            -         -
--------------------------------------------------------------------------------
Net deferred tax asset (liability)        $   81     $ (15)
================================================================================

8.  STOCK DIVIDEND
On November 13, 1995, the Corporation declared a 100 percent stock dividend to stockholders of record as of November 30, 1995, payable December 14, 1995, which was accounted for as if it were a stock split.

9.  EMPLOYEE BENEFITS
The Corporation maintains a profit sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $316,000, $298,000 and $257,000 for 1997, 1996 and
1995, respectively.

10.  OTHER EXPENSES
Included in other expenses for the years ended December 31, 1997, 1996 and 1995 are the following amounts:

                                   1997      1996      1995

FDIC insurance                   $   19    $    2    $  169
Michigan single business tax        189       181       162

11.  RESTRICTIONS ON CASH BALANCES AND
     UNDIVIDED PROFITS
The Bank is required to maintain legal reserve requirements based on the level of balances in deposit categories. Cash balances restricted from usage due to these requirements were $3,505,000 and $2,629,000 at December 31, 1997 and 1996, respectively.

Unless prior regulatory approval is obtained, banking regulations limit the amount of dividends that the Bank could declare to the current year's net profit and retained new profits for the previous two years, less any required transfers to surplus. The amount available for the payment of dividends at December 31, 1997, was $5,977,000.

12.  FAIR VALUES OF FINANCIAL INSTRUMENTS

                                         1997                    1996

                                             ESTIMATED                Estimated
                                 CARRYING         FAIR    Carrying         Fair
                                   AMOUNT        VALUE      Amount        Value
Assets:
   Cash and cash
     equivalents                 $ 12,560    $  12,560    $  9,826  $      9,826
   Securities                      47,287       47,807      47,409        47,734
   Loans:
     Commercial                    55,284       55,666      52,115        51,593
     Real estate mortgage          39,322       41,109      32,686        31,517
     Installment                   27,141       26,987      30,868        33,703
     Accrued interest
       receivable                   1,373        1,373       1,326         1,326

Liabilities:
   Deposits:
     Interest-bearing             133,179      133,104     129,084       127,138
     Noninterest-
       bearing                     29,741       29,741      27,434        27,434
     Accrued interest
       payable                        449          449         427           427


---------------------------------------CBC----------------------------------- 11

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

Deposit liabilities: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

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

Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the notional contract amount of those items. The Corporation generally requires collateral to support such financial instruments in excess of the notional contract amount of those instruments.

The Corporation had outstanding loan origination commitments aggregating $28,793,000 and $24,959,000 at December 31, 1997 and 1996, respectively, of which $17,209,000 and $14,827,000 of loans was outstanding at year end and included in the Corporation's balance sheet.

13.  REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Bank's financial statements. As of December 31, 1997, the most recent notification from the Financial Institutions Bureau categorized the Bank as well capitalized. There are no conditions or events since that

12 ------------------------------------CBC--------------------------------------

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

notification that management believes have changed the institution's capital category.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below:

                                          DECEMBER 31, 1997

                                CURRENT      TO BE       TO BE WELL
                                CAPITAL    ADEQUATELY    CAPITALIZED
                                           CAPITALIZED
Total capital (to risk-
  weighted assets):
     Amount                   $  23,682     $  8,916     $  11,145
     Ratio                        21.25%         8.0%         10.0%

Tier I capital (to risk-
  weighted assets):
     Amount                      22,282        4,458         6,687
     Ratio                        19.99%         4.0%          6.0%

Tier I capital (to
  average assets):
     Amount                      22,282        7,283         9,104
     Ratio                        12.24%         4.0%          5.0%


                                          DECEMBER 31, 1996

                                Current      To Be       To Be Well
                                Capital    Adequately    Capitalized
                                           Capitalized
Total capital (to risk-
  weighted assets):
     Amount                   $  20,836     $  8,581     $  10,726
     Ratio                        19.42%         8.0%         10.0%

Tier I capital (to risk-
  weighted assets):
     Amount                      19,482        4,290         6,436
     Ratio                        18.16%         4.0%          6.0%

Tier I capital (to
  average assets):
     Amount                      19,482        6,863         8,579
     Ratio                        11.35%         4.0%          5.0%



---------------------------------CBC---------------------------------------- 13

COUNTY BANK CORP
INDEPENDENT AUDITOR'S REPORT

                       [PLANET & MORAN, LLP LETTERHEAD]

The Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary at December 31, 1997 and 1996, and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                    Plante & Moran, LLP


January 30, 1998

14 --------------------------------CBC------------------------------------------

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

County Bank Corp (the Corporation), a one bank holding company, was formed on January 3, 1989, and is the sole owner and parent of Lapeer County Bank & Trust Co. (the Bank). Through the Bank, the Corporation offers a full line of banking and trust services. The Bank serves Lapeer County through three offices in the City of Lapeer and offices in Attica, Deerfield, Elba and Metamora Townships.

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

EARNINGS

Major components of the operating results of the Corporation for 1997, 1996 and 1995 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS



                                                          1997           1996            1995           1994           1993

Interest income                                      $  13,556       $ 12,666       $  12,114      $  10,768       $ 10,492
Interest expense                                         5,162          4,823           4,654          3,858          4,023
Net interest income                                      8,394          7,843           7,460          6,910          6,469
Provision for possible loan losses                         120            120             240            120            275
Net interest income after provision
   for possible loan losses                              8,274          7,723           7,220          6,790          6,194
Other income                                             2,166          2,216           1,971          1,800          1,666
Other expenses                                           6,064          5,739           5,669          5,624          5,507
Income before provision for
   Federal income tax                                    4,376          4,200           3,522          2,966          2,353

Provision for Federal income tax                         1,215          1,220             948            848            596

Net income                                           $   3,161       $  2,980       $   2,574      $   2,118       $  1,757
PER SHARE
Net income                                           $    5.33       $   5.02       $    4.34      $    3.57       $   2.96

Dividends declared                                   $    1.70       $   1.53       $    1.27      $    1.04       $    .87

NET INTEREST INCOME
The Bank experienced strong loan demand during 1997. Total growth in loans was 5.2%. This is less than the 11.7% growth the Bank experienced in 1996. The Bank sold $1,671,000 of mortgages and $1,729,000 of student loans to the secondary markets. Total loan growth adjusted for these sales was 8.1%. Deposit growth was 4.1%. Most growth took place in demand deposit and interest-bearing demand deposit categories. Both categories increased 8% over 1996 year end balances. The Bank's loan to deposit ratio increased to 75.9%. Net interest yield on a Federal tax equivalent (FTE) basis as a percent of average assets was 4.9%, 4.8% and 4.8% for 1997, 1996 and 1995, respectively. The FTE adjustment is derived by dividing tax exempt interest income by .66 to reflect the Corporation's 34% tax rate. The Corporation continues to match rate sensitive assets and rate sensitive liabilities to maintain margins in differing rate environments.

PROVISION FOR POSSIBLE LOAN LOSSES
The Corporation adheres to a loan review procedure that identifies loans that may develop into problem credits. The adequacy of the reserve for possible loan losses is evaluated

-------------------------------------CBC------------------------------------ 15

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

against the listings that result from the review procedure, historical net loan loss experience, current and projected loan volumes, the level and composition of nonaccrual, past due and renegotiated or reduced rate loans, current and anticipated economic conditions and an evaluation of each borrower's credit worthiness. Based on these factors, management determines the amount of the provision for possible loan losses needed to maintain an adequate reserve for possible loan losses. The amount of the provision for possible loan losses is recorded as current expense and may be greater or less than the actual net charged off loans.

Activity related to the reserve for possible loan losses resulted in net recoveries of $32,000 in 1997. Net charged off loans were $2,000 in 1996 and $177,000 in 1995. Provisions for possible loan losses were $120,000, $120,000 and $240,000 for the respective periods. The ratio of reserve for possible loan losses to gross loans was 1.6%, 1.5% and 1.6% on December 31, 1997, 1996 and 1995, respectively.

NON-INTEREST INCOME
Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Service charges on deposit accounts declined 5.1% in 1997 following an increase of 3.5% in 1996. Nonsufficient funds and overdraft fee income declined although demand accounts and balances increased. Service charges on demand accounts decreased as customers chose accounts where fees are offset by deposit balances. Other income declined 7.5% in 1997 primarily due to the high volume of other income posted in 1996. The Bank posted a recovery of previously accrued expenses of $70,000 provided to cover environmental costs of a property in other real estate owned that carried no book value. The property was sold in 1997 for $20,000 with limited environmental costs. Other income in 1996 increased 28.1% as a result of the repayment of two loans that were previously carried as nonaccrual loans. The customers were on the way to working out their problems and the loans were renewed on an accrual basis. Interest that was earned but not reported as income during the period of nonaccrual was capitalized in the renewed loan but carried in the general ledger as deferred credits until the customers fully established their improved repayment capability. The deferred credits were recorded as income on an interest basis as the new loans were repaid. Both properties were sold, and the Bank recovered all of its investment. The deferred credits were booked directly to other income rather than interest income so that comparative yield calculations would not be distorted. The total amount of the deferred credits posted to other income totaled $242,000.

NON-INTEREST EXPENSE
Major components of non-interest expense are salaries and employee benefits, occupancy and equipment expenses and other operating expenses. Salaries and employee benefits, the largest component of non-interest expense, increased 4.2% in 1997 after a 4.0% increase in 1996. Full time equivalent employees increased from 117 at year end 1996 to 120 at year end 1997. Occupancy expenses increased 26.3% after a 4.8% increase in 1996. This was primarily the result of increased depreciation expenses as a result of remodeling older areas of the Bank building and expenses of conversion to a new computer system in late 1997. Other expenses decreased by 1.3%.

FINANCIAL CONDITION

Average assets for the Corporation totaled $181,270,000, $172,312,000, and $165,081,000 in 1997, 1996 and 1995, respectively. This 5.1% growth in average assets improved from 4.4% in 1996. The increase was supported by a 4.8% growth in average deposits. Average loans grew 8.3% in 1997. The Corporation continues to increase the loan to deposit ratio resulting in increased interest margins and net income.

CAPITAL

The Corporation currently has 438 stockholders representing 593,236 shares of common capital stock with a par value of $5.00 per share. The stock is not listed on any exchange. Sales are handled by local brokerage firms. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 1997 to bid and asked prices for 1996.

                                              1997
                                        BID           ASKED

First Quarter                        $ 43.00         $ 44.00
Second Quarter                         48.00           49.00
Third Quarter                          52.00           53.00
Fourth Quarter                         53.00           54.00

                                              1996
                                         BID           ASKED

First Quarter                        $ 34.00         $ 35.00
Second Quarter                         38.00           39.00
Third Quarter                          39.00           40.00
Fourth Quarter                         41.00           42.00


16 ---------------------------------CBC-----------------------------------------

COUNTY BANK CORP

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Corporation paid quarterly dividends and paid a special dividend in December in 1997 and 1996. Total cash paid in dividends totaled $1,009,000 and $908,000 in 1997 and 1996, respectively. The Corporation paid a 100% stock dividend on December 14, 1995, increasing the number of outstanding shares to 593,236 from 296,618. All per share disclosures in this narrative have been restated to reflect the new number of shares. The dividends per share totaled $1.70 and $1.53 in 1997 and 1996, respectively. At the Annual Meeting of Stockholders on April 18, 1996, the stockholders approved an increase in the authorized number of shares from 600,000 to 1,200,000. The Corporation did not issue any of the newly authorized shares.

The Corporation's return on equity reached 15.0% in 1997, a slight decline from the 15.8% return achieved in 1996 and the 15.5% return earned in 1995. Effective December 31, 1992, the Bank is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Bank's capital to risk-weighted assets ratio was 21.7% on December 31, 1997 and 19.5% on December 31, 1996.

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 11 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders. Dividends upstreamed to the Corporation were $1,009,000 in 1997 and $908,000 in 1996.

The estimated market value of U.S. Government and U.S. Government Agency securities totaled 17.7% of total deposits on December 31, 1997. This percentage for 1996 was 20.4%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.

                               RETIREMENT
                        __________________________
                        |                        |
                        |                        |
                        |                        |
                        |                        |
                        |                        |
                        |                        |
                        |________________________|

                             RICHARD L. JUNE

Dick June joined the Bank in 1954 in the bookkeeping department and was made an officer in 1960. Four years later, he became the bank manager of the Bank's first branch office, in Elba Township. And, four years after that, in 1968, he returned to the main office where he subsequently held a variety of assignments in the lending department including student loans. Over the years, he furthered his knowledge of banking by taking American Institute of Banking courses and by completing studies at the University of Michigan Banking School and the University of Wisconsin Graduate School of Banking. Dick gave freely of his time and talents to numerous civic causes. He served as chairman of the local United Way's Red Feather campaign, was a member of the Jaycees, and for nearly a quarter of century has belonged to the Rotary Club, having also served that organization as president. Dick and his wife, Jeaneen, who have lived in Lapeer all their lives, recently built a very comfortable and unique log home at Lakes of the North, where they will enjoy their retirement years.

--------------------------------CBC----------------------------------------- 17

COUNTY BANK CORP
SPECIAL RECOGNITION

CHERRI WEIR
Cherri was appointed to the position of Metamora Branch Officer in April. She has several years of banking education and experience. She earned a bachelor of arts degree from Western Michigan University, majoring in Marketing with minors in Communication and Business Administration. Cherri is a member of the St. Paul Luthern Church Bell Choir and an Ambassador for the Lapeer Area Chamber of Commerce.
 ___________________________
|                           |
|___________________________|


                SPECIAL RECOGNITION AND AWARDS WERE PRESENTED
            TO THESE EMPLOYEES IN HONOR OF THEIR DEDICATED SERVICE

 _________________________________________________________________________
|                                                                         |
|                                                                         |
|                                                                         |
|                                                                         |
|                                                                         |
|_________________________________________________________________________|


    Back Row, from left: 20 YEARS: Alan Curtis, Ken Ewing and Sue Dickey; 15 YEARS: Laird Kellie; Front Row, from left: 10 YEARS: Jan Heiser and
   Carolyn Robinson; 5 YEARS: Betty Johnson, Debbie Coe and Loretta Powell

18 --------------------------------------CBC------------------------------------

COUNTY BANK CORP
BOARD OF DIRECTORS

                                COUNTY BANK CORP
                               BOARD OF DIRECTORS

 ________________________________________________________________________
|                                                                        |
|                                                                        |
|                                                                        |
|                                                                        |
|                                                                        |
|                                                                        |
|________________________________________________________________________|


   STANDING: Curt Carter, Dr. Dave Bush, Chuck Schiedegger, Pat Cronin and
                                  Mike Blazo
     SEATED: Dr. Ernie Lefever, Tom Butterfield, Ed LaClair and Tim Oesch

MICHAEL H. BLAZO                                     A. EDWARD LACLAIR
    Vice President, Kirk Construction Co.                President, Ross Automotive Supply, Inc.
DAVID H. BUSH, O.D.                                  ERNEST W. LEFEVER, DPM
    Doctor of Optometry                                  Doctor of Podiatry
THOMAS K. BUTTERFIELD                                TIM OESCH
    Attorney at Law, Taylor, Butterfield,                President, Nolin, Oesch, Sieting &
    Riseman, Clark, Howell and Churchill, P.C.           Macksoud, P.C.
CURT CARTER                                          CHARLES SCHIEDEGGER
    President, County Bank Corp                          President & COO, Metamora Products Corp.
PATRICK A. CRONIN
    Agent, State Farm Insurance


--------------------------------------CBC-----------------------------------19

COUNTY BANK CORP
LAPEER COUNTY BANK & TRUST CO.
OFFICERS

                           WHOLLY OWNED SUBSIDIARY
                        LAPEER COUNTY BANK & TRUST CO.


CURT CARTER                             RICHARD L. JUNE
    President                             Consumer Loan Officer
PATRICK F. BROWN                        BETH A. HENDERSON
    Senior Vice President                 Consumer Loan Officer
LAIRD A. KELLIE                         NANCY F. SOMMERVILLE
    Vice President                        Consumer Loan Officer
V. KENNETH EWING                        SHELLY M. CHILDERS
    Vice President & Trust Officer        Data Processing Officer
JOSEPH BLACK                            SUSANNE R. DICKEY
    Financial Officer                     Assistant Financial Officer
AMY L. BURWELL                          DEAN A. GOODRICH
    Human Resources Director              Auditor
CAROL-LYNN VANNORMAN                    CAROL J. WANGLER
    Marketing Director                    Operations Officer
JIM COPPINS                             BERNADETTE F. TALASKI
    Business Development Officer          Branch Administrator & Branch Officer
ALAN J. CURTIS                          DOROTHY A. FLEMING
    Senior Commercial Loan Officer        Attica Branch Officer
DAVID M. HENDRY                         CHERRI A. WEIR
    Commercial Loan Officer               Metamora Branch Officer
KATHLEEN M. SUTHERLAND                  MARSHA A. KALAKAY
    Director of Mortgage Lending          Southgate Branch Officer
BARBARA L. SMALLIDGE
    Director of Consumer Lending




A COPY OF THE CORPORATION'S 10K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST TO: JOSEPH BLACK, TREASURER, COUNTY BANK CORP, PO BOX 250, LAPEER, MI 48446-0250.

                 LAPEER COUNTY BANK & TRUST CO., MAIN OFFICE
                 83 WEST NEPESSING STREET,  LAPEER,  MICHIGAN
                 PHONE: 810-664-2977        FAX: 810-667-1742


20 ------------------------------------CBC--------------------------------------