Form 10-K, Exhibit 13
period 1998-12-31
COUNTY BANK CORP
filed 1999-03-31
CIK 830480

                                                                      EXHIBIT 13

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGLIGHTS
================================================================================

TO OUR STOCKHOLDERS AND FRIENDS

County Bank Corp had another outstanding year. Net income was a record $3,220,000, up slightly over the prior year. Although outstanding loans decreased over $3 million, our net interest income increased. The drop in loans was caused by the sale of $9.9 million of low-interest rate, residential mortgages in the secondary market and the unexpected, early payoff of two large loans totaling nearly $4 million. Aside from that, we experienced loan growth of $10.3 million. Return on average assets was again higher than peer at 1.70% and return on average stockholders' equity was 14.8%. Assets grew almost $10 million to a new high of $197 million while deposits had a similar increase to $173 million.

The competition for loans remains extremely challenging for both collateral and rates. We have remained diligent relative to credit quality of new loans, however we did have net loan chargeoffs of $196,000, including one large loan. Due to the sale of loans and the growth of deposits, the loan to deposit ratio dropped to just under 70%. Our loan loss reserve is strong at 1.57% of total loans and delinquencies and non-accrual loans remain manageable.

Our capital position continues to be strong, notwithstanding our stellar dividend payment of $5.79 per share or $3,434,000. The normal dividend was $1.79 versus $1.70 in the previous year. We again exceeded all regulatory requirements for capital ratios. Earnings per share was $5.43, up from $5.33 in 1997. The book value of your stock was $37.63 at year end with a current market price of $71.

During 1998, a number of good things happened. Bill O'Connor joined the Bank in April as a Commercial Loan Officer, bringing banking experience from Kentucky, Indiana and Michigan to the Bank. With several years of trust experience at a major regional bank, Terri Cranick became Assistant Trust Officer in June. She expects to develop an increasing amount of trust business. During the summer Beth Henderson was promoted to Mortgage Loan Officer to assist with the growing demand for residential mortgages. Beth was previously a Consumer Loan Officer. Also, Debra Coe was named Elba Branch Manager during the fourth quarter. The new trust, mortgage and collection offices were completed in the Main Office. Two driveup lanes and an ATM were added to the Elba Office and a second ATM was installed at the Southgate Office. Remodeling of the Elba Office was planned for completion in early 1999 and work was started on the new Imlay City Office on M-53. That facility will have three driveup lanes and a driveup ATM. In December, 14 of our staff were honored with service awards representing 150 years of service. They are pictured elsewhere in this report and are typical of the fine group of officers and employees we currently have on board. Pat Murray retired at year end following 39 years of service. She worked much of those years in Bookkeeping and later was promoted to Trust Clerk where she spent the past 23 years. We'll miss her!

The addition of Jim Harrington to the Board of Directors during 1998 brought even more expertise to the Corporation. Jim is the President of H & H Tool, Inc., a long time manufacturing company located in Lapeer. He and his wife, Mary Ann, have resided in the area for more than 30 years. While we welcome Jim, we are truly saddened to see Ed LaClair reach our mandatory retirement age. Ed served the Bank and the Corporation as a director for 18 years, helping to guide it through some of the more difficult times and leading it through its most successful times during the '90s. His enthusiasm, drive and dedication to Lapeer County Bank & Trust Co. has always been appreciated and will certainly be missed.

As we look forward with our own enthusiasm to 1999, we anticipate another strong year. On the way to that end, during the first quarter we will be completing our testing relative to the Year 2000 on our major software systems.





  -----------------------------------CBC-------------------------------------1

Our Year 2000 Steering Committee has been meeting bi-weekly since early 1998. Under the leadership of Data Processing Officer, Shelly Childers, the committee has completed several phases of Year 2000 preparedness as required by the Federal Financial Institutions Examination Council. On two separate occasions the Federal Reserve Bank has reviewed our program against these requirements. Clearly we, and the banking industry as a whole, will be prepared for the arrival of 2000.

Please plan to attend the Annual Meeting of Stockholders at 3:00 p.m. on Friday, April 23, 1999. The meeting will be held at Edward's Restaurant on M-21. In the meantime, if you have any comments, questions or concerns feel free to contact me. Your thoughts are appreciated and I'll look forward to seeing you at the Annual Meeting.


                                   CURT CARTER
                                   Curt Carter
                                   President

FINANCIAL HIGHLIGHTS

AT YEAR END                                                      1998      1977             1996             1995
(000'S OMITTED)
Assets                                                    $   197,486        $186,841          $177,786        $169,877
Deposits                                                      173,457         162,920           156,518         150,888
Loans                                                         120,175         123,604           117,474         105,349
Securities                                                     50,616          47,287            47,409          48,164
Stockholders' equity                                           22,321          22,281            19,862          17,720

FOR THE YEAR
(000'S OMITTED)
Net income                                                $     3,220          $3,161            $2,980          $2,574
Cash dividend declared                                          3,434           1,009               908             750
Return on average assets (%)                                     1.70            1.74              1.73            1.56
Return on average stockholders' equity (%)                       14.8            15.0              15.8            15.5

PER SHARE
Book value                                                $     37.63          $37.56            $33.48          $29.87
Net income                                                       5.43            5.33              5.02            4.34
Cash dividend declared                                           5.79            1.70              1.53            1.27



                                             RETURN ON AVERAGE ASSETS
                                                     (PERCENT)
1995                                                        1.56
1996                                                        1.73
1997                                                        1.74
1998                                                        1.70

                                               NET INCOME PER SHARE
                                                   (IN DOLLARS)
1995                                                        4.34
1996                                                        5.02
1997                                                        5.33
1998                                                        5.43



2 -------------------------------------- CBC ---------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

(000'S OMITTED)                                                                                           AS OF
                                                                                                       DECEMBER 31
ASSETS
                                                                                                   1998             1997

Cash and due from banks (Note 10)                                                            $    9,372       $    9,010
Federal funds sold                                                                               13,700            3,550
------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS                                                                        23,072           12,560

Securities held to maturity (Note 3)                                                             28,137           29,064
Securities available for sale (Note 3)                                                           22,479           18,223

Loans (Note 4)                                                                                  120,175          123,604
Less reserve for possible loan losses                                                             1,881            1,957
------------------------------------------------------------------------------------------------------------------------

NET LOANS                                                                                       118,294          121,647

Premises and equipment (Note 5)                                                                   3,201            3,206

Interest receivable and other assets                                                              2,303            2,141
------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                 $  197,486       $  186,841
========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 6):
   Noninterest-bearing demand deposits                                                       $   32,324       $   29,741
   Interest-bearing demand deposits                                                              47,684            4,359
   Savings deposits                                                                              43,731           40,576
   Time deposits                                                                                 49,718           48,244
------------------------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                                                 173,457           162,920

Interest payable and other liabilities                                                            1,708            1,640
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                               175,165          164,560

Stockholders' equity:
   Common stock, $5 par value:
     Authorized - 1,200,000 shares
     Issued and outstanding - 593,236 shares                                                      2,966            2,966
Surplus                                                                                           8,634            8,634
   Undivided profits (Note 10)                                                                    9,820
10,034
   Accumulated other comprehensive income (Note 1)                                                  901              647

Total stockholders' equity                                                                       22,321           22,281
------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $  197,486       $  186,841
========================================================================================================================

SEE ACCOMPANYING NOTES.


 -------------------------------------- CBC ---------------------------------- 3

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                             ACCUMULATED
                                                                                                OTHER          TOTAL
                                                     COMMON                  UNDIVIDED      COMPREHENSIVE   STOCKHOLDERS'
                                                     STOCK      SURPLUS       PROFITS           INCOME         EQUITY

BALANCE, JANUARY 1, 1996                            $ 2,966     $  8,634      $  5,810          $ 310         $  17,720
Comprehensive income:
   Net income                                           -            -           2,980            -               2,980
   Change in unrealized gain on securities
     available for sale, net of tax of $37              -            -             -               70                70
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                        3,050
Cash dividends ($1.53 per share)                        -            -            (908)           -                (908)
------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                            2,966        8,634         7,882            380            19,862
Comprehensive income:
   Net income                                           -            -           3,161            -               3,161
   Change in unrealized gain on securities
     available for sale, net of tax of $137             -            -            -               267               267
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                        3,428
Cash dividends ($1.70 per share)                        -            -          (1,009)           -              (1,009)
------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                            2,966        8,634        10,034            647            22,281
Comprehensive income:
   Net income                                           -            -           3,220            -               3,220
   Change in unrealized gain on securities
     available for sale, net of tax of $130             -            -            -               254               254
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                        3,474
Cash dividends ($5.79 per share)                        -            -          (3,434)           -              (3,434)
------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998                         $  2,966     $  8,634     $   9,820          $  901        $  22,321
========================================================================================================================


                                               STOCKHOLDERS' EQUITY
                                                   (IN MILLIONS)
1995                                                   17.7
1996                                                   19.9
1997                                                   22.3
1998                                                   22.3


                                      RETURN ON AVERAGE STOCKHOLDERS' EQUITY
                                                     (PERCENT)

1995                                                    15.5
1996                                                    15.8
1997                                                    15.0
1998                                                    14.8

SEE ACCOMPANYING NOTES.

4 ------------------------------------- CBC ----------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31

                                                                                 1998               1997          1996
Interest income:
   Interest and fees on loans                                              $   10,630         $   10,454     $   9,620
   Interest on investment securities:
     U.S. Government                                                              340                413           509
     U.S. Government Agencies mortgage-backed securities                        1,452              1,544         1,485
     State and political subdivisions                                             928                820           765
     Other                                                                         47                 39            40
   Interest on Federal funds sold                                                 429                286           247
----------------------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                                                          13,826             13,556        12,666

Interest expense:
   Interest on demand deposits                                                  1,547              1,399         1,206
   Interest on savings deposits                                                 1,204              1,260         1,224
   Interest on time deposits (Note 6)                                           2,602              2,501         2,392
Interest on borrowed funds                                                          2                  2             1
----------------------------------------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                                                          5,355              5,162         4,823
----------------------------------------------------------------------------------------------------------------------

Net interest income                                                             8,471              8,394         7,843
Provision for possible loan losses (Note 4)                                       120                120           120
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                    8,351              8,274         7,723

Other income:
   Service fees on loan and deposit accounts                                    1,135              1,076         1,133
   Trust income                                                                   472                418           355
   Other                                                                          676                672           728
----------------------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                                              2,283              2,166         2,216

Other expenses:
   Salaries and employee benefits                                               3,662              3,593         3,448
Occupancy expense                                                               1,091                961           761
   Other (Note 9)                                                               1,422              1,510         1,530
----------------------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSES                                                            6,175              6,064         5,739
----------------------------------------------------------------------------------------------------------------------

Income before Federal income tax                                                4,459              4,376         4,200
Provision for Federal income tax (Note 7)                                       1,239              1,215         1,220
NET INCOME                                                                 $    3,220         $    3,161     $   2,980
======================================================================================================================

EARNINGS PER SHARE                                                         $     5.43         $     5.33     $    5.02


SEE ACCOMPANYING NOTES.

 -------------------------------------- CBC ---------------------------------- 5

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

(000'S OMITTED)
YEARS ENDED DECEMBER 31

                                                                                 1998               1997          1996
Cash flows from operating activities:
   Net income                                                               $   3,220          $   3,161     $   2,980
   Adjustments to reconcile net income to net cash
       from operating activities:
          Depreciation and amortization                                           520                436           389
          Provision for loan losses                                               120                120           120
          Net amortization and accretion of securities                            160                181           239
          Deferred income taxes                                                    29                (76)           67
          Gain on other real estate owned                                           -                (69)          (13)
          Increase in accrued interest receivable                                (191)              (147)          (31)
          Increase in accrued interest payable and other                          114                173            70
----------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                       3,972              3,779         3,821

Cash flows from investing activities:
   Proceeds from maturities of securities held to maturity                      4,687              4,089         8,611
   Proceeds from maturities of securities available for sale                    6,539              4,690         2,077
   Purchase of securities held to maturity                                     (3,840)            (5,316)       (2,833)
   Purchase of securities available for sale                                  (10,667)            (3,118)       (7,233)
   Proceeds from sale of other real estate                                        -                  242           282
   Net (increase) decrease in loans                                             3,233             (6,098)      (12,299)
   Premises and equipment expenditures                                           (515)              (927)         (399)
----------------------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                            (563)            (6,438)      (11,794)

Cash flows from financing activities:
   Net increase in interest-bearing and noninterest-
       bearing demand accounts                                                  5,908              5,486         7,083
   Net increase (decrease) in savings and time deposits                         4,629                916        (1,453)
   Cash dividends paid                                                         (3,434)            (1,009)         (908)
----------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                       7,103              5,393         4,722
----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and equivalents                                10,512              2,734        (3,251)
Cash and equivalents at beginning of year                                      12,560              9,826        13,077
----------------------------------------------------------------------------------------------------------------------

CASH AND EQUIVALENTS AT END OF YEAR                                        $   23,072         $   12,560     $   9,826
======================================================================================================================
Supplemental information:
   Cash paid for:
       Interest                                                            $    5,351         $    5,137     $   4,823
Income tax                                                                 $    1,154         $    1,224     $   1,209

SEE ACCOMPANYING NOTES.

6 -------------------------------------- CBC ----------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

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

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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

When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and recorded at market value. Any decision to sell a security available for sale will be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity or, for mortgage-backed securities, over the estimated life of the security. Unrealized gains and losses for available for sale securities will be excluded from earnings and recorded as an amount, net of tax, as a component of comprehensive income in stockholders' equity.

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

OTHER ASSETS - Other assets include other real estate owned in the amounts of $326,000 at December 31, 1998 and 1997, carried at the lower of cost or estimated net realizable value.

EARNINGS PER SHARE - Earnings per share is based on the weighted average number of common shares outstanding, retroactively adjusted for the impact of stock splits. Statement of Financial Accounting Standards No. 128, Earnings per Share, was effective for 1998, but had no impact on the Corporation.

 -------------------------------------- CBC ---------------------------------- 7

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

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

OTHER COMPREHENSIVE INCOME - The Corporation adopted Standard Financial Accounting Standards No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available for sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income under the new standard. The only item included in accumulated other comprehensive income at December 31, 1998 and 1997 is the net unrealized gains and losses on available for sale securities. The adoption of Standard Financial Accounting Standards No. 130 had no effect on the Corporations' net income or stockholders' equity.

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

BALANCE SHEETS
                                                           DECEMBER 31
                                                      1998             1997

ASSETS
Cash and due from banks                           $      2         $      2
Investment in subsidiary                            21,418           21,604
Other assets                                           -                 28
---------------------------------------------------------------------------
Total assets                                      $ 21,420         $ 21,634
===========================================================================


LIABILITIES                                       $    -           $    -

STOCKHOLDERS' EQUITY
Common stock, $5 par value                           2,966            2,966
Surplus                                              8,634            8,634
Undivided profits                                    9,820           10,034
---------------------------------------------------------------------------
Total stockholders' equity                          21,420           21,634
---------------------------------------------------------------------------
Total liabilities and stockholders' equity        $ 21,420         $ 21,634
===========================================================================


STATEMENTS OF INCOME
                                                   FOR THE YEARS ENDED
                                                      DECEMBER 31
                                                1998        1997       1996

Dividends from subsidiary Bank               $ 3,434     $ 1,009      $ 908
Other expense                                    (29)        -          -
---------------------------------------------------------------------------
Income before equity in undistributed
   earnings of subsidiary Bank and
   Federal income tax                          3,405       1,009        908
---------------------------------------------------------------------------
Income before equity in undistributed
   earnings of subsidiary Bank                 3,405       1,009        908
Equity in undistributed earnings of
   subsidiary Bank                              (185)      2,152      2,072
---------------------------------------------------------------------------

Net income                                   $ 3,220     $ 3,161    $ 2,980
===========================================================================

STATEMENTS OF CASH FLOWS
                                                   FOR THE YEARS ENDED
                                                      DECEMBER 31
                                                1998        1997        1996

Cash flows from operating activities:
   Net income                                $ 3,220     $ 3,161      $2,980
   Adjustments to reconcile net
     income to net cash from
     operating activities:
       Undistributed earnings
         of subsidiary                           185      (2,152)     (2,072)
         Other                                    29         -           -
Net cash provided by operating
   activities                                  3,434       1,009         908
Cash flows from financing activities:
   Dividends paid                             (3,434)     (1,009)       (908)
Net change in cash and cash
   Equivalents                                   -           -           -
Cash and cash equivalents at
   beginning of year                               2           2           2
Cash and cash equivalents at
     end of year                             $     2     $     2      $    2

8 -------------------------------------- CBC ----------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

3.  SECURITIES
The carrying amount and approximate market value of securities held to maturity were as follows:

                                                  DECEMBER 31, 1998


                                                     Gross             Estimated
                              Amortized             Unrealized            Market
                                   Cost           Gains  Losses           Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $  1,000           $  23   $ -            $  1,023
Obligations of states and
  political subdivisions         18,381             729     1              19,109
Mortgage-backed securities        8,756              35     1               8,790
---------------------------------------------------------------------------------
Total                          $ 28,137           $ 787   $ 2            $ 28,922
=================================================================================


                                                           DECEMBER 31, 1997


                                                     Gross             Estimated
                              Amortized             Unrealized            Market
                                   Cost           Gains  Losses           Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $  2,009           $  14   $ -            $  2,023
Obligations of states and
  political subdivisions         15,944             497     6              16,435
Mortgage-backed securities       11,111              66    51              11,126
---------------------------------------------------------------------------------
Total                          $ 29,064           $ 577   $57            $ 29,584
=================================================================================


The amortized cost and estimated market value of securities held to maturity at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Estimated
                                            Amortized          Market
                                                 Cost           Value
Due in one year or less                      $  1,825       $   1,847
Due after one year through five years           5,886           6,103
Due after five years through ten years          7,428           7,758
Due after ten years                             4,242           4,424
                                               19,381          20,132
---------------------------------------------------------------------
Mortgage-backed securities                      8,756           8,790

Total                                        $ 28,137       $  28,922
=====================================================================

The amortized cost and estimated market value of securities available for sale are as follows:

                                                  DECEMBER 31, 1998


                                                     Gross             Estimated
                                   Amortized       Unrealized             Market
                                        Cost      Gains Losses            Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $   9,985          $    57  $  -            $ 10,042
Obligations of states and
  political subdivisions             971               40     -               1,011
Corporate securities                 426            1,269     -               1,695
Mortgage-backed securities         9,733               13    15               9,731
-----------------------------------------------------------------------------------
Total                          $  21,115          $ 1,379  $ 15            $ 22,479
===================================================================================


                                                  DECEMBER 31, 1997


                                                     Gross             Estimated
                                   Amortized       Unrealized             Market
                                        Cost      Gains Losses            Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $  11,012          $    93  $  4            $ 11,101
Obligations of states and
  political subdivisions             991               29     -               1,020
Corporate securities                 607              875     -               1,482
Mortgage-backed securities         4,633               24    37               4,620
-----------------------------------------------------------------------------------
Total                          $  17,243          $ 1,021  $ 41            $ 18,223
===================================================================================


The amortized cost and estimated market value of securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Estimated
                                            Amortized          Market
                                                 Cost           Value
Due in one year or less                      $  4,009       $   4,023
Due after one year through five years           1,972           2,019
Due after five years through ten years          4,975           5,011
Due after ten years                               426           1,695
                                               19,381          20,132
---------------------------------------------------------------------
                                               11,382          12,748
Mortgage-backed securities                      9,733           9,731

Total                                        $ 21,115       $  22,479
=====================================================================




 -------------------------------------- CBC ---------------------------------- 9

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

At December 31, 1998 and 1997, U.S. Government securities and securities of state and political subdivisions carried at $3,518,000 and $4,538,000, respectively, with a market value of $3,549,000 and $4,573,000, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 1998.

4.  LOANS

Major classifications of loans are summarized as follows:

                                                    1998         1997

Commercial                                     $  50,658   $   54,069
Real estate mortgage                              35,457       39,332
Installment                                       28,322       27,141
Construction                                       5,738        3,062
---------------------------------------------------------------------
Total loans                                      120,175      123,604
Less reserve for possible loan losses              1,881        1,957
---------------------------------------------------------------------
Net loans                                        118,294   $  121,647


At December 31, 1998 and 1997, approximately $4,075,000 and $3,297,000, respectively, of loans were outstanding to officers, directors, principal stockholders and their associated companies. In 1998, additions and reductions, including loan renewals, were $778,000 and $3,145,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the reserve for possible loan losses were as follows:

                                                1998      1997          1996

Balance at beginning of year                $  1,957  $  1,805      $  1,687
Provision charged to operations                  120       120           120
Loans charged off                               (226)      (59)         (110)
Recoveries                                        30        91           108
----------------------------------------------------------------------------
Balance at end of year                         1,881  $  1,957      $  1,805
============================================================================
Reserve as a percent of
   total loans                                  1.57%     1.58%         1.53%
----------------------------------------------------------------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $11,030,000 and $1,618,000 at December 31, 1998 and 1997, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $9,900 and $30,300 at December 31, 1998 and 1997, respectively.


During 1998, the Corporation has capitalized $102,000 in mortgage service rights. Amortization of those rights of $7,000 was charged to expense during 1998. The net carrying amount of $95,000 included in other assets approximates market value.

5.  PREMISES AND EQUIPMENT

                                            1998       1997

Land and improvements                  $     661    $   661
Buildings and improvements                 3,629      3,193
Furniture and equipment                    3,879      3,824
-----------------------------------------------------------
Total premises and equipment               8,169      7,678
Less accumulated depreciation              4,968      4,472
-----------------------------------------------------------
Net carrying amount                    $   3,201    $ 3,206
===========================================================

Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $520,000, $436,000 and $389,000, respectively.

6.  CERTIFICATES OF DEPOSIT
The aggregate amount of certificates of deposit in denominations in excess of $100,000 totaled approximately $6,846,000, 5,869,000 and $4,930,000 at December 31, 1998, 1997 and 1996, respectively. The interest expense related to such deposits throughout the year was approximately $330,000 in 1998, $263,000 in 1997 and $239,000 in 1996, which is included in interest on time deposits in the accompanying consolidated statements of income.

7.  INCOME TAXES
The items comprising the provision for Federal income taxes are as follows:

                                                1998      1997          1996


Taxes currently payable                     $  1,205    $  1,291   $  1,153
  Provision (credit) for
  deferred taxes on:
    Discount accretion                             3          (2)        (5)
    Reserve for loan losses                      (26)         51         40
---------------------------------------------------------------------------
    Other                                         57        (125)        32
Total deferred expense
  (recovery)                                      34         (76)        67
---------------------------------------------------------------------------
Provision for Federal
  income tax                                $  1,239    $  1,215   $  1,220
---------------------------------------------------------------------------


10 ------------------------------------- CBC ----------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

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

The Corporation had outstanding loan origination commitments aggregating $31,012,000 and $28,793,000 at December 31, 1998 and 1997, respectively, of which $16,856,000 and $17,209,000 of loans was outstanding at year end and included in the Corporation's balance sheet.

12.  REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Bank's financial statements. As of December 31, 1998, the most recent notification from the Financial Institutions Bureau categorized the Bank as well capitalized. There are no conditions or events since that notification that management believes have changed the institution's capital category.

12 ------------------------------------- CBC ----------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below:

                                           DECEMBER 31, 1998

                                   CURRENT        TO BE      TO BE WELL
                                   CAPITAL     ADEQUATELY   CAPITALIZED
                                               CAPITALIZED
Total capital (to risk-
  weighted assets):
     Amount                      $   22,686     $  8,750    $   10,938
     Ratio                             20.7%         8.0%         10.0%

Tier I capital (to risk-
  weighted assets):
     Amount                          21,326        4,375         6,563
     Ratio                             19.5%         4.0%          6.0%

Tier I capital (to
  average assets):
     Amount                          21,326        7,568         9,460
     Ratio                             11.3%         4.0%          5.0%


                                           DECEMBER 31, 1997

                                   CURRENT          TO BE   TO BE WELL
                                   CAPITAL     ADEQUATELY   CAPITALIZED
                                               CAPITALIZED
Total capital (to risk-
  weighted assets):
     Amount                      $   23,682     $  8,916    $   11,145
     Ratio                             21.3%         8.0%         10.0%

Tier I capital (to risk-
  weighted assets):
     Amount                          22,282        4,458         6,687
     Ratio                             20.0%         4.0%          6.0%

Tier I capital (to
  average assets):
     Amount                          22,282        7,283         9,104
     Ratio                             12.2%         4.0%          5.0%


 -------------------------------------- CBC --------------------------------- 13

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

                        [PLANT & MORAN, LLP LETTERHEAD]

The Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                        PLANT & MORAN, LLP



January 22, 1999



14 ------------------------------------- CBC ----------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
================================================================================


County Bank Corp (the Corporation), a one bank holding company was formed on January 3, 1989, and is the sole owner and parent of Lapeer County Bank & Trust Co. (the Bank). The Corporation offers a full line of banking and trust services through the subsidiary Bank. The Bank serves Lapeer County through three offices in the City of Lapeer with branch offices in Attica, Deerfield, Elba and Metamora Townships.

The Corporation is obligated to comply with the regulations of the Federal Reserve Board and the Securities and Exchange Commission. As a state chartered member institution, the Bank is obligated to comply with the regulations of the Financial Institutions Bureau of the State of Michigan in addition to the regulations of the Federal Reserve Board. The Corporation's and the Bank's business is directly affected by the monetary policies of the Board of Governors of the Federal Reserve System. The Federal Deposit Insurance Corporation insures the Bank's deposits.


EARNINGS

Major components of the operating results of the Corporation for 1998, 1997 and 1996 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS

                                              1998            1997           1996            1995           1994

Interest income                         $   13,826      $   13,556     $   12,666     $    12,114      $  10,768
Interest expense                             5,355           5,162          4,823           4,654          3,858
----------------------------------------------------------------------------------------------------------------
Net interest income                          8,471           8,394          7,843           7,460          6,910
Provision for possible loan losses             120             120            120             240            120
----------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                  8,351           8,274          7,723           7,220          6,790
Other income                                 2,283           2,166          2,216           1,971          1,800
Other expenses                               6,175           6,064          5,739           5,669          5,624
----------------------------------------------------------------------------------------------------------------
Income before provision for
   Federal income tax                        4,459           4,376          4,200           3,522          2,966

Provision for Federal income tax        $    1,239      $    1,215          1,220             948            848
----------------------------------------------------------------------------------------------------------------
Net income                                   3,220           3,161     $    2,980     $     2,574       $  2,118
================================================================================================================
PER SHARE
Net income                              $     5.43      $     5.33     $     5.02     $      4.34           3.57


DIVIDENDS DECLARED                      $     5.79      $     1.70     $     1.53     $      1.27       $   1.04


NET INTEREST INCOME
The Bank continued to experience strong loan demand during 1998. However, loans decreased $3,233,000 during the year as a result of the sale of $9,922,000 of mortgage loans to the secondary market. These loans were sold due to the low interest rate environment. In addition, two large commercial credits paid off unexpectedly during the year. Deposits increased $10,537,000 during 1998. The Bank increased the securities portfolio by $3,281,000 and paid $3,434,000 in dividends. Net interest margin on a federal tax equivalent (FTE) basis declined from 4.9% in 1997 to 4.7% in 1998 as a result of these changes in the mix of assets and liabilities. The FTE adjustment is derived by dividing tax exempt interest income by .66 to reflect the Corporation's 34% tax rate. The Corporation continues to match rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.

PROVISION FOR POSSIBLE LOAN LOSSES
The Corporation adheres to a loan review procedure that identifies loans that may develop into problem credits. The adequacy of the reserve for possible loan losses is evaluated


 -------------------------------------- CBC --------------------------------- 15

COUNTY BANK CORP
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
================================================================================


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

Activity related to the reserve for possible loan losses resulted in net charged off loans of $196,000 in 1998. Net recoveries of $32,000 were recorded in 1997. Provisions for possible loan losses were $120,000 and $120,000 for the respective periods. The ratio of reserve for possible loan losses to gross loans was 1.6%, 1.6% and 1.5% on
December 31, 1998, 1997 and 1996, respectively.

NON-INTEREST INCOME
Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Other income increased 3.4% during 1998. The Bank recorded increases in ATM fees as a result of ATM machines installed at the Elba and Attica branch offices. Mortgage servicing fees increased $9,600 as a result of the increases in sold mortgages. Mortgage servicing rights were recorded and amortized, resulting in an increase in other income of $94,000. Gains on mortgage sales totaled $80,000. These gains were offset by lower credit insurance income due to a decline in volume of new direct consumer loans and a decline in other real estate rental income. Gains on the sale of other real estate of $90,000 recorded in 1997 were not repeated in 1998.

NON-INTEREST EXPENSE
Major components of non-interest expense are salaries and employee benefits, occupancy and equipment expenses and other operating expenses. Salaries and employee benefits, the largest component of non-interest expense, increased 1.7% in 1998 after.a 4.2% increase in 1997. Full time equivalent employees decreased from 120 on December 31, 1997, to 116 on December 31, 1998. Occupancy expenses increased 10.8% after a 26.3% increase in 1997. The increase resulted from depreciation expenses from a full year's depreciation of a new computer system purchased in 1997 and depreciation of remodeling expenses that continue in older buildings owned by the Bank.
other expenses declined 3.5%.

FINANCIAL CONDITION

Average assets for the Corporation totaled $189,729,000, $181,270,000, and $172,312,000 in 1998, 1997 and 1996, respectively. The 4.7% growth in average assets declined slightly from the 5.1% average growth achieved in 1997. The growth was supported by 3.8% growth in average deposits for 1998. Average loans grew.4.7% in 1998 compared to 8.3% growth in 1997. The Corporation sold over $9,000,000 in mortgages in the secondary market during 1998.

CAPITAL

The Corporation currently has 460 stockholders representing 593,236 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 1998 to bid and asked prices for 1997.

 .....                                        1998
                                         BID        ASKED

First Quarter                        $ 60.00       $  61.00
Second Quarter                         66.50          68.00
Third Quarter                          75.00          77.00
Fourth Quarter                         75.00          76.00


                                              1997
                                         BID          ASKED

First Quarter                        $ 43.00       $  44.00
Second Quarter                         48.00          49.00
Third Quarter                          52.00          53.00
Fourth Quarter                         53.00          54.00

The Corporation paid quarterly dividends and paid a special dividend in April and December in 1998. During 1997, the Corporation paid quarterly dividends and paid a special dividend in December. Cash paid in dividends totaled $3,434,000 in 1998 and $1,009,000 in 1997. On April 24, 1998, the Corporation paid $4.00 per share to stockholders of record on April 10, 1998. This one-time only dividend recognized the high level of capital, acknowledged support of the stockholders, yet maintained adequate protection for the Bank's depositors. The dividends per share totaled $5.79 and $1.70 in 1998 and 1997, respectively. there are currently 1,200,000 authorized shares. The Corporation did not issue any authorized shares in 1998 or 1997.

16 -------------------------------------- CBC ---------------------------------