Form 10-K, Exhibit 13
period 1999-12-31
COUNTY BANK CORP
filed 2000-03-29
CIK 830480

                                                                      EXHIBIT 13






                                   [CBC LOGO]
                                COUNTY BANK CORP
                                    ---------

                               1999 ANNUAL REPORT

COUNTY BANK CORP
PRESIDENT'S MESSAGE

TO OUR STOCKHOLDERS AND FRIENDS

It was another record year for County Bank Corp. We became a $200 million Bank in 1999 and earned nearly $3.3 million. The market for our stock remained strong and we doubled our outstanding shares with the second 100% stock dividend in the '90's. As anticipated by our preparation, the entry into the year 2000 was "business as usual".

Total assets reached $207.4 million, a $10 million gain over 1998. Deposits grew $8.7 million to $182.2 million, with the "Choice" account remaining the most popular with $31 million invested at year end. Investment securities declined slightly as those funds were replaced by loans. Net income set a new record for the eighth consecutive year at $3,278,000, a return on average assets of 1.61%. Return on average equity was 14.1%, down slightly from last year's 14.8%. Outstanding loans grew $14.5 million to a new record of $134.6 million, with all the growth in commercial loans. That growth is in addition to the $6.6 million of residential mortgages that were sold in the secondary market. With the exception of one large commercial loan charged off during the year, the quality of the loan portfolio remains strong. In addition, non-performing loans as a percent of total loans declined from the prior year. The provision for loan losses was increased by an additional $200,000 over 1998 due to the above referenced loss and the growth in outstanding loans. At year end the reserve for loan losses was 1.42% of total loans, down from 1.57% in the prior years.

Stockholders' equity rose to $23.8 million, further strengthening our capital position. Our risk based capital ratio is well in excess of the regulatory requirement. During April a 100% stock dividend was issued, reducing the market price from $72 to $36 per share. The market value was approximately $40 per share at year end, a nice increase from April and nearly double the book value. This further reflects the growing value of our stockholders' investment and the continuing demand for stock from both new and existing stockholders. Earnings per share, after restatement for the stock dividend, were $2.76 versus $2.71 last year. The regular cash dividends for the year were 93.5 cents per share, up from 89.5 cents in 1998.

The year was exciting for other reasons including the August opening of our Imlay City office, the first new freestanding branch constructed in ten years. Branch Officer, Mike Burke is pleased with the deposit growth to $2 million at year end. We expect that office to become a key part of our organization's future. In addition we were fortunate to hire Bruce Cady as Senior Vice President and head of our lending function. Bruce brings 24 years of experience to the Bank, including 8 years as Vice President and Commercial Loan Group Manager for a major regional bank. His leadership and expertise add even more to an already solid group of lenders. Further in this report you will see 18 of our staff recognized for years of service totaling 235 years. That is another great reason your Bank is doing so well! One of those recipients decided to retire in 1999, thus the 15 year career of Marketing Director Carol-Lynn VanNorman came to a close. She was a key part of our success in the 90's, including her role as the Prestige Club coordinator. She will be missed.

                                       CBC                                     1

COUNTY BANK CORP
PRESIDENT'S MESSAGE and FINANCIAL HIGHLIGHTS

The year 2000 stands to be another good one for your Bank, regardless of the anticipated increases in interest rates. We are looking forward with an even higher level of enthusiasm and excitement than we did a year ago. As we move into the new year, please plan to attend our Annual Meeting of Stockholders at 3:30 p.m. on Friday, April 21, 2000. The meeting will be held at the recently renovated Pix Theatre, 1/2 block west of the Main Office. Please feel free to contact me with any comments, questions or concerns and I hope to see you at the Annual Meeting.

                                  /s/ Curt Carter
                                  ---------------
                                  Curt Carter
                                  President



FINANCIAL HIGHLIGHTS

AT YEAR END                                            1999            1998            1997            1996
(000's OMITTED)
Assets                                           $  207,397       $ 197,486       $ 186,841       $ 177,786
Deposits                                            182,182         173,457         162,920         156,518
Loans                                               134,651         120,175         123,604         117,474
Securities                                           49,754          50,616          47,287          47,409
Stockholders' equity                                 23,825          22,321          22,281          19,862

FOR THE YEAR
(000's OMITTED)
Net income                                       $    3,278       $   3,220       $   3,161       $   2,980
Cash dividend declared                                1,109           3,434           1,009             908
Return on average assets (%)                           1.61            1.70            1.74            1.73
Return on average stockholders' equity (%)             14.1            14.8            15.0            15.8

PER SHARE
Book value                                       $    20.08       $   18.82       $   18.78       $   16.74
Net income                                             2.76            2.71            2.66            2.51
Cash dividend declared                                  .94            2.90             .85             .77


   RETURN ON AVERAGE ASSETS
         (PERCENT)

        [BAR GRAPH]

          1996      1.73
          1997      1.74
          1998      1.70
          1999      1.61

     NET INCOME PER SHARE
        (IN DOLLARS)

        [BAR GRAPH]

          1996      2.51
          1997      2.66
          1998      2.71
          1999      2.76



2                                      CBC

COUNTY BANK CORP
CONSOLIDATED BALANCE SHEETS

(000'S OMITTED)                                                                                       AS OF
                                                                                                   DECEMBER 31
ASSETS
                                                                                                 1999         1998

Cash and due from banks (Note 10)                                                            $ 12,883     $  9,372
Federal funds sold                                                                              4,900       13,700
------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS                                                                      17,783       23,072

Securities held to maturity (Note 3)                                                           28,189       28,137
Securities available for sale (Note 3)                                                         21,565       22,479

Loans (Note 4)                                                                                134,651      120,175
Less reserve for possible loan losses                                                           1,913        1,881
------------------------------------------------------------------------------------------------------------------

NET LOANS                                                                                     132,738      118,294

Premises and equipment (Note 5)                                                                 4,227        3,201

Interest receivable and other assets                                                            2,895        2,303
------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                 $207,397     $197,486
==================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 6):
  Noninterest-bearing demand deposits                                                        $ 34,977     $ 32,324
  Interest-bearing demand deposits                                                             54,318       47,684
  Savings deposits                                                                             41,164       43,731
  Time deposits                                                                                51,723       49,718
------------------------------------------------------------------------------------------------------------------

TOTAL DEPOSITS                                                                                182,182      173,457

Interest payable and other liabilities                                                          1,390        1,708
------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                             183,572      175,165

Stockholders' equity:
  Common stock, $5 par value:
   Authorized - 1,200,000 shares
   Issued and outstanding - 1,186,472 shares in 1999 and 593,236 shares in 1998 (Note 11)       5,932        2,966
  Surplus                                                                                       8,634        8,634
  Undivided profits (Note 10)                                                                   9,023        9,820
  Accumulated other comprehensive income (Note 1)                                                 236          901
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                     23,825       22,321
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $207,397     $197,486
==================================================================================================================

SEE ACCOMPANYING NOTES.

                                       CBC                                    3

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(000'S OMITTED, EXCEPT PER SHARE DATA)
                                                                                       ACCUMULATED
                                                                                          OTHER        TOTAL
                                                 COMMON                   UNDIVIDED  COMPREHENSIVE  STOCKHOLDERS'
                                                  STOCK        SURPLUS     PROFITS       INCOME       EQUITY
BALANCE, JANUARY 1, 1997                        $  2,966     $  8,634     $  7,882      $    380      $ 19,862
Comprehensive income:
  Net income                                        --           --          3,161          --           3,161
  Change in unrealized gain on securities
   available for sale, net of tax of $137           --           --           --             267           267
--------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                               3,428
Cash dividends ($.85 per share)                     --           --         (1,009)         --          (1,009)
--------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                         2,966        8,634       10,034           647        22,281
Comprehensive income:
  Net income                                        --           --          3,220          --           3,220
  Change in unrealized gain on securities
   available for sale, net of tax of $130           --           --           --             254           254
--------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                               3,474
Cash dividends ($2.895 per share)                   --           --         (3,434)         --          (3,434)
--------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998                         2,966        8,634        9,820           901        22,321
Stock split effected in form of a
    stock dividend (Note 11)                       2,966         --         (2,966)         --            --
Comprehensive income:
  Net income                                        --           --          3,278          --           3,278
  Change in unrealized gain on securities
   available for sale, net of tax of ($342)
   and reclassification adjustment of $259          --           --           --            (665)         (665)
--------------------------------------------------------------------------------------------------------------

Total comprehensive income                                                                               2,613
Cash dividends ($ .935 per share)                   --           --         (1,109)         --          (1,109)
--------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999                      $  5,932     $  8,634     $  9,023      $    236      $ 23,825
==============================================================================================================

       STOCKHOLDERS' EQUITY
         (IN MILLIONS)

         [BAR GRAPH]

          1996     19.9
          1997     22.3
          1998     22.3
          1999     23.8

  RETURN ON AVERAGE STOCKHOLDERS' EQUITY
                (PERCENT)

               [BAR GRAPH]

              1996     15.8
              1997     15.0
              1998     14.8
              1999     14.1

SEE ACCOMPANYING NOTES.



4                                      CBC

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF INCOME

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31
                                                                       1999           1998            1997
Interest income:
  Interest and fees on loans                                       $ 10,753        $10,630         $10,454
  Interest on investment securities:
   U.S. Government                                                      263            340             413
   U.S. Government Agencies' mortgage-backed securities               1,525          1,452           1,544
   State and political subdivisions                                   1,023            928             820
   Other                                                                 49             47              39
  Interest on Federal funds sold                                        414            429             286
----------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                                                14,027         13,826          13,556

Interest expense:
  Interest on demand deposits                                         1,641          1,547           1,399
  Interest on savings deposits                                        1,151          1,204           1,260
  Interest on time deposits (Note 6)                                  2,581          2,602           2,501
  Interest on borrowed funds                                              -              2               2
----------------------------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                                                5,373          5,355           5,162
----------------------------------------------------------------------------------------------------------

Net interest income                                                   8,654          8,471           8,394
Provision for possible loan losses (Note 4)                             320            120             120
----------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses          8,334          8,351           8,274

Other income:
  Service fees on loan and deposit accounts                           1,264          1,135           1,076
  Trust income                                                          508            472             418
  Gain on sale of securities                                            259              -               -
  Other                                                                 566            676             672
----------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                                    2,597          2,283           2,166

Other expenses:
  Salaries and employee benefits                                      3,943          3,662           3,593
  Occupancy expense                                                   1,023          1,091             961
  Other (Note 9)                                                      1,521          1,422           1,510
----------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                                  6,487          6,175           6,064
----------------------------------------------------------------------------------------------------------

Income before Federal income tax                                      4,444          4,459           4,376
Provision for Federal income tax (Note 7)                             1,166          1,239           1,215
----------------------------------------------------------------------------------------------------------

NET INCOME                                                         $  3,278        $ 3,220         $ 3,161
==========================================================================================================
EARNINGS PER SHARE (NOTE 11)                                       $   2.76        $  2.71         $  2.66

SEE ACCOMPANYING NOTES.
                                       CBC                                     5

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

(000'S OMITTED)
YEARS ENDED DECEMBER 31
                                                                     1999               1998                1997
Cash flows from operating activities:
  Net income                                                         $  3,278           $  3,220           $  3,161
  Adjustments to reconcile net income to net cash
     from operating activities:
       Depreciation and amortization                                      486                520                436
       Provision for loan losses                                          320                120                120
       Net amortization and accretion of securities                       145                160                181
       Deferred income taxes                                              (10)                29                (76)
       Gain on other real estate owned                                     --                 --                (69)
       Gain on sale of securities                                        (259)                --                 --
       Increase in accrued interest receivable                           (582)              (191)              (147)
       Increase in accrued interest payable and other                      25                114                173
-------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                               3,403              3,972              3,779

Cash flows from investing activities:
  Proceeds from maturities of securities held to maturity               4,332              4,687              4,089
  Proceeds from maturities of securities available for sale            11,601              6,539              4,690
  Proceeds from sales of available-for-sale securities                    260                 --                 --
  Purchase of securities held to maturity                              (4,172)            (3,840)            (5,316)
  Purchase of securities available for sale                           (12,053)           (10,667)            (3,118)
  Proceeds from sale of other real estate                                  --                 --                242
  Net (increase) decrease in loans                                    (14,764)             3,233             (6,098)
  Premises and equipment expenditures                                  (1,512)              (515)              (927)
-------------------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                 (16,308)              (563)            (6,438)

Cash flows from financing activities:
  Net increase in interest-bearing and noninterest-
     bearing demand accounts                                            9,287              5,908              5,486
  Net increase (decrease) in savings and time deposits                   (562)             4,629                916
  Cash dividends paid                                                  (1,109)            (3,434)            (1,009)
-------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                               7,616              7,103           $  5,393
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                        (5,289)            10,512              2,734
Cash and equivalents at beginning of year                              23,072             12,560              9,826
-------------------------------------------------------------------------------------------------------------------

CASH AND EQUIVALENTS AT END OF YEAR                                  $ 17,783           $ 23,072             12,560
===================================================================================================================

Supplemental information:
  Cash paid for:
     Interest                                                        $  5,395           $  5,351           $  5,137
     Income tax                                                      $  1,148           $  1,154           $  1,224





SEE ACCOMPANYING NOTES.

6                                      CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of County Bank Corp (the "Corporation") and its wholly owned subsidiary, Lapeer County Bank & Trust Co. (the "Bank"). The tabular presentations omit 000's.

NATURE OF OPERATIONS - The Corporation's subsidiary, Lapeer County Bank & Trust Co., operates in rural and suburban communities in the county of Lapeer in the state of Michigan. The Bank's primary source of revenue results from providing commercial, real estate and consumer loans to small and medium sized businesses and, to a lesser extent, individuals.

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

When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time, but not necessarily to maturity, they are classified as available for sale and recorded at market value. Any decision to sell a security available for sale will be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity or, for mortgage-backed securities, over the estimated life of the security. Unrealized gains and losses for available for sale securities will be excluded from earnings and recorded as an amount, net of tax, as a component of comprehensive income in stockholders' equity.

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

OTHER ASSETS - Other assets include other real estate owned in the amounts of $510,000 and $326,000 at December 31, 1999 and 1998, respectively, carried at the lower of cost or estimated net realizable value.

EARNINGS PER SHARE - Earnings per share is based on the weighted average number of common shares outstanding, retroactively adjusted for the impact of stock splits.

                                       CBC                                     7

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

OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available for sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income under the new standard. The only item included in accumulated other comprehensive income at December 31, 1999 and 1998 is the net unrealized gains and losses on available for sale securities.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, Statement of Financial Standards No.133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. SFAS 133 is effective for the year 2000. The Corporation does not currently enter into hedge transactions or invest in derivative instruments as defined in the standard and does not believe the implementation of SFAS 133 will have a material effect on its consolidated financial position or results of operation.

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

BALANCE SHEETS

                                                    DECEMBER 31
                                                 1999        1998
ASSETS
Cash and due from banks                        $     2     $     2
Investment in subsidiary                        23,823      22,319
Other assets                                        --          --
------------------------------------------------------------------
Total assets                                   $23,825     $22,321
==================================================================

LIABILITIES                                    $    --     $    --

STOCKHOLDERS' EQUITY
Common stock, $5 par value                       5,932       2,966
Surplus                                          8,634       8,634
Undivided profits                                9,023       9,820
Accumulated other comprehensive net
income- Net of tax and reclassification
adjustments                                        236         901
------------------------------------------------------------------
Total stockholders' equity                      23,825      22,321
------------------------------------------------------------------
Total liabilities and stockholders' equity     $23,825     $22,321
==================================================================

STATEMENTS OF INCOME

                                                FOR THE YEARS ENDED
                                                    DECEMBER 31
                                            1999        1998         1997
Dividends from subsidiary Bank            $ 1,109     $ 3,434      $ 1,009
Other expense                                  --         (29)          --
--------------------------------------------------------------------------
Income before equity in undistributed
  earnings of subsidiary Bank and
  Federal income tax                        1,109       3,405        1,009
--------------------------------------------------------------------------
Income before equity in undistributed
  earnings of subsidiary Bank               1,109       3,405        1,009
Equity in undistributed earnings of
  subsidiary Bank                           2,169        (185)       2,152
--------------------------------------------------------------------------
Net income                                $ 3,278     $ 3,220      $ 3,161
==========================================================================



STATEMENTS OF CASH FLOWS

                                                   FOR THE YEARS ENDED
                                                      DECEMBER 31
                                            1999          1998        1997
Cash flows from operating activities:
  Net income                              $ 3,278      $ 3,220      $ 3,161
  Adjustments to reconcile net
    income to net cash from
    operating activities:
      Undistributed earnings
        of subsidiary                      (2,169)         185       (2,152)
        Other                                  --           29           --
---------------------------------------------------------------------------
Net cash provided by operating
  activities                                1,109        3,434        1,009
Cash flows from financing activities:
  Dividends paid                           (1,109)      (3,434)      (1,009)
---------------------------------------------------------------------------
Net change in cash and cash
  equivalents                                  --           --           --
Cash and cash equivalents at
  beginning of year                             2            2            2
---------------------------------------------------------------------------
Cash and cash equivalents at
  end of year                             $     2      $     2      $     2
===========================================================================


8                                      CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SECURITIES
The carrying amount and approximate market value of securities held to maturity were as follows:

                                            DECEMBER 31, 1999

                                                  Gross           Estimated
                              Amortized         Unrealized          Market
                                Cost         Gains      Losses      Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $ 1,000     $    --     $    34     $   966
Obligations of states and
  political subdivisions        20,549         174         421      20,302
Mortgage-backed securities       6,640          29         108       6,561

--------------------------------------------------------------------------

Total                          $28,189    $    203     $   563     $27,829
==========================================================================

                                            DECEMBER 31, 1999

                                                 Gross           Estimated
                             Amortized         Unrealized         Market
                               Cost          Gains      Losses    Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $ 1,000       $  23     $    --     $ 1,023
Obligations of states and
  political subdivisions        18,381         729           1      19,109
Mortgage-backed securities       8,756          35           1       8,790
--------------------------------------------------------------------------
Total                          $28,137       $ 787     $     2     $28,922
==========================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                       Estimated
                                          Amortized      Market
                                             Cost         Value
Due in one year or less                    $ 1,686     $ 1,690
Due after one year through five years        5,241       5,337
Due after five years through ten years       9,240       8,999
Due after ten years                          5,382       5,242
--------------------------------------------------------------
                                            21,549      21,268
Mortgage-backed securities                   6,640       6,561
--------------------------------------------------------------
Total                                      $28,189     $27,829
==============================================================

The amortized cost and estimated market value of securities available for sale are as follows:



                                           DECEMBER 31, 1999
                                                  Gross          Estimated
                             Amortized         Unrealized         Market
                                Cost          Gains     Losses     Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $11,980     $    --     $   433     $11,547
Obligations of states and
  political subdivisions         1,040          11          --       1,051
Corporate securities               426         864          --       1,290
Mortgage-backed securities       7,762           1          86       7,677
--------------------------------------------------------------------------
Total                          $21,208     $   876     $   519     $21,565
==========================================================================

                                             December 31, 1998
                                                   Gross         Estimated
                              Amortized         Unrealized        Market
                                Cost         Gains       Losses    Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                 $ 9,985     $    57     $    --     $10,042
Obligations of states and
  political subdivisions           971          40          --       1,011
Corporate securities               426       1,269          --       1,695
Mortgage-backed securities       9,733          13          15       9,731
--------------------------------------------------------------------------
Total                          $21,115     $ 1,379     $    15     $22,479
==========================================================================


The amortized cost and estimated market value of securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Estimated
                                          Amortized    Market
                                            Cost        Value
Due in one year or less                    $ 4,090     $ 4,074
Due after one year through five years        3,959       3,884
Due after five years through ten years       4,970       4,637
Due after ten years                            427       1,293
--------------------------------------------------------------
                                            13,446      13,888
Mortgage-backed securities                   7,762       7,677
--------------------------------------------------------------
  Total                                    $21,208     $21,565
==============================================================



                                      CBC                                      9

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1999 and 1998, U.S. Government securities and securities of state and political subdivisions carried at $9,481,000 and $3,518,000, respectively, with a market value of $9,040,000 and $3,549,000, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 1999.

4. LOANS

Major classifications of loans are summarized as follows:

                                            1999        1998
Commercial                              $ 64,547    $ 50,658
Real estate mortgage                      31,502      35,457
Installment                               27,625      28,322
Construction                              10,977       5,738
------------------------------------------------------------
Total loans                              134,651     120,175
Less reserve for possible loan losses      1,913       1,881
------------------------------------------------------------
Net loans                               $132,738    $118,294
============================================================

At December 31, 1999 and 1998, approximately $3,873,000 and $4,075,000, respectively, of loans were outstanding to officers, directors, principal stockholders and their associated companies. In 1999, additions and reductions, including loan renewals, were $2,099,000 and $2,301,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the reserve for possible loan losses were as follows:

                                                1999       1998      1997
Balance at beginning of year                  $1,881     $1,957    $1,805
Provision charged to operations                  320        120       120
Loans charged off                               (377)      (226)      (59)
Recoveries                                        89         30        91
--------------------------------------------------------------------------------
Balance at end of year                        $1,913     $1,881    $1,957
================================================================================
Reserve as a percent of
  total loans                                   1.42%      1.57%     1.58%
================================================================================

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $16,190,000 and $11,030,000 at December 31, 1999 and 1998, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $111,000 and $9,900 at December 31, 1999 and 1998, respectively.

The Corporation has capitalized $68,000 and $102,000 in mortgage service rights in 1999 and 1998, respectively. Amortization of those rights of $19,000 and $7,000 was charged to expense during 1999 and 1998, respectively. The net carrying amount of $144,000 and $95,000 for the years 1999 and 1998, respectively, is included in other assets and approximates market value.

5. PREMISES AND EQUIPMENT

                                    1999     1998
Land and improvements            $ 1,236   $  661
Buildings and improvements         4,009    3,629
Furniture and equipment            4,312    3,879
-------------------------------------------------
Total premises and equipment       9,557    8,169
Less accumulated depreciation      5,330    4,968
-------------------------------------------------
Net carrying amount              $ 4,227   $3,201
=================================================

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $486,000, $520,000 and $436,000, respectively.

6. CERTIFICATES OF DEPOSIT
The aggregate amount of certificates of deposit in denominations in excess of $100,000 totaled approximately $9,151,000, $6,846,000 and $5,869,000 at December
31, 1999, 1998 and 1997, respectively. The interest expense related to such deposits throughout the year was approximately $439,000 in 1999, $330,000 in 1998 and $263,000 in 1997, which is included in interest on time deposits in the accompanying consolidated statements of income.

7. INCOME TAXES
The items comprising the provision for Federal income taxes are as follows:

                                  1999           1998              1997
Taxes currently payable         $1,176         $1,210            $1,291
  Provision (credit) for
  deferred taxes on:
   Discount accretion               (2)             3                (2)
   Reserve for loan losses          10            (26)               51
   Other                           (18)            52              (125)
--------------------------------------------------------------------------------
Total deferred expense
  (recovery)                       (10)            29               (76)
--------------------------------------------------------------------------------
Provision for Federal
  income tax                    $1,166         $1,239            $1,215
================================================================================


10                                   CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. The provision for income taxes differs from the amount computed by applying the Federal income tax rate of 34 percent due principally to the following:

                                               1999       1998      1997
Income taxes at statutory rates             $ 1,511    $ 1,516   $ 1,488
Tax-exempt interest                            (392)      (336)     (309)
Other                                            47         59        36
--------------------------------------------------------------------------------
Provision for federal income tax            $ 1,166    $ 1,239   $ 1,215
================================================================================

The details of the net deferred tax asset (liability) at December 31 are as follows:

                                                    1999       1998
Deferred tax assets:
  Reserve for loan loss                           $ 439      $  429
  Depreciation                                       23          13
  Other                                             111          98
--------------------------------------------------------------------------------
Total deferred tax assets                           573         540

Deferred tax liabilities:
  Deferred loan fees                                 87          53
  Accrued liabilities                                58          70
  Other                                              53          32
  Unrealized gain on securities
    available for sale                              121         463
--------------------------------------------------------------------------------
Total deferred tax liabilities                      319         618
Valuation allowance                                   -           -
--------------------------------------------------------------------------------
Net deferred tax asset (liability)                $ 254      $  (78)
================================================================================

8.  EMPLOYEE BENEFITS
The Corporation maintains a profit sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $328,000, $322,000 and $316,000 for 1999, 1998 and
1997, respectively.

9.  OTHER EXPENSES
Included in other expenses for the years ended December 31, 1999, 1998 and 1997 are the following amounts:

                                      1999      1998      1997
Michigan single business tax         $ 192     $  97     $ 189


10. RESTRICTIONS ON CASH BALANCES AND
    UNDIVIDED PROFITS
The Bank is required to maintain legal reserve requirements based on the level of balances in deposit categories. Cash balances restricted from usage due to these requirements were $5,227,000 and $4,324,000 at December 31, 1999 and 1998, respectively.

Unless prior regulatory approval is obtained, banking regulations limit the amount of dividends that the Bank could declare to the current year's net profit and retained new profits for the previous two years, less any required transfers to surplus. The amount available for the payment of dividends at December 31, 1999 was $4,117,000.

11. COMMON STOCK
On March 17, 1999, the Board of Directors declared a 100 percent stock dividend to holders of record of common stock of the Corporation on March 28, 1999, payable April 20, 1999, which was accounted for as if it were a stock split. The accompanying consolidated financial statements reflect this transaction and all per share amounts have been restated for the stock dividend.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

                                      1999                    1998
                                       ESTIMATED               Estimated
                             CARRYING       FAIR    Carrying        Fair
                              AMOUNT       VALUE    Amount         Value
Assets:
  Cash and cash
    equivalents              $ 17,783  $  17,783    $ 23,072   $  23,072
  Securities                   49,754     49,394      50,616      51,401
  Loans:
    Commercial                 74,003     74,055      54,625      54,965
    Real estate mortgage       31,871     31,228      35,447      37,093
    Installment                26,864     27,114      28,222      28,753
    Accrued interest
      receivable                1,558      1,558       1,296       1,296

Liabilities:
  Deposits:
    Interest-bearing          147,205    147,162     141,133     141,216
    Noninterest-
      bearing                  34,977     34,977      32,324      32,324
    Accrued interest
      payable                     431        431         453         453

The following methods and assumptions were used in estimating the fair value of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

                                     CBC                                      11

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

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

The Corporation had outstanding loan origination commitments aggregating $39,439,000 and $31,012,000 at December 31, 1999 and 1998, respectively, of which $23,240,000 and $16,856,000 of loans was outstanding at year end and included in the Corporation's balance sheet.

13. REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Bank's financial statements. As of December 31, 1999, the most recent notification from the Financial Institutions Bureau categorized the Bank as well capitalized. There are no conditions or events since that notification that management believes have changed the institution's capital category.

12                                   CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below:

                                        DECEMBER 31, 1999

                                              TO BE
                               CURRENT      ADEQUATELY      TO BE WELL
                               CAPITAL     CAPITALIZED     CAPITALIZED
Total capital (to risk-
 weighted assets):
   Amount                     $ 25,875      $ 10,284        $ 12,855
   Ratio                          19.7%          8.0%           10.0%

Tier I capital (to risk-
 weighted assets):
   Amount                       23,574         5,142           7,713
   Ratio                          18.1%          4.0%            6.0%

Tier I capital (to
 average assets):
   Amount                       23,574         8,352          18,440
   Ratio                          11.3%          4.0%            5.0%

                                        DECEMBER 31, 1998

                                               To Be
                               Current       Adequately    To Be Well
                               Capital      Capitalized   Capitalized
Total capital (to risk-
 weighted assets):
   Amount                     $ 22,686      $ 8,750         $ 10,938
   Ratio                          20.7%         8.0%            10.0%

Tier I capital (to risk-
 weighted assets):
   Amount                       21,326        4,375            6,563
   Ratio                          19.5%         4.0%             6.0%

Tier I capital (to
 average assets):
   Amount                       21,326        4,375            6,563
   Ratio                          11.3%         4.0%             5.0%

                                     CBC                                      13

COUNTY BANK CORP
INDEPENDENT AUDITOR'S REPORT
                                                 Certified Public Accountants
          Suite 2000                             Management Consultants
          505 N. Woodward Ave.                   810-644-0300
          Bloomfield Hills, Michigan 48304-2979  FAX 810-644-0373
[PLANTE & MORAN, LLP LOGO]

The Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 1999 and 1998, and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                       /s/ PLANTE & MORAN, LLP


Bloomfield Hills, Michigan
January 19, 2000

A MEMBER OF
[MRI LOGO]
A WORLDWIDE ASSOCIATION OF INDEPENDENT ACCOUNTING FIRMS

14                                   CBC

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

County Bank Corp (the Corporation), a one bank holding company was formed on January 3, 1989, and is the sole owner and parent of Lapeer County Bank & Trust Co. (the Bank). The Corporation offers a full line of banking and trust services through the subsidiary Bank. The Bank serves Lapeer County through three offices in the City of Lapeer, a branch office in the City of Imlay City and branch offices in each of the Townships of Attica, Deerfield, Elba and Metamora.

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

EARNINGS

Major components of the operating results of the Corporation for 1999, 1998 and 1997 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS

                                                 1999         1998         1997         1996         1995
Interest income                              $ 14,027     $ 13,826     $ 13,556     $ 12,666     $ 12,114
Interest expense                                5,373        5,355        5,162        4,823        4,654
---------------------------------------------------------------------------------------------------------
Net interest income                             8,654        8,471        8,394        7,843        7,460
Provision for possible loan losses                320          120          120          120          240
---------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses                      8,334        8,351        8,274        7,723        7,220
Other income                                    2,597        2,283        2,166        2,216        1,971
Other expenses                                  6,487        6,175        6,064        5,739        5,669
---------------------------------------------------------------------------------------------------------
Income before provision for
  Federal income tax                            4,444        4,459        4,376        4,200        3,522
Provision for Federal income tax                1,166        1,239        1,215        1,220          948
---------------------------------------------------------------------------------------------------------
Net income                                   $  3,278     $  3,220     $  3,161     $  2,980     $  2,574
=========================================================================================================
PER SHARE
Net income                                   $   2.76     $   2.71     $   2.66     $   2.51     $   2.17
Dividends declared                           $    .94     $   2.90     $    .85     $    .77     $    .64

NET INTEREST INCOME
The Bank experienced strong loan demand during 1999. Loans increased $14,764,000 while net deposits increased $8,725,000. The net cash investment in the securities portfolio was $32,000, but this was offset by net decreases in the value of the available for sale portfolio and net amortization of historical premiums. Loan balances increased primarily during the last quarter of 1999. During the last quarter of 1998 the Bank sold $9,922,000 of mortgage loans to the secondary market. The resulting reduced ratio of loans to deposits during the first three quarters of 1999 resulted in a decline in the net interest margin on a Federal tax equivalent basis (FTE) to 4.6% from 4.7% in 1998. The FTE adjustment is derived by dividing tax exempt interest income by .66 to reflect the Corporation's 34% tax rate. The Corporation continues to match rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.

PROVISION FOR POSSIBLE LOAN LOSSES
The Corporation adheres to a loan review procedure that identifies loans that may develop into problem credits. The adequacy of the reserve for possible loan losses is evaluated

                                     CBC                                      15

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

Activity related to the reserve for loan losses resulted in net charged off loans of $288,000 in 1999. Net charged off loans recorded in 1998 were $196,000. Provisions for possible loan losses were $320,000 in 1999 and 120,000 for 1998. The ratio of reserve for possible loan losses to gross loans equaled 1.4%, 1.6% and 1.6% in 1999, 1998 and 1997, respectively.

NON-INTEREST INCOME
Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Non-interest income increased 13.8% during 1999. Trust income increased 7.6%. Fees for use of Bank's ATM's by non-customers increased $99,000 as a result of a full year of collecting the fees. Gains on the sale of Other Real Estate totaled $80,000. The Bank realized a Gain on the Sale of Available for Sale Securities of $259,000.

NON-INTEREST EXPENSE
Major components of non-interest expense are salaries and employee benefits, occupancy and equipment expenses and other operating expenses. Salaries and employee benefits increased 8.2% during 1999. FTE employees increased to 124 employees as a result of the opening of a full service branch office in the City of Imlay City. Occupancy and equipment expenses declined 1.7% as a result of reductions in depreciation expenses on the data processing equipment and remodeling investment made in 1997. The new Imlay City branch office opened in August of 1999. Other expenses increased 3.1%.

FINANCIAL CONDITION

Average assets for the Corporation totaled $202,995,000, $189,729,000 and $181,270,000 in 1999, 1998 and 1997 respectively. The 7.0% growth in average assets follows a 4.71% growth in 1998 and a 5.1% growth in 1997.

Average loans grew 4.6% while average interest bearing deposits grew 5.9%. Average earning assets grew 6.1% compared to average total deposit growth of 7.1%.

CAPITAL

The Corporation currently has 486 stockholders representing 1,186,472 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 1999 to bid and asked prices for 1998.

                                       1999
                                   BID       ASKED
First Quarter                   $35.67      $36.17
Second Quarter                   36.00       37.00
Third Quarter                    39.34       40.34
Fourth Quarter                   39.83       40.67

                                       1998
                                   BID       ASKED
First Quarter                   $30.00      $30.50
Second Quarter                   33.25       34.00
Third Quarter                    37.50       38.50
Fourth Quarter                   37.50       38.00

The Corporation paid quarterly cash dividends and paid a special dividend in December of 1999. On March 17th, 1999, the Board of Directors declared a 100 percent stock dividend to holders of record of common stock on March 28, 1999, payable April 20, 1999. All per share data in this narrative have been restated to reflect the new number of shares. The Corporation paid dividends totaling $1,109,000 in 1999 and $3,434,000 in 1998. On April 24, 1998, the Corporation
paid $4.00 per share to stockholders of record on April 10, 1998. This onetime only dividend recognized the high level of capital, acknowledged support of the stockholders, yet maintained adequate protection for the Bank's depositors. The dividends per share totaled $.935 per share in 1999 and $2.895 per share in 1998 after restatement for the stock split. There are currently 1,200,000 authorized shares. The Corporation did not issue any authorized shares other than those necessary to achieve the stock dividend in 1999. The Corporation did not issue any authorized shares in 1998.

16                                   CBC

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Corporation's return on average equity totaled 14.1% in 1999 and 14.8% in 1998. Effective December 31, 1992, the Corporation is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Corporation's capital to risk-weighted asset ratio was 19.7% on December 31, 1999 and was 20.7% on December 31, 1998.

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 10 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders. Dividends upstreamed to the Corporation were $1,109,000 in 1999 and $3,434,000 in 1998.

The estimated market value of U.S. Government securities and U.S. Agency securities totaled 13.2% of total deposits on December 31, 1999. The percentage for 1998 was 19.0%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.

SPECIAL RECOGNITION

[PHOTO]               BRUCE CADY
Bruce was appointed Senior Vice President and head of the loan department in September. He comes with 24 years of commercial lending experience. Bruce is well known and regarded in the Lapeer County area having actively served the community as past treasurer, and currently as director, of the Lapeer Development Corporation, past director of the City of Lapeer EDC and TIFA and Chairperson of the Lapeer Development Corporation Revolving Loan Fund Committee. He was instrumental in the establishment of the enhanced 911 system for Lapeer County, serving as Chairperson. Bruce and his wife Debbie have two children and have lived in Lapeer over ten years.

[PHOTO]              MICHAEL BURKE
Mike was appointed the Imlay City Branch Officer in August. He has 11 years of experience with a regional bank in the Flint area. Most recently he was an operations project manager specializing in technology projects. Prior to that, he was a consumer lending manager and spent a year and a half as a branch manager. Mike is very active in his church, serving as one of their youth group leaders. A graduate of Lapeer West High School, Mike is currently working toward a bachelor's degree in finance at the University of Michigan-Flint. He and his wife Laura are both native to Lapeer and have three children.

                                     CBC                                      17

COUNTY BANK CORP
SPECIAL RECOGNITION

                 SPECIAL RECOGNITION AND AWARDS WERE PRESENTED
             TO THESE EMPLOYEES IN HONOR OF THEIR DEDICATED SERVICE



                                    [PHOTO]


           from left: 30 YEARS: Debbie Durance; 25 YEARS: Sue Tippie;
        20 YEARS: Beth Henderson, Faye Forrest, Dean Goodrich; 15 YEARS:
      Sharon Arnold, Cathy Lestage, Carol-Lynn VanNorman and Carol Wangler







                                    [PHOTO]






           from left: 10 YEARS: Lucille Macksoud, Laura See;
     5 YEARS: Amy Moore, Kathleen Sutherland, Debbie McCoon, Jamie Bugg and Dennise Main. absent from photo: 10 YEARS: Joe Black; 5 YEARS: Judy Moore

18                                   CBC

COUNTY BANK CORP
BOARD OF DIRECTORS


                                COUNTY BANK CORP
                               BOARD OF DIRECTORS



                                    [PHOTO]




             LEFT, FROM FRONT TO BACK: Tim Oesch, Tom Butterfield,
                   Jim Harrington, Curt Carter and Dave Bush.
                   RIGHT, FROM FRONT TO BACK: Ernie Lefever,
                 Mike Blazo, Chuck Schiedegger and Pat Cronin.

                                     CBC                                      19

COUNTY BANK CORP
LAPEER COUNTY BANK & TRUST CO.
DIRECTORS AND OFFICERS


                                COUNTY BANK CORP
                               BOARD OF DIRECTORS

MICHAEL H. BLAZO                                 PATRICK A. CRONIN
  President, Kirk Construction Co.                 Agent, State Farm Insurance
DAVID H. BUSH, O.D.                              JAMES F. HARRINGTON
  Doctor of Optometry                              President, H & H Tool, Inc.
THOMAS K. BUTTERFIELD                            ERNEST W. LEFEVER, DPM
  Attorney at Law with Taylor, Butterfield,        Doctor of Podiatry
     Riseman, Clark, Howell & Churchill, P.C.    TIM OESCH
CURT CARTER                                        President, Nolin, Oesch, Sieting & Macksoud, P.C.
  President, County Bank Corp                    CHARLES SCHIEDEGGER
                                                   President & COO, Metamora Products Corp.

                             WHOLLY OWNED SUBSIDIARY
                         LAPEER COUNTY BANK & TRUST CO.

CURT CARTER                                      KATHLEEN M. SUTHERLAND
  President                                        Director of Mortgage Lending
BRUCE J. CADY                                    BETH A. HENDERSON
  Senior Vice President                            Mortgage Loan Officer
LAIRD A. KELLIE                                  DEAN A. GOODRICH
  Vice President                                   Auditor
V. KENNETH EWING                                 SHELLY M. CHILDERS
  Vice President & Trust Officer                   Data Processing Officer
JOSEPH H. BLACK                                  SUSANNE R. DICKEY
  Financial Officer                                Assistant Financial Officer
AMY L. MOORE                                     TERRI L. CRANICK
  Human Resources Director                         Assistant Trust Officer
CAROL-LYNN VANNORMAN                             CAROL J. WANGLER
  Marketing Director                               Operations Officer
JIM COPPINS                                      BERNADETTE F. TALASKI
  Business Development Director                    Branch Administrator
ALAN J. CURTIS                                   DOROTHY A. FLEMING
  Senior Commercial Loan Officer                   Attica Branch Officer
DAVID M. HENDRY                                  MICHAEL J. BURKE
  Commercial Loan Officer                          Imlay City Branch Officer
WILLIAM E. O'CONNOR                              CHERRI A. WEIR
  Commercial Loan Officer                          Metamora Branch Officer
BARBARA L. SMALLIDGE                             MARSHA A. KALAKAY
  Director of Consumer Lending                     Southgate Branch Officer
NANCY F. SOMMERVILLE
  Consumer Loan Officer

                         LAPEER COUNTY BANK & TRUST CO.
                   83 WEST NEPESSING STREET, LAPEER, MICHIGAN
                    PHONE: 810-664-2977    FAX: 810-667-1742

A COPY OF THE CORPORATION'S 10K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST TO: JOSEPH BLACK, TREASURER, COUNTY BANK CORP, PO BOX 250, LAPEER, MI 48446-0250.

20                                   CBC

                                [PHOTO OF BANK]

                          A LAPEER COUNTY TRADITION...

                                                  MEMBER FDIC