Form 10-K, Exhibit 13
period 2000-12-31
COUNTY BANK CORP
filed 2001-03-30
CIK 830480

                                                                      EXHIBIT 13



                                   [CBC LOGO]
                                COUNTY BANK CORP

                                    _________

                               2000 ANNUAL REPORT

COUNTY BANK CORP
PRESIDENT'S MESSAGE



TO OUR STOCKHOLDERS AND FRIENDS

County Bank Corp had another fine year in 2000. Net income set a record at $3,301,000 up slightly over 1999. Return on average assets was 1.55%, again above our peers and earnings per share were $2.78 up $.02 from 1999. Total assets hit $225 million, an increase of nearly $18 million over 1999. Deposits grew $14.6 million, reaching $197 million at year end, with the ever popular Choice account comprising over $45 million of that total. Investment securities grew $11 million due to the limited increase in total loans.


Outstanding loans closed the year at nearly $137 million, up $2.3 million from the prior year. The nominal growth is attributable to declines in outstandings for both residential mortgages and consumer loans, along with the early payoff of a few large commercial loans. In the residential mortgage area, $2.6 million was sold in the secondary market. Commercial loans grew a significant $7.3 million to offset the declines. The quality of the loan portfolio is still strong and the reserve for loan losses remains at $1.42% of outstanding loans. During 2000, net loan losses were $202,000 down from $288,000 in the previous year.


Stockholders' equity remains very strong at $26,564,000 at year end, with a capital to risk rated asset ratio of 19%, well above the regulatory requirement of 8%. Return on average stockholders' equity was 13.2% and the cash dividend paid was $1,234,000 or $1.04 per share. The increase in the per share cash dividend over 1999 was $.10 or 10.6%. Recognizing the decline in the stock market, County Bank Corp stock stood quite tall, ending 2000 with bid/ask numbers of approximately $39 and $41, respectively.


Staffing wise, 2000 was a year of change with some excellent people retiring and others joining the Bank or being promoted. After nearly 23 years of outstanding service to the Bank, Vice President and Trust Officer Ken Ewing retired in June. He has been an integral part of senior management since his arrival. Also, Cheri Green and Faye Forrest both retired from the Customer Service area after more than 24 and 21 years, respectively at the Bank. Joining the Bank in June, Ellie Watchorn, Vice President & Trust Officer, brings a wide array of experience to her position. Additionally, Debbie Coe was promoted to Metamora Branch Officer after serving as the Elba Branch Manager. Angela Tenbusch succeeded Debbie as the Elba Branch Manager. On the other side of change is stability, thus please note the service award recipients shown elsewhere in this report. Those 11 folks represent a total of 115 years of service to the Bank. That is what helps to set us apart from our competitors.


In other news, our Direct Line phone communication system attained a new level of activity during 2000, reaching 110,000 calls. In May, our 10th ATM became operational at the Whistle Stop Party Store in North Branch. Work continues on our Website, as well as the Internet connection. In the second quarter of 2001 we plan to offer a CheckCard program, including both ATM and debit card capabilities in the same card. Also in the Spring, after much delay, we'll be remodeling the balance of the Main Office and installing an elevator. Lots of exciting things are happening!


                                      CBC                                      1

COUNTY BANK CORP
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS

As we all monitor a struggling economy, we're cautiously optimistic about 2001. Interest rates have moved in the right direction since year end and we'll embrace a positive market move when it occurs. Please join me at the Annual Meeting of Stockholders on Friday, April 20, 2001 at 3:00 p.m. The meeting will be held at the Lapeer Country Club on Hunt Road near Lake Nepessing. Exit I-69, west of Lapeer, at Lake Nepessing Road, head south to Hunt Road and west to the Club. Feel free to call or stop in with any comments or questions. Your input is important to us and I look forward to seeing you at the Annual Meeting.

                                             Very truly yours,

                                             /s/ Curt Carter

                                             CURT CARTER
                                             President


FINANCIAL HIGHLIGHTS

AT YEAR END                                             2000              1999              1998              1997
(000'S OMITTED)

Assets                                              $225,258          $207,397          $197,486          $186,841
Deposits                                             196,804           182,182           173,457           162,920
Loans                                                136,975           134,651           120,175           123,604
Securities                                            60,952            49,754            50,616            47,287
Stockholders' equity                                  26,564            23,825            22,321            22,281

FOR THE YEAR
(000'S OMITTED)
Net income                                          $  3,301          $  3,278          $  3,220          $  3,161
Cash dividend declared                                 1,234             1,109             3,434             1,009
Return on average assets (%)                            1.55              1.61              1.70              1.74
Return on average stockholders' equity (%)              13.2              14.1              14.8              15.0

PER SHARE
Book value                                          $  22.39          $  20.08          $  18.82          $  18.78
Net income                                              2.78              2.76              2.71              2.66
Cash dividend declared                                  1.04               .94              2.90               .85


[BAR CHART]

                            RETURN ON AVERAGE ASSETS
                                   (PERCENT)

1997                                                1.74
1998                                                1.70
1999                                                1.61
2000                                                1.55


[BAR CHART]

                              NET INCOME PER SHARE
                                  (IN DOLLARS)

1997                                                2.66
1998                                                2.71
1999                                                2.76
2000                                                2.78

2                                     CBC

COUNTY BANK CORP
CONSOLIDATED BALANCE SHEETS


(000'S OMITTED)                                                                                    AS OF
                                                                                                DECEMBER 31
ASSETS
                                                                                           2000              1999

Cash and due from banks (Note 10)                                                      $ 12,407          $ 12,883
Federal funds sold                                                                        9,950             4,900
-----------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS                                                                22,357            17,783

Securities held to maturity (Note 3)                                                     27,748            28,189
Securities available for sale (Note 3)                                                   32,663            21,144
Other Securities                                                                            541               421
Loans (Note 4)                                                                          136,975           134,651
Less reserve for possible loan losses                                                     1,951             1,913
-----------------------------------------------------------------------------------------------------------------

NET LOANS                                                                               135,024           132,738

Premises and equipment (Note 5)                                                           3,897             4,227

Interest receivable and other assets                                                      3,028             2,895
-----------------------------------------------------------------------------------------------------------------

Total Assets                                                                           $225,258          $207,397
=================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 6):
  Noninterest-bearing demand deposits                                                  $ 36,184          $ 34,977
  Interest-bearing demand deposits                                                       69,437            54,318
  Savings deposits                                                                       38,186            41,164
  Time deposits                                                                          52,997            51,723
-----------------------------------------------------------------------------------------------------------------

TOTAL DEPOSITS                                                                          196,804           182,182

Interest payable and other liabilities                                                    1,890             1,390
-----------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                       198,694           183,572

Stockholders' equity:
  Common stock, $5 par value:
    Authorized- 3,000,000 and 1,200,000 shares in 2000 and 1999, respectively
    Issued and outstanding- 1,186,472 shares in 2000 and 1999 (Note 11)                   5,932             5,932
  Surplus                                                                                 8,634             8,634
  Undivided profits (Note 10)                                                            11,090             9,023
  Accumulated other comprehensive income (Note 1)                                           908               236
-----------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                               26,564            23,825
-----------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $225,258          $207,397
=================================================================================================================


SEE ACCOMPANYING NOTES.


                                      CBC                                      3

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(000'S OMITTED, EXCEPT PER SHARE DATA)

                                                                                          ACCUMULATED
                                                                                             OTHER           TOTAL
                                                   COMMON                    UNDIVIDED    COMPREHENSIVE    STOCKHOLDERS'
                                                   STOCK        SURPLUS       PROFITS         INCOME         EQUITY
BALANCE, JANUARY 1, 1998                           $2,966       $8,634       $ 10,034        $   647        $ 22,281
Comprehensive income:
  Net income                                         --           --            3,220           --             3,220
  Change in unrealized gain on securities
    available for sale, net of tax of $130           --           --             --              254             254
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                     3,474
Cash dividends ($2.895 per share)                    --           --           (3,434)          --            (3,434)
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                          2,966        8,634          9,820            901          22,321
Stock split effected in the form of a
  stock dividend (Note 11)                          2,966         --           (2,966)          --              --
Comprehensive income:
  Net income                                         --           --            3,278           --             3,278
  Change in unrealized gain on securities
    available for sale, net of tax of ($342)
    and reclassification adjustment of $259          --           --             --             (665)           (665)
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                     2,613
Cash dividends ($.935 per share)                     --           --           (1,109)          --            (1,109)
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                          5,932        8,634          9,023            236          23,825
Comprehensive income:
  Net income                                         --           --            3,301           --             3,301
  Change in unrealized gain on securities
    available for sale, net of tax of ($346)
    and reclassification adjustment of $3            --           --             --              672             672
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                     3,973
Cash dividends ($1.04 per share)                     --           --           (1,234)          --            (1,234)
----------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000                         $5,932       $8,634       $ 11,090        $   908        $ 26,564
======================================================================================================================


                              STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                                  [BAR GRAPH]

      1997        1998       1999        2000
      22.3        22.3       23.8        26.6


                     RETURN ON AVERAGE STOCKHOLDERS' EQUITY
                                   (PERCENT)

                                  [BAR GRAPH]

      1997        1998       1999        2000
      15.0        14.8       14.1        13.5


SEE ACCOMPANYING NOTES.

4                                     CBC

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF INCOME

(000'S OMITTED, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31
                                                                      2000          1999          1998
Interest income:
  Interest and fees on loans                                       $12,113       $10,753       $10,630
  Interest on investment securities:
    U.S. Government                                                    233           263           340
    U.S. Government Agencies' mortgage-backed securities             1,622         1,525         1,452
    State and political subdivisions                                 1,127         1,023           928
    Other                                                               53            49            47
  Interest on Federal funds sold                                       430           414           429
------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                                               15,578        14,027        13,826

Interest expense:
  Interest on demand deposits                                        2,538         1,641         1,547
  Interest on savings deposits                                       1,071         1,151         1,204
  Interest on time deposits (Note 6)                                 2,850         2,581         2,602
  Interest on borrowed funds                                             1          --               2
------------------------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                                               6,460         5,373         5,355
------------------------------------------------------------------------------------------------------

Net interest income                                                  9,118         8,654         8,471
Provision for possible loan losses (Note 4)                            240           320           120
------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses         8,878         8,334         8,351

Other income:
  Service fees on loan and deposit accounts                          1,274         1,264         1,135
  Trust income                                                         495           508           472
  Gain on sale of securities                                             3           259          --
  Other                                                                473           566           676
------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                                   2,245         2,597         2,283

Other expenses:
  Salaries and employee benefits                                     4,029         3,943         3,662
  Occupancy expense                                                    985         1,023         1,091
  Other (Note 9)                                                     1,679         1,521         1,422
------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSES                                                 6,693         6,487         6,175
------------------------------------------------------------------------------------------------------

Income before Federal income tax                                     4,430         4,444         4,459
Provision for Federal income tax (Note 7)                            1,129         1,166         1,239
------------------------------------------------------------------------------------------------------

NET INCOME                                                         $ 3,301       $ 3,278       $ 3,220
======================================================================================================

EARNINGS PER SHARE (Note 11)                                       $  2.78       $  2.76       $  2.71


SEE ACCOMPANYING NOTES.


                                      CBC                                      5

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

(000'S OMITTED)
YEARS ENDED DECEMBER 31
                                                                      2000            1999            1998
Cash flows from operating activities:
  Net income                                                      $  3,301        $  3,278        $  3,220
  Adjustments to reconcile net income to net cash
    from operating activities:
      Depreciation and amortization                                    435             486             520
      Provision for loan losses                                        240             320             120
      Net amortization and accretion of securities                      88             145             160
      Deferred income taxes                                            (35)            (10)             29
      Gain on sale of securities                                        (3)           (259)           --
      Increase in accrued interest receivable                          (98)           (582)           (191)
      Increase in accrued interest payable and other                   154              25             114
----------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES
                                                                     4,082           3,403           3,972
Cash flows from investing activities:
  Proceeds from maturities of securities held to maturity            3,142           4,332           4,687
  Proceeds from maturities of securities available for sale          5,674          11,601           6,539
  Proceeds from sales of available-for-sale securities               3,040             260            --
  Purchase of Federal Reserve Bank Stock                              (120)           --              --
  Purchase of securities held to maturity                           (2,760)         (4,172)         (3,840)
  Purchase of securities available for sale                        (19,241)        (12,053)        (10,667)
  Net (increase) decrease in loans                                  (2,526)        (14,764)          3,233
  Premises and equipment expenditures                                 (105)         (1,512)           (515)
----------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                              (12,896)        (16,308)           (563)

Cash flows from financing activities:
  Net increase in interest-bearing and noninterest-
    bearing demand accounts                                         16,326           9,287           5,908
  Net increase (decrease) in savings and time deposits              (1,704)           (562)          4,629
  Cash dividends paid                                               (1,234)         (1,109)         (3,434)
----------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                           13,388           7,616           7,103
----------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and equivalents                      4,574          (5,289)         10,512
Cash and equivalents at beginning of year                           17,783          23,072          12,560
----------------------------------------------------------------------------------------------------------

CASH AND EQUIVALENTS AT END OF YEAR                               $ 22,357        $ 17,783        $ 23,072
==========================================================================================================

Supplemental information:
  Cash paid for:
    Interest                                                      $  6,395        $  5,395        $  5,351
    Income tax                                                    $  1,099        $  1,148        $  1,154


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

When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time, but not necessarily to maturity, they are classified as available for sale and recorded at market value. Any decision to sell a security available for sale will be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity or, for mortgage-backed securities, over the estimated life of the security. Unrealized gains and losses available for sale securities will be excluded from earnings and recorded as an amount, net of tax, as a component of comprehensive income in stockholders' equity.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -Statement of Financial Standards No. 133, Accounting for derivative Instruments and Hedging Activities ("SFAS 133") requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. SFAS 133 is effective for the year 2000. The Corporation does not currently invest in hedge transactions or invest in derivative instruments as defined in the standards. The implementation of SFAS 133 did not have a material effect on its consolidated financial position or results of operation.

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

OTHER ASSETS - Other assets include other real estate owned in the amounts of $514,000 and $510,000 at December 31, 2000 and 1999, respectively, carried at the lower of cost or estimated net realizable value.


                                      CBC                                      7

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available for sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The only item included in accumulated other comprehensive income at December 31, 2000 and 1999 is the net unrealized gains and losses on available for sale securities.

RECENT ACCOUNTING PRONOUNCEMENTS - In November 2000, the FASB issued Statement No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FASB No. 140). This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The impact of FASB No. 140 as of December 31, 2000 was not material to the consolidated financial statements.

RECLASSIFICATION - Certain items in 1999 have been reclassified to conform to the financial statement presentation for 2000.

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

BALANCE SHEETS
                                                                     DECEMBER 31
                                                                 2000          1999
ASSETS
Cash and due from banks                                       $     2       $     2
Investment in subsidiary                                       26,574        23,823
Other assets                                                     --            --
-----------------------------------------------------------------------------------
Total assets                                                  $26,576       $23,825
===================================================================================

LIABILITIES                                                   $    12       $  --

STOCKHOLDERS' EQUITY
Common stock, $5 par value                                      5,932         5,932
Surplus                                                         8,634         8,634
Undivided profits                                              11,090         9,023
Accumulated other comprehensive net
income- Net of tax and reclassification
adjustments                                                       908           236
-----------------------------------------------------------------------------------
Total stockholders' equity                                     26,564        23,825
-----------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $26,576       $23,825
===================================================================================


STATEMENTS OF INCOME
                                                     FOR THE YEARS ENDED
                                                           DECEMBER 31
                                               2000          1999          1998

Dividends from subsidiary Bank              $ 1,234        $1,109       $ 3,434
Other expense                                   (20)         --             (29)
-------------------------------------------------------------------------------
Income before equity in  undistributed
  earnings of subsidiary Bank and
  Federal Taxes                               1,214         1,109         3,405
Federal Tax                                       8          --            --
-------------------------------------------------------------------------------
Income before equity in undistributed
  earnings of subsidiary Bank                 1,222         1,109         3,405
Equity in undistributed earnings of
  subsidiary Bank                             2,079         2,169          (185)
-------------------------------------------------------------------------------
Net income                                  $ 3,301        $3,278       $ 3,220
===============================================================================

STATEMENTS OF CASH FLOWS
                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31
                                               2000           1999           1998
Cash flows from operating activities:
  Net income                                $ 3,301        $ 3,278        $ 3,220
  Adjustments to reconcile net
    income to net cash from
    operating activities:
      Undistributed earnings
        of subsidiary                        (2,079)        (2,169)           185
        Other                                    12           --               29
---------------------------------------------------------------------------------
Net cash provided by operating
  activities                                  1,234          1,109          3,434
Cash flows from financing activities:
  Dividends paid                             (1,234)        (1,109)        (3,434)
---------------------------------------------------------------------------------
Net change in cash and cash
  equivalents                                  --             --             --
Cash and cash equivalents at
  beginning of year                               2              2              2
---------------------------------------------------------------------------------
Cash and cash equivalents at
  end of year                               $     2        $     2        $     2
=================================================================================


8                                     CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SECURITIES

The carrying amount and approximate market value of securities held to maturity were as follows:

                                                  DECEMBER 31, 2000

                                                          Gross
                                                        Unrealized          Estimated
                                Amortized           -------------------        Market
                                     Cost           Gains        Losses         Value
                                 -------             ----          ----       -------
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                   $ 1,000             $--           $  4       $   996
Obligations of states and
  political subdivisions          21,568              421            99        21,890
Mortgage-backed securities         5,180               37            70         5,147
-------------------------------------------------------------------------------------
Total                            $27,748             $458          $173       $28,033
=====================================================================================


                                                    DECEMBER 31, 1999

                                                             Gross
                                                          Unrealized        Estimated
                                    Amortized         -------------------      Market
                                         Cost         Gains        Losses       Value
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                        $ 1,000          $--           $ 34      $   966
Obligations of states and
  political subdivisions               20,549           174           421       20,302
Mortgage-backed securities              6,640            29           108        6,561
--------------------------------------------------------------------------------------
Total                                 $28,189          $203          $563      $27,829
======================================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                         Amortized     Market
                                             Cost       Value

Due in one year or less                   $  1,501   $  1,502
Due after one year through five years        6,558      6,680
Due after five years through ten years       9,401      9,549
Due after ten years                          5,108      5,155
-------------------------------------------------------------
                                            22,568     22,886
Mortgage-backed securities                   5,180      5,147
-------------------------------------------------------------

Total                                     $ 27,748   $ 28,033
==============================================================

The amortized cost and estimated market value of securities available for sale are as follows:

                                                           DECEMBER 31, 2000

                                                                 Gross
                                                              Unrealized         Estimated
                                    Amortized           ----------------------      Market
                                         Cost           Gains           Losses       Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                        $17,915          $   43            $169      $17,789
Obligations of states and
  political subdivisions                3,564             128             --         3,692
Corporate securities                        5           1,391             --         1,396
Mortgage-backed securities              9,803              18              35        9,786
------------------------------------------------------------------------------------------

Total                                 $31,287          $1,580            $204      $32,663
==========================================================================================


                                                      DECEMBER 31, 1999
                                                              Gross
                                                            Unrealized          Estimated
                                    Amortized           -------------------        Market
                                         Cost           Gains        Losses         Value
U.S. Government securities
  and obligations of U.S.
  Government corporations
  and agencies                        $11,980            $--           $433       $11,547
Obligations of states and
  political subdivisions                1,040              11           --          1,051
Corporate securities                        5             864           --            869
Mortgage-backed securities              7,762               1            86         7,677
-----------------------------------------------------------------------------------------

Total                                 $20,787            $876          $519       $21,144
=========================================================================================

The amortized cost and estimated market value of securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Estimated
                                           Amortized      Market
                                              Cost        Value

Due in one year or less                    $  4,005   $   5,400
Due after one year through five years         2,000       1,975
Due after five years through ten years       13,986      13,958
Due after ten years                           1,493       1,544
----------------------------------------------------------------
                                             21,484      22,877
Mortgage-backed securities                    9,803       9,786
----------------------------------------------------------------

Total                                      $ 31,287   $  32,663
===============================================================


                                      CBC                                      9

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 2000 and 1999, U.S. Government securities and securities of state and political subdivisions carried at $999,500 and $9,481,000, respectively, with a market value of $998,900 and $9,040,000, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 2000.

4. LOANS

Major classifications of loans are summarized as follows:

                                          2000           1999
Commercial                             $ 65,267     $   64,547
Real estate mortgage                     28,184         31,502
Installment                              27,561         27,625
Construction                             15,963         10,977
--------------------------------------------------------------
Total loans                             136,975        134,651
Less reserve for possible loan losses     1,951          1,913
--------------------------------------------------------------
Net loans                              $135,024     $  132,738
==============================================================

At December 31, 2000 and 1999, approximately $3,599,000 and $3,873,000, respectively, of loans were outstanding to officers, directors, principal stockholders and their associated companies. In 2000, additions and reductions, including loan renewals, were $3,379,000 and $3,653,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the reserve for possible loan losses were as follows:

                                     2000       1999       1998
Balance at beginning of year      $ 1,913   $  1,881   $  1,957
Provision charged to operations       240        320        120
Loans charged off                    (263)      (377)      (226)
Recoveries                             61         89         30
----------------------------------------------------------------
Balance at end of year            $ 1,951   $  1,913   $  1,881
================================================================
Reserve as a percent of
  total loans                        1.42%      1.42%      1.57%
================================================================


The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all non-accrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired.

The recorded investment in impaired loans was approximately $1,136,000 and $535,000 at December 31, 2000 and 1999, respectively, with an average recorded investment in impaired loans of approximately $836,000 and $426,000 during 2000 and 1999, respectively. The impaired loans required a specific allocation of the allowance for loan losses of approximately, $135,000 and $38,000 during 2000 and 1999, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $17,273,000 and $16,190,000 at December 31, 2000 and 1999, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $20,000 and $111,000 at December 31, 2000 and 1999, respectively.

The Corporation has capitalized $31,000 and $68,000 in mortgage service rights in 2000 and 1999, respectively. Amortization of those rights of $26,000 and $19,000 was charged to expense during 2000 and 1999, respectively. The net carrying amount of $149,000 and $144,000 for the years 2000 and 1999, respectively, is included in other assets and approximates market value.

 5. PREMISES AND EQUIPMENT

                                      2000         1999
Land and improvements               $1,236       $1,236
Buildings and improvements           3,898        4,009
Furniture and equipment              4,507        4,312
-------------------------------------------------------
Total premises and equipment         9,641        9,557
Less accumulated depreciation        5,744        5,330
-------------------------------------------------------
Net carrying amount                 $3,897       $4,227
=======================================================

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $435,000, $486,000 and $520,000, respectively.

6. DEPOSITS

The following is a summary of the interest-bearing deposits at December 31:

                                          2000           1999
NOW accounts                          $ 69,437       $ 54,318
Savings                                 18,683         20,483
Money market demand                     19,503         20,681
Time:
  $100,000 and over                      9,283          9,151
  Under $100,000                        43,714         42,572
-------------------------------------------------------------
Total interest-bearing deposits       $160,620       $147,205
=============================================================

The remaining maturities of certificates of deposit at December 31, 2000 are as follows:

                                        Under    $ 100,000
                                     $100,000     and over

                        2001         $ 26,121    $   6,949
                        2002            5,822          822
                        2003            4,537          553
                        2004            3,355          100
                        2005            3,879          859
                     Thereafter          --           --
           -------------------------------------------------
                     Total           $ 43,714    $   9,283
           =================================================


10                                    CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES
The items comprising the provision for Federal income taxes are as follows:

                                                     2000       1999      1998
Taxes currently payable                           $ 1,164    $ 1,176    $ 1,210

  Provision (credit) for deferred taxes on:
     Discount accretion                                 7         (2)         3
  Reserve for loan losses                             (13)        10        (26)
     Other                                            (29)       (18)        52
--------------------------------------------------------------------------------
Total deferred expense
  (recovery)                                          (35)       (10)        29
--------------------------------------------------------------------------------
Provision for Federal
  income tax                                      $ 1,129    $ 1,166    $ 1,239
================================================================================


The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. The provision for income taxes differs from the amount computed by applying the Federal income tax rate of 34 percent due principally to the following:

                                                2000         1999         1998
Income taxes at statutory rates               $ 1,506      $ 1,511      $ 1,516
Tax-exempt interest                              (429)        (392)        (336)
Other                                              52           47           59
--------------------------------------------------------------------------------
Provision for federal income tax              $ 1,129      $ 1,166      $ 1,239
================================================================================

The details of the net deferred tax asset (liability) at December 31 are as follows:

                                                              2000          1999
Deferred tax assets:
  Reserve for loan loss                                     $ 452          $ 439
  Depreciation                                                 26             23
  Other                                                       103            111
--------------------------------------------------------------------------------
Total deferred tax assets                                     581            573

Deferred tax liabilities:
 Deferred loan fees                                            55             87
  Accrued liabilities                                          65             58
  Other                                                        51             53
  Unrealized gain on securities
    available for sale                                        468            121
--------------------------------------------------------------------------------
Total deferred tax liabilities                                639            319
Valuation allowance                                          --             --
Net deferred tax asset (liability)                          $ (58)         $ 254
================================================================================

8. EMPLOYEE BENEFITS

The Corporation maintains a profit sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $330,000, $328,000 and $322,000 for 2000, 1999 and
1998, respectively.

9. OTHER EXPENSES

Included in other expenses for the years ended December 31, 2000, 1999 and 1998 are the following amounts:

                                      2000     1999    1998
Michigan single business tax         $ 173   $ 192    $  97


10. RESTRICTIONS ON CASH BALANCES AND UNDIVIDED PROFITS

The Bank is required to maintain legal reserve requirements based on the level of balances in deposit categories. Cash balances restricted from usage due to these requirements were $6,667,000 and $5,227,000 at December 31, 2000 and 1999, respectively.

Unless prior regulatory approval is obtained, banking regulations limit the amount of dividends that the Bank could declare to the current year's net profit and retained new profits for the previous two years, less any required transfers to surplus. The amount available for the payment of dividends at December 31, 2000 was $4,064,000.

11.  COMMON STOCK

On March 17, 1999, the Board of Directors declared a 100 percent stock dividend to holders of record of common stock of the Corporation on March 28, 1999, payable April 20, 1999, which was accounted for as if it were a stock split. The accompanying consolidated financial statements reflect this transaction and all per share amounts have been restated for the stock dividend.

12.  FAIR VALUES OF FINANCIAL INSTRUMENTS

                                                 2000                    1999
                                               ESTIMATED               Estimated
                                   CARRYING      FAIR      Carrying      Fair
                                    AMOUNT       VALUE      Amount       Value
Assets:
  Cash and cash
    equivalents                    $ 22,357    $ 22,357    $ 17,783    $ 17,783
  Securities                         60,411      60,696      49,333      49,973
  Other Securities                      541         541         421         421
  Loans:
   Commercial                        80,054      79,945      74,003      74,055
   Real estate mortgage              28,174      28,319      31,871      31,228
   Installment                       26,796      26,691      26,864      27,114
   Accrued interest
    receivable                        1,631       1,631       1,558       1,558
Liabilities:
  Deposits:
   Interest-bearing                 160,620     160,719     147,205     147,162
   Noninterest-
     bearing                         36,184      36,184      34,977      34,977
   Accrued interest
     payable                            496         496         431         431

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

The Corporation had outstanding loan origination commitments aggregating $38,853,000 and $39,439,000 at December 31, 2000 and 1999, respectively, of which $20,930,000 and $23,240,000 of loans was outstanding at year end and included in the Corporation's balance sheet.

12                                    CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum, amounts and ratios, which are shown in the table below.


                                DECEMBER 31, 2000

                                                        TO BE
                                       CURRENT        ADEQUATELY     TO BE WELL
                                       CAPITAL        CAPITALIZED    CAPITALIZED
Total capital (to risk-
  weighted assets):
   Amount                             $  26,564       $  11,165       $  13,957
   Ratio                                   19.0%            8.0%           10.0%

Tier I capital (to risk-
   weighted assets):
   Amount                                25,656           5,583           8,374
   Ratio                                   18.4%            4.0%            6.0%

Tier I capital (to
 average assets):
   Amount                                25,656           8,521          10,651
   Ratio                                   12.0%            4.0%            5.0%


                                DECEMBER 31, 1999

                                                        To Be
                                       Current        Adequately     To Be Well
                                       Capital        Capitalized    Capitalized


Total capital (to risk-
  weighted assets):
  Amount                              $  25,875      $   10,284       $  12,855
  Ratio                                    19.7%            8.0%           10.0%

Tier I capital (to risk-
  weighted assets):
  Amount                                 23,574           5,142           7,713
  Ratio                                    18.1%            4.0%            6.0%

Tier I capital (to
  average assets):
  Amount                                 23,574           8,352          18,440
  Ratio                                    11.3%            4.0%            5.0%


                                      CBC                                     13

COUNTY BANK CORP
INDEPENDENT AUDITOR'S REPORT


                        [PLANTE & MORAN, LLP LETTERHEAD]


The Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.

                           /s/ PLANTE & MORAN, LLP

Auburn Hills, Michigan
January 17, 2001
[MRI LOGO]

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

The Corporation is obligated to comply with the regulations of the Federal Reserve Board and the Securities and Exchange Commission. As a state chartered member institution, the Bank is obligated to comply with the regulations of the Office of Financial and Insurance Services of the State of Michigan in addition to the regulations of the Federal Reserve Board. The Corporation's and the Bank's business is directly affected by the monetary policies of the Board of Governors of the Federal Reserve System. The Federal Deposit Insurance Corporation insures the Bank's deposits.

EARNINGS

Major components of the operating results of the Corporation for 2000, 1999 and 1998 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.


SUMMARY OF OPERATIONS

                                                                  2000           1999            1998          1997            1996

Interest income                                                  $15,578        $14,027        $13,826        $13,556        $12,666
Interest expense                                                   6,460          5,373          5,355          5,162          4,823
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                9,118          8,654          8,471          8,394          7,843
Provision for possible loan losses                                   240            320            120            120            120
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
 for possible loan losses                                          8,878          8,334          8,351          8,274          7,723
Other income                                                       2,245          2,597          2,283          2,166          2,216
Other expenses                                                     6,693          6,487          6,175          6,064          5,739
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for
  Federal income tax                                               4,430          4,444          4,459          4,376          4,200

Provision for Federal income tax                                   1,129          1,166          1,239          1,215          1,220
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 3,301        $ 3,278        $ 3,220        $ 3,161        $ 2,980
====================================================================================================================================
PER SHARE
Net income                                                       $  2.78        $  2.76        $  2.71        $  2.66        $  2.51

Dividends declared                                               $  1.04        $   .94        $  2.90        $   .85        $   .77

NET INTEREST INCOME

The Bank experienced mild loan demand during 2000. Loans increased $2,324,000. Growth was primarily in the commercial loan category. Increases in interest bearing demand accounts totaled $15,119,000, while non-interest bearing demand accounts totaled $1,207,000. The strong growth in interest bearing demand accounts is attributed to customers keeping money in the Choice account, an interest bearing demand account with a rate indexed to the thirteen week Treasury Bill auction. This account was more attractive than many mutual funds during 2000. Purchases of securities net of matured securities totaled $10,265,000. Most securities were purchased in the available for sale portfolio in order to maintain liquidity and flexibility.

The changes in the mix of assets and liabilities resulted in the Corporation maintaining the net interest margin on a Federal tax equivalent (FTE) basis of 4.6%. The FTE adjustment is derived by dividing the tax-exempt interest by .66 to reflect the Corporations 34% tax rate. The Corporation continues to match rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.



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

Activity related to the reserve for loan losses resulted in net charged off loans of $202,000 in 2000. Net charged off loans recorded in 1999 were $288,000. Provisions for possible loan losses were $240,000 in 2000 and $320,000 for 1999. The ratio of reserve for possible loan losses to gross loans equaled 1.4%, 1.4% and 1.6% in 2000, 1999 and 1998, respectively.

NON-INTEREST INCOME

Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Non-interest income decreased 13.5% during 2000. Trust income fell 2.5% as result of declining market values in trust accounts where fees are based on asset values. Gains on securities sold declined $256,000 from an opportunity the Bank exercised in 1999. The Bank gained $80,000 from the sale of Other Real Estate in 1999, gains from Other Real Estate totaled $3,000 in 2000.

NON-INTEREST EXPENSE

Major components of non-interest expense are salaries and employee benefits, occupancy and equipment expenses and other operating expenses. Salaries and employee benefits increased 2.1% during 2000. Occupancy and equipment expenses declined 3.7% as a result of reductions in depreciation expenses on the data processing equipment and remodeling investment made in 1997. Other expenses increased 10.4%. The Bank incurred one time expenses for consultants and increased data processing costs as it researches and prepares for electronic banking services.

FINANCIAL CONDITION

Average assets for the Corporation totaled $212,993,000, $202,995,000 and $189,729,000 in 2000, 1999 and 1998 respectively. The 4.9% growth in average assets follows a 7.0% growth in 1999 and a 4.7% growth in 1998.

Average loans grew 8.0% while average interest bearing deposits grew 5.6%. Average earning assets grew 4.9% compared to average total deposit growth of 4.7%.

CAPITAL

The Corporation currently has 523 stockholders representing 1,186,472 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 2000 to bid and asked prices for 1999.

                                     2000
                               BID           ASKED

First Quarter                $ 40.33        $ 41.67
Second Quarter                 41.67          43.50
Third Quarter                  40.67          42.00
Fourth Quarter                 38.83          40.67

                                       1999
                               BID           ASKED

First Quarter                $ 35.67        $ 36.17
Second Quarter                 36.00          37.00
Third Quarter                  39.34          40.34
Fourth Quarter                 39.83          40.67

The Corporation paid quarterly cash dividends and paid a special dividend in December of 2000. On March 17th, 1999, the Board of Directors declared a 100 percent stock dividend to holders of record of common stock on March 28, 1999, payable April 20, 1999. All per share data in this narrative have been restated to reflect the new number of shares. The Corporation paid dividends totaling $1,234,000 in 2000 and $1,109,000 in 1999. The dividends per share totaled $1.04 per share in 2000 and $.935 per share in 1999 after restatement for the stock split. The Corporation did not issue any authorized shares other than those necessary to achieve the stock dividend in 1999. The Corporation did not issue any authorized shares in 2000. At the April 21, 2000 annual meeting, the stockholders of the Corporation authorized and increased the authorized shares of the Corporation to 3,000,000.


16                                    CBC

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Corporation's return on average equity totaled 13.2% in 2000 and 14.1% in 1999. Effective December 31, 1992, the Corporation is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Corporation's capital to risk-weighted asset ratio was 19.0% on December 31, 2000 and was 19.7% on December 31, 1999.

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 10 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders. Dividends upstreamed to the Corporation were $1,234,000 in 2000 and $1,109,000 in 1999.

The estimated market value of U.S. Government securities and U.S. Agency securities totaled 17.1% of total deposits on December 31, 2000. The percentage for 1999 was 13.2%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.



                                   RETIREMENT


                          [PHOTO OF V. KENNETH EWING]

                                V. KENNETH EWING

After 23 years of service to the Bank, Vice President and Trust Officer Ken Ewing retired in June. He came to Lapeer from Montana by way of Muskegon in July 1977. He was a part of senior management and his guiding hand led the growth of the trust department to over $100 million in assets under management. Ken will be greatly missed by all of us. He is an avid boater and expects to spend much of his time cruising the waters of Michigan. We wish him the very best of health and the best of times in his retirement.

                              SPECIAL RECOGNITION


                           [PHOTO OF ELLIE WATCHORN]

                                 ELLIE WATCHORN

Ellie joined the Bank as Vice President & Trust Officer in June. She comes with 13 years of experience in trust and investment services. Ellie also has an extensive background in the areas of Trust Tax and Employee Benefits. Before her banking career, Ellie was an accountant for a firm in Frankenmuth where she handled general accounting and tax preparations for personal, business, trust and corporate tax returns. Ellie enjoys golf, travel, and attending classic car shows with her 1971 Corvette Stingray.


                              [PHOTO OF DEBRA COE]

                                    DEBRA COE

Debbie was promoted to Metamora Branch Officer in 2000. Debbie started in 1992 at the Bank's Southgate Office. She became a Certified Teller, Executive Teller and a Customer Service Specialist while at Southgate. In December of 1996, Debbie was promoted to Assistant Manager of the Main Office, and two years later, became the Elba Branch Manager. Debbie received a bachelor's degree in management at the University of Michigan-Flint. She and her husband, Wendal, have two children and have lived in Lapeer most of their lives.



                                      CBC                                     17

COUNTY BANK CORP
SPECIAL RECOGNITION

                  SPECIAL RECOGNITION AND AWARDS WERE PRESENTED
             TO THESE EMPLOYEES IN HONOR OF THEIR DEDICATED SERVICE


                                  [GROUP PHOTO]

     From left: 15 YEARS: Christine Hinz, Cindy Stich; 10 YEARS: David Hendry;
           15 YEARS: Carrie Miller, Shelly Childers and Wilma Heater.


                                  [GROUP PHOTO]

        From left: 5 YEARS: Sherry Houle, Rhonda Tracey, Patricia Walker,
          Angela Tenbusch and Mattie Thomas. Not shown: Marilynn Smith.


18                                    CBC

COUNTY BANK CORP
BOARD OF DIRECTORS



                                COUNTY BANK CORP
                               BOARD OF DIRECTORS


                                  [GROUP PHOTO]

     FRONT ROW, LEFT TO RIGHT: Mike Blazo, Ernie Lefever, Tom Butterfield,
                          Tim Oesch, and Curt Carter.
         BACK ROW, LEFT TO RIGHT: Dave Bush, Pat Cronin, Jim Harrington,
                             and Chuck Schiedegger.

                                      CBC                                     19

COUNTY BANK CORP
LAPEER COUNTY BANK & TRUST CO.
DIRECTORS AND OFFICERS


                                COUNTY BANK CORP
                               BOARD OF DIRECTORS

MICHAEL H. BLAZO
      President, Kirk Construction Co.
DAVID H. BUSH, O.D.
      Doctor of Optometry
THOMAS K. BUTTERFIELD
      Attorney at Law with Taylor, Butterfield,
        Riseman, Clark, Howell & Churchill, P.C.
CURT CARTER
      President, County Bank Corp
PATRICK A. CRONIN
      Agent, State Farm Insurance
JAMES F. HARRINGTON
      President, H & H Tool, Inc.
ERNEST W. LEFEVER, DPM
      Doctor of Podiatry
TIM OESCH
      President, Nolin, Oesch, Sieting & Macksoud, P.C.
CHARLES SCHIEDEGGER
      President & COO, Metamora Products Corp.

                            WHOLLY OWNED SUBSIDIARY
                         LAPEER COUNTY BANK & TRUST CO.

CURT CARTER
      President
BRUCE J. CADY
      Senior Vice President
LAIRD A. KELLIE
      Vice President
ELLIE WATCHORN
      Vice President & Trust Officer
JOSEPH H. BLACK
      Financial Officer
AMY L. MOORE
      Human Resources Director
JIM COPPINS
      Business Development Director
ALAN J. CURTIS
      Senior Commercial Loan Officer
DAVID M. HENDRY
      Commercial Loan Officer
WILLIAM E. O'CONNOR
      Commercial Loan Officer
BARBARA L. SMALLIDGE
      Director of Consumer Lending
NANCY F. SOMMERVILLE
      Consumer Loan Officer
KATHLEEN M. SUTHERLAND
      Director of Mortgage Lending
BETH A. HENDERSON
      Mortgage Loan Officer
DEAN A. GOODRICH
      Auditor
SHELLY M. CHILDERS
      Data Processing Officer
SUSANNE R. DICKEY
      Assistant Financial Officer
CAROL J. WANGLER
      Operations Officer
BERNADETTE F. TALASKI
      Branch Administrator
DOROTHY A. FLEMING
      Attica Branch Officer
DEBRA COE
      Metamora Branch Officer
MARSHA A. KALAKAY
      Southgate Branch Officer


                         LAPEER COUNTY BANK & TRUST CO.
                   83 WEST NEPESSING STREET, LAPEER, MICHIGAN
                   PHONE: 810-664-2977      FAX: 810-667-1742

A COPY OF THE CORPORATION'S 10K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST TO: JOSEPH BLACK, TREASURER, COUNTY BANK CORP, PO BOX 250, LAPEER, MI 48446-0250.


20                                    CBC

                               [BUILDING GRAPHIC]

                        A LAPEER COUNTY TRADITION . . .
                                                MEMBER FDIC