Form 10-K, Exhibit 13
period 2001-12-31
COUNTY BANK CORP
filed 2002-04-01
CIK 830480

                                                                      EXHIBIT 13

                                   [CBC LOGO]

                                COUNTY BANK CORP

                               2001 ANNUAL REPORT

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE
================================================================================


TO OUR STOCKHOLDERS AND FRIENDS

County Bank Corp had another record year in 2001. Net earnings were $3,515,000, an increase of $214,000 over 2000. Return on average assets was 1.56%, the seventh consecutive year that net income has exceeded 1.50%. Total assets grew nearly $7 million to just over $232 million. Similarly, deposits rose $7 million to a new high of $204 million. Investment securities grew slightly to almost $64 million.

The year brought the end of a decade long growth in the economy and finished with the 11th consecutive drop in the prime lending rate. With the decline of lending rates, residential mortgage activity reached an all time high with $19.6 million in loans processed. Of that amount, $13.4 million was sold in the secondary market. Despite the interest rate changes, our interest margin was maintained and the loan to deposit ratio rose to 70%. Credit quality continues to be strong and the reserve for loan losses is 1.5% of outstanding loans. Loan recoveries nearly matched chargeoffs, yielding net chargeoffs of only $7,000. Nonaccruring and nonperforming loans, as a percent of gross loans, declined to ..54% and .66% respectively, while delinquencies remain low. These are all favorable indicators when compared to our peers.

Capital remains at $26 million, a level that exceeds all regulatory standards, after paying out cash dividends totaling $4.3 million to our stockholders. The $3.65 per share dividend includes the March dividend of $2.50 per share. Excluding that payment, the quarterly cash dividend of $1.15 was a 10.6% increase over 2000. Return on average equity was 13.6%, up slightly from 2000 and earnings per share rose $.18 to $2.96 per share. At year end, the price range for our stock was in the $42-$43 range, up from $39-$40, and nearly double the book value of $22.30.

During the year, Beth Henderson was promoted for the third time in six years. She's now the Director of Consumer Lending. In December, Latricia Ross was promoted from Human Resources Manager to Human Resources Director and Angela Tenbusch was promoted from Elba Branch Manager to Elba Branch Officer. In addition, Jennifer Komondy was named Imlay City Branch Manager and Kim Hill took over as Deerfield Branch Manager. In the Trust Department, Chris Hinz was promoted to Personal Trust Administrator. In 2001, 18 officers and employees were recognized with service awards for 220 years of service to the organization. In other activity during the year, the main office lobby was remodeled and now houses an elevator for the convenience of our customers. Our Check Card Program was introduced, which includes both ATM and debit card capabilities in the same card. To date it's been well received by our customers.

We're enthusiastic about the coming year. We expect a slight upward movement of interest rates following the second quarter, as a result of an improving economy. The American public is resilient and will emerge from the

                                     CBC                                       1

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE and FINANCIAL HIGHLIGHTS
================================================================================

terrorist and economic troubles that concluded 2001. Therefore, we anticipate another good year for County Bank Corp. Please join me at 3:00 for the Annual Meeting of Stockholders on Friday, April 19, 2002 at the Lapeer Country Club. From Lapeer follow I-69 west to Lake Nepessing Road and exit south to Hunt Road; head west on Hunt Road to the meeting. In the meantime, feel free to stop in or call with questions, comments or concerns. Your thoughts and support are important and appreciated.

                                        Very truly yours,

                                        /s/ Curt Carter

                                        CURT CARTER
                                        President

FINANCIAL HIGHLIGHTS

AT YEAR END                                      2001             2000              1999             1998
(000'S OMITTED)
Assets                                      $ 232,195        $ 225,258         $ 207,397        $ 197,486
Deposits                                      203,851          196,804           182,182          173,457
Loans                                         143,053          136,975           134,651          120,175
Securities                                     63,869           60,952            49,754           50,616
Stockholders' equity                           26,453           26,564            23,825           22,321

FOR THE YEAR
(000'S OMITTED)
Net income                                  $   3,515        $   3,301         $   3,278        $   3,220
Cash dividend declared                          4,331            1,234             1,109            3,434
Return on average assets (%)                     1.56             1.55              1.61             1.70
Return on average stockholders' equity (%)       13.6             13.2              14.1             14.8

PER SHARE
Book value                                  $   22.30        $   22.39         $   20.08        $   18.82
Net income                                       2.96             2.78              2.76             2.71
Cash dividend declared                           3.65             1.04               .94             2.90

                            RETURN ON AVERAGE ASSETS
                                   (PERCENT)

                        1998            1999            2000          2001
                        ----            ----            ----          ----
                        1.70%           1.61%           1.55%         1.56%

                              NET INCOME PER SHARE
                                  (IN DOLLARS)

                        1998            1999            2000          2001
                        ----            ----            ----          ----
                       $2.71           $2.76           $2.78         $2.96


2                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
================================================================================

(000'S OMITTED)                                                AS OF
                                                             DECEMBER 31
ASSETS
                                                        2001            2000
Cash and due from banks (Note 10)                   $ 13,383        $ 12,407
Federal funds sold                                     6,550           9,950
--------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS                             19,933          22,357

Securities held to maturity (Note 3)                  26,531          27,748
Securities available for sale (Note 3)                36,797          32,663
Other Securities                                         541             541
Loans (Note 4)                                       143,053         136,975
Less reserve for possible loan losses (Note 4)         2,139           1,951
--------------------------------------------------------------------------------

NET LOANS                                            140,914         135,024

Premises and equipment - net (Note 5)                  4,431           3,897
Interest receivable and other assets                   3,048           3,028
--------------------------------------------------------------------------------
Total Assets                                        $232,195        $225,258
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
 Noninterest-bearing demand deposits                $ 35,003        $ 36,184
 Interest-bearing demand deposits                     68,117          69,437
 Savings deposits                                     42,135          38,186
 Time deposits (Note 6)                               58,596          52,997
--------------------------------------------------------------------------------

TOTAL DEPOSITS                                       203,851         196,804

Interest payable and other liabilities                 1,891           1,890
--------------------------------------------------------------------------------

TOTAL LIABILITIES                                    205,742         198,694

Stockholders' equity:
 Common stock, $5 par value:
  Authorized - 3,000,000 shares
  Issued and outstanding - 1,186,472 shares in 2001
    and 2000 (Note 11)                                 5,932           5,932
 Surplus                                               8,634           8,634
 Undivided profits (Note 10)                          10,274          11,090
 Accumulated other comprehensive income                1,613             908
--------------------------------------------------------------------------------
Total stockholders' equity                            26,453          26,564
--------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $232,195        $225,258
================================================================================

SEE ACCOMPANYING NOTES.

                                     CBC                                       3

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================

(000'S OMITTED, EXCEPT PER SHARE DATA)

                                                                                            ACCUMULATED
                                                                                              OTHER                TOTAL
                                                   COMMON                      UNDIVIDED   COMPREHENSIVE        STOCKHOLDERS'
                                                    STOCK          SURPLUS      PROFITS       INCOME               EQUITY
BALANCE, JANUARY 1, 1999                          $  2,966        $  8,634     $  9,820       $   901             $  22,321
Stock split effected in the form of a stock
  dividend (Note 11)                                 2,966                       (2,966)
Comprehensive income:
  Net income                                            -               -         3,278            -                  3,278
  Change in unrealized gain on securities
    available for sale, net of tax of ($342)
    and reclassification adjustment                     -               -            -           (665)                 (665)
---------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                            2,613
Cash dividends ($.935 per share)                        -               -        (1,109)           -                 (1,109)
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                           5,932           8,634        9,023           236                23,825
Comprehensive income:
  Net income                                            -               -         3,301            -                  3,301
  Change in unrealized gain on securities
    available for sale, net of tax of $346
    and reclassification adjustment                     -               -            -            672                   672
---------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                            3,973
Cash dividends ($1.04 per share)                        -               -        (1,234)           -                 (1,234)
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                           5,932           8,634       11,090           908                26,564
Comprehensive income:
  Net income                                            -               -         3,515            -                  3,515
  Change in unrealized gain on securities
    available for sale, net of tax of $363
    and reclassification adjustment                     -               -            -            705                   705
---------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                            4,220
Cash dividends ($ 3.65 per share)                       -               -        (4,331)           -                 (4,331)
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                        $  5,932        $  8,634     $ 10,274       $ 1,613             $  26,453
===========================================================================================================================

                              STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                        1998            1999            2000            2001
                        ----            ----            ----            ----
                       $22.3           $23.8           $26.6           $26.5

                     RETURN ON AVERAGE STOCKHOLDERS' EQUITY
                                   (PERCENT)

                        1998            1999            2000            2001
                        ----            ----            ----            ----
                        14.8%           14.1%           13.5%           13.6%




SEE ACCOMPANYING NOTES.

4                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
================================================================================

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31

                                                                  2001            2000            1999
Interest income:
  Interest and fees on loans                                  $ 11,454        $ 12,113        $ 10,753
  Interest on investment securities:
    U.S. Government                                                193             233             263
    U.S. Government Agencies' mortgage-backed securities         1,671           1,622           1,525
    State and political subdivisions                             1,340           1,127           1,023
    Other                                                           82              53              49
  Interest on Federal funds sold                                   312             430             414
------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                                           15,052          15,578          14,027

Interest expense:
  Interest on demand deposits                                    1,853           2,538           1,641
  Interest on savings deposits                                     842           1,071           1,151
  Interest on time deposits (Note 6)                             2,888           2,850           2,581
  Interest on borrowed funds                                        -               1               -
------------------------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                                           5,583           6,460           5,373
------------------------------------------------------------------------------------------------------

Net interest income                                              9,469           9,118           8,654
Provision for possible loan losses (Note 4)                        195             240             320
------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses     9,274           8,878           8,334

Other income:
  Service fees on loan and deposit accounts                      1,376           1,274           1,264
  Trust income                                                     472             495             508
  Gain on sale of securities                                        32               3             259
  Other                                                            602             473             566
------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                               2,482           2,245           2,597

Other expenses:
  Salaries and employee benefits                                 4,325           4,029           3,943
  Occupancy expense                                              1,031             985           1,023
  Other (Note 9)                                                 1,735           1,679           1,521
------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSES                                             7,091           6,693           6,487
------------------------------------------------------------------------------------------------------

Income before Federal income tax                                 4,665           4,430           4,444
Provision for Federal income tax (Note 7)                        1,150           1,129           1,166
------------------------------------------------------------------------------------------------------

NET INCOME                                                    $  3,515        $  3,301        $  3,278
======================================================================================================

EARNINGS PER SHARE (Note 11)                                  $   2.96        $   2.78        $   2.76

SEE ACCOMPANYING NOTES


                                     CBC                                       5

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

(000'S OMITTED)
YEARS ENDED DECEMBER 31
                                                                          2001            2000            1999
Cash flows from operating activities:
  Net income                                                          $  3,515        $  3,301        $  3,278
  Adjustments to reconcile net income to net cash
    from operating activities:
        Depreciation and amortization                                      454             435             486
        Provision for loan losses                                          195             240             320
        Net amortization and accretion of securities                       127              88             145
        Deferred income taxes                                              (28)            (35)            (10)
        Gain on sale of securities                                         (32)             (3)           (259)
        (Increase) decrease in accrued interest receivable and other         8             (98)           (582)
        Increase (decrease) in accrued interest payable and other         (362)            154              25
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                3,877           4,082           3,403

Cash flows from investing activities:
  Proceeds from maturities of securities held to maturity                3,502           3,142           4,332
  Proceeds from maturities of securities available for sale              8,767           5,674          11,601
  Proceeds from sales of securities available for sale                  10,957           3,040             260
  Purchase of Federal Reserve Bank Stock                                    -             (120)             -
  Purchase of securities held to maturity                               (2,346)         (2,760)         (4,172)
  Purchase of securities available for sale                            (22,824)        (19,241)        (12,053)
  Net increase in loans                                                 (6,085)         (2,526)        (14,764)
  Premises and equipment expenditures                                     (988)           (105)         (1,512)
--------------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                   (9,017)        (12,896)        (16,308)

Cash flows from financing activities:
  Net increase (decrease) in interest-bearing and noninterest-
    bearing demand accounts                                             (2,501)         16,326           9,287
  Net increase (decrease) in savings and time deposits                   9,548          (1,704)           (562)
  Cash dividends paid                                                   (4,331)         (1,234)         (1,109)
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                2,716          13,388           7,616
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    (2,424)          4,574          (5,289)
Cash and cash equivalents at beginning of year                          22,357          17,783          23,072
--------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $ 19,933        $ 22,357        $ 17,783
==============================================================================================================
Supplemental cash flow information:
  Cash paid for:
    Interest                                                          $  5,676        $  6,395        $  5,395
    Income tax                                                        $  1,267        $  1,099        $  1,148


SEE ACCOMPANYING NOTES


6                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

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

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES - Debt securities for which the Corporation has both the positive intent and ability to hold to maturity are classified as held to maturity. Those securities are recorded at cost, adjusted for accumulated amortization of premium and accretion of discount. Realized gains and losses on sales of held to maturity securities, while rare, will be included in net securities gains based on the adjusted cost of the specific item sold.

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

OTHER ASSETS - Other assets include other real estate owned in the amounts of $769,000 and $514,000 at December 31, 2001 and 2000, respectively, carried at the lower of cost or estimated net realizable value.

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

                                     CBC                                       7

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available for sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The only item included in accumulated other comprehensive income at December 31, 2001 and 2000 is the net unrealized gains and losses on available for sale securities, net of related tax.

RECENT ACCOUNTING PRONOUNCEMENTS - Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (SFAS 142), issued in June 2001, will change the accounting for goodwill and other intangible assets. Generally, intangible assets that meet certain criteria will be recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives will not be amortized. However, such assets will be tested for impairment at adoption of SFAS 142 and periodically thereafter. The adoption of SFAS 142 will not effect the Corporation's financial statements.

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

BALANCE SHEETS

                                                        DECEMBER 31
                                                   2001             2000
ASSETS
Cash and due from banks                         $      2          $      2
Investment in subsidiary                          26,478            26,574
--------------------------------------------------------------------------
Total assets                                    $ 26,480          $ 26,576
==========================================================================
LIABILITIES                                     $     27          $     12
STOCKHOLDERS' EQUITY
Common stock, $5 par value                         5,932             5,932
Surplus                                            8,634             8,634
Undivided profits                                 10,274            11,090
Accumulated other comprehensive
income- Net of tax and  reclassification
adjustments                                        1,613               908
--------------------------------------------------------------------------
Total stockholders' equity                        26,453            26,564
==========================================================================
Total liabilities and stockholders' equity      $ 26,480          $ 26,576

STATEMENTS OF INCOME

                                                        FOR THE YEARS ENDED
                                                             DECEMBER 31
                                                2001            2000           1999
Dividends from subsidiary Bank               $ 4,331         $ 1,234        $ 1,109
Other expense                                    (22)            (20)
Income before equity in undistributed
   earnings of subsidiary Bank and
   Federal Taxes                               4,309           1,214          1,109
Federal Tax                                        7               8
-----------------------------------------------------------------------------------
Income before equity in undistributed
   earnings of subsidiary Bank                 4,316           1,222          1,109
Equity in undistributed earnings of
   subsidiary Bank                                             2,079          2,169
Dividends in excess of current
earnings of the bank                            (801)
-----------------------------------------------------------------------------------
Net income                                   $ 3,515         $ 3,301        $ 3,278
===================================================================================

STATEMENTS OF CASH FLOWS

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31
                                                2001            2000           1999
Cash flows from operating activities:
  Net income                                   $ 3,515         $ 3,301        $ 3,278
  Adjustments to reconcile net
    income to net cash from
    operating activities:
      Undistributed earnings
        of subsidiary                                           (2,079)        (2,169)
      Dividends in excess of
        earnings of subsidiary                     801
      Other                                         15              12
Net cash provided by operating
  activities                                     4,331           1,234          1,109
Cash flows from financing activities:
  Dividends paid                                (4,331)         (1,234)        (1,109)
Net change in cash and cash
  equivalents
Cash and cash equivalents at
  beginning of year                                  2               2              2
-------------------------------------------------------------------------------------
Cash and cash equivalents at
  end of year                                  $     2         $     2        $     2
=====================================================================================

8                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

3. SECURITIES

The carrying amount and approximate market value of securities held to maturity were as follows:

                                          DECEMBER 31, 2001

                                                 Gross         Estimated
                                Amortized      Unrealized        Market
                                   Cost       Gains Losses       Value
Obligations of states and
   political subdivisions         $22,662   $   583   $   108   $23,137
Mortgage-backed securities          3,869       101         -     3,970
--------------------------------------------------------------------------------
Total                             $26,531   $   684   $   108   $27,107
================================================================================
                                    DECEMBER 31, 2000

                                                 Gross           Estimated
                                Amortized      Unrealized          Market
                                   Cost       Gains Losses         Value

U.S. Treasury securities
   and obligations of U.S.
   Government corporations
   and agencies                   $ 1,000    $   -     $   4     $   996
Obligations of states and
   political subdivisions          21,568      421        99      21,890
Mortgage-backed securities          5,180       37        70       5,147
--------------------------------------------------------------------------------
Total                             $27,748    $ 458     $ 173     $28,033
================================================================================


The amortized cost and estimated market value of securities held to maturity at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Estimated
                                              Amortized         Market
                                                 Cost           Value
Due in one year or less                     $   2,167        $  2,192
Due after one year through five years           6,773           7,005
Due after five years through ten years          9,422           9,599
Due after ten years                             4,300           4,341
--------------------------------------------------------------------------------
                                               22,662          23,137
Mortgage-backed securities                      3,869           3,970
--------------------------------------------------------------------------------
Total                                       $  26,531        $ 27,107
================================================================================

The amortized cost and estimated market value of securities available for sale are as follows:

                                          DECEMBER 31, 2001

                                                 Gross          Estimated
                                Amortized      Unrealized         Market
                                   Cost       Gains Losses        Value
U.S. Treasury securities
   and obligations of U.S.
   Government corporations
   and agencies                   $11,028   $    75   $     2   $11,101
Obligations of states and
   political subdivisions           6,317       152        70     6,399
Corporate securities                1,005     2,266         -     3,271
Mortgage-backed securities         16,004       120        98    16,026
--------------------------------------------------------------------------------
Total                             $34,354   $ 2,613   $   170   $36,797
================================================================================

                                          DECEMBER 31, 2000

                                                 Gross          Estimated
                                Amortized      Unrealized         Market
                                   Cost       Gains Losses        Value

U.S. Treasury securities
   and obligations of U.S.
   Government corporations
   and agencies                    $17,915   $    43   $   169   $17,789
Obligations of states and
   political subdivisions            3,564       128         -     3,692
Corporate securities                     5     1,391         -     1,396
Mortgage-backed securities           9,803        18        35     9,786
--------------------------------------------------------------------------------
Total                              $31,287   $ 1,580   $   204   $32,663
================================================================================

The amortized cost and estimated market value of securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Estimated
                                              Amortized         Market
                                                 Cost           Value

Due in one year or less $                       2,008          $ 2,022
Due after one year through five years           4,603            4,650
Due after five years through ten years          9,294            9,357
Due after ten years                             2,445            4,742
--------------------------------------------------------------------------------
                                               18,350           20,771
Mortgage-backed securities                     16,004           16,026
--------------------------------------------------------------------------------
Total                                         $34,354          $36,797
================================================================================


                                      CBC                                      9

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

At December 31, 2001 and 2000, U.S. Treasury securities and securities of state and political subdivisions carried at $2,000,600 and $999,500, respectively, with a market value of $2,002,800 and $998,900, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 2001.

4. LOANS
Major classifications of loans are summarized as follows:

                                                  2001      2000
Commercial                                     $ 64,029   $ 65,267
Real estate mortgage                             38,499     28,184
Installment                                      24,083     27,561
Construction                                     16,442     15,963
--------------------------------------------------------------------------------
Total loans                                     143,053    136,975
Less reserve for possible loan losses             2,139      1,951
--------------------------------------------------------------------------------
Net loans                                      $140,914   $135,024
================================================================================

At December 31, 2001 and 2000, approximately $4,340,000 and $3,599,000, respectively, of loans were outstanding to officers, directors, principal stockholders and their associated companies. In 2001, additions and reductions, including loan renewals, were $3,921,000 and $3,180,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the reserve for possible loan losses were as follows:

                                                   2001       2000       1999
Balance at beginning of year                     $ 1,951    $ 1,913    $ 1,881
Provision charged to operations                      195        240        320
Loans charged off                                   (105)      (263)      (377)
Recoveries                                            98         61         89
--------------------------------------------------------------------------------
Balance at end of year                           $ 2,139    $ 1,951    $ 1,913
--------------------------------------------------------------------------------
Reserve as a percent of total loans                1.50%       1.42%      1.42%
================================================================================

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all non-accrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) are considered impaired.

The recorded investment in impaired loans was approximately $454,000 and $1,136,000 at December 31, 2001 and 2000, respectively, with an average recorded investment in impaired loans of approximately $1,146,000 and $836,000 during 2001 and 2000, respectively. The impaired loans required a specific allocation of the allowance for loan losses of approximately, $30,000 and $135,000 during 2001 and 2000, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $27,655,000 and $17,273,000 at December 31, 2001 and 2000, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $54,000 and $20,000 at December 31, 2001 and 2000, respectively.

The Corporation has capitalized $70,000 and $31,000 in mortgage service rights in 2001 and 2000, respectively. Amortization of those rights of $39,000 and $26,000 was charged to expense during 2001 and 2000, respectively. The net carrying amount of $180,000 and $149,000 for the years 2001 and 2000, respectively, is included in other assets and approximates market value.

5. PREMISES AND EQUIPMENT

                                        2001            2000
Land and improvements                  $1,012          $1,236
Buildings and improvements              3,940           3,898
Furniture and equipment                 2,606           4,507
--------------------------------------------------------------------------------
Total premises and equipment            7,558           9,641
Less accumulated depreciation           3,127           5,744
--------------------------------------------------------------------------------
Net carrying amount                    $4,431          $3,897
================================================================================

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $454,000, $435,000 and $486,000, respectively.

6. DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31,2001 and 2000 was $12,536,000 and $9,283,000 respectively.

The remaining maturities of certificates of deposit at December 31, 2001 are as follows:

                         2002            $37,135
                         2003              9,709
                         2004              4,097
                         2005              4,709
                         2006              2,946
--------------------------------------------------------------------------------
                        Total            $58,596
================================================================================

10                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7.  INCOME TAXES
The items comprising the provision for Federal income tax are as follows:

                                      2001            2000              1999
Taxes currently payable             $ 1,178        $ 1,164            $ 1,176
  Provision (credit) for
  deferred taxes on:
     Discount accretion                   5              7                 (2)
     Reserve for loan losses            (64)           (13)                10
     Other                               31            (29)               (18)
--------------------------------------------------------------------------------
Total deferred recovery                 (28)           (35)               (10)
--------------------------------------------------------------------------------
  Provision for Federal
  income tax                        $ 1,150        $ 1,129            $ 1,166
================================================================================

The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. The provision for income taxes differs from the amount computed by applying the Federal income tax rate of 34 percent due principally to the following:

                                                 2001        2000       1999

Income taxes at statutory rates               $ 1,586      $ 1,506      $ 1,511
Tax-exempt interest                              (475)        (429)        (392)
Other                                              39           52           47
--------------------------------------------------------------------------------
Provision for federal income tax              $ 1,150      $ 1,129      $ 1,166
================================================================================

The details of the net deferred tax liability at December 31 are as follows:

                                                           2001            2000
Deferred tax assets:
   Reserve for loan loss                                $   516         $   452
   Depreciation                                              24              26
   Other                                                     79             103
--------------------------------------------------------------------------------
Total deferred tax assets                                   619             581
Deferred tax liabilities:
   Deferred loan fees                                        49              55
   Accrued liabilities                                       70              65
   Other                                                     62              51
   Unrealized gain on securities
     available for sale                                     830             468
--------------------------------------------------------------------------------
Total deferred tax liabilities                            1,011             639
Valuation allowance                                           -               -
Net deferred tax asset liability                        $  (392)        $   (58)
================================================================================

8.  EMPLOYEE BENEFITS
The Corporation maintains a profit sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $352,000, $330,000 and $328,000 for 2001, 2000 and
1999, respectively.

9.  OTHER EXPENSES
Included in other expenses for the years ended December 31, 2001, 2000 and 1999 are the following amounts:

                                  2001        2000        1999
Michigan single business tax    $ 153        $ 173        $ 192

10. RESTRICTIONS ON CASH BALANCES AND UNDIVIDED PROFITS
The Bank is required to maintain legal reserve requirements based on the level of balances in deposit categories. Cash balances restricted from usage due to these requirements were $6,756,000 and $6,667,000 at December 31, 2001 and 2000, respectively.

Unless prior regulatory approval is obtained, banking regulations limit the amount of dividends that the Bank could declare to the current year's net profit and retained new profits for the previous two years, less any required transfers to surplus. The amount available for the payment of dividends at December 31, 2001 was $3,420,000.

11. COMMON STOCK
On March 17, 1999, the Board of Directors declared a 100 percent stock dividend to holders of record of common stock of the Corporation on March 28, 1999, payable April 20, 1999, which was accounted for as if it were a stock split. The accompanying consolidated financial statements reflect this transaction and all per share amounts have been restated for the stock dividend.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

                                          2001                   2000
                                              Estimated             Estimated
                                   Carrying      Fair     Carrying     Fair
                                    Amount      Value      Amount     Value

Assets:
  Cash and cash equivalents         $ 19,933   $ 19,933   $ 22,357   $ 22,357
  Securities                          63,328     63,904     60,411     60,696
  Other Securities                       541        541        541        541
  Loans:
    Commercial                        78,786     80,096     80,054     79,945
    Real estate mortgage              38,469     38,461     28,174     28,319
    Installment                       23,659     24,211     26,796     26,691
    Accrued interest
      receivable                       1,395      1,395      1,631      1,631
Liabilities:
  Deposits:
    Interest-bearing                 168,848    169,759    160,620    160,719
    Noninterest-bearing               35,003     35,003     36,184     36,184
    Accrued interest payable             403        403        496        496

The following methods and assumptions were used in estimating the fair value of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

                                      CBC                                     11

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

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

The Corporation had outstanding loan origination commitments aggregating $53,188,000 and $38,853,000 at December 31, 2001 and 2000, respectively, of which $31,671,000 and $20,930,000 of loans was outstanding at year end and included in the Corporation's balance sheet.

12                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

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

                                                              DECEMBER 31, 2001

                                                                  To Be
                                                Current         Adequately       To Be Well
                                                Capital         Capitalized      Capitalized
Total capital (to risk-weighted assets):
   Amount                                      $  27,701      $  11,598           $  14,497
   Ratio                                            19.1%           8.0%               10.0%

Tier I capital (to risk-weighted assets):
   Amount                                         24,865          5,799               8,698
   Ratio                                            17.2%           4.0%                6.0%

Tier I capital (to average assets):
   Amount                                         24,865          9,197              11,497
   Ratio                                            10.8%           4.0%                5.0%


                                                              DECEMBER 31, 2001

                                                                  To Be
                                                Current         Adequately       To Be Well
                                                Capital         Capitalized      Capitalized

Total capital (to risk-weighted assets):
   Amount                                      $  28,044      $  11,295           $  14,118
   Ratio                                            19.9%           8.0%               10.0%

Tier I capital (to risk-weighted assets):
   Amount                                         25,652          5,647               8,471
   Ratio                                            18.2%           4.0%                6.0%

Tier I capital (to average assets):
   Amount                                         25,652          8,832              11,040
   Ratio                                            11.6%           4.0%                5.0%


                                      CBC                                     13

COUNTY BANK CORP
--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT
================================================================================

                        [PLANTE & MORAN, LLP LETTERHEAD]

The Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 2001 and 2000, and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


Auburn Hills, Michigan                               /s/ Plante & Moran, LLP
January 22, 2002

14                                    CBC

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

EARNINGS

Major components of the operating results of the Corporation for 2001, 2000 and 1999 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS

                                          2001        2000        1999        1998         1997
Interest income                        $ 15,052   $  15,578   $   14,027   $  13,826    $  13,556
Interest expense                          5,583       6,460        5,373       5,355        5,162
-------------------------------------------------------------------------------------------------
Net interest income                       9,469       9,118        8,654       8,471        8,394
Provision for possible loan losses          195         240          320         120          120
-------------------------------------------------------------------------------------------------
Net interest income after provision
for possible loan losses                  9,274       8,878        8,334       8,351        8,274
Other income                              2,482       2,245        2,597       2,283        2,166
Other expenses                            7,091       6,693        6,487       6,175        6,064
-------------------------------------------------------------------------------------------------
Income before provision for
Federal income tax                        4,665       4,430        4,444       4,459        4,376

Provision for Federal income tax          1,150       1,129        1,166       1,239        1,215
-------------------------------------------------------------------------------------------------
Net income                             $  3,515   $   3,301   $    3,278   $   3,220    $   3,161
=================================================================================================
PER SHARE
Net income                             $   2.96   $   2.78    $    2.76    $    2.71    $    2.66
Dividends declared                     $   3.65   $   1.04    $     .94    $    2.90    $     .85


NET INTEREST INCOME
Deposits increased in time and savings deposits during the year while balances in interest bearing and non-interest bearing accounts declined. This was a result of eleven reductions in the Federal funds target by the Federal Reserve Board's Open Market Committee. The reductions, totaling 4.75%, reduced the rate of return available in the Bank's Choice account and other competitive money market deposit accounts. Consequently, customers returned to time deposits to protect yield in the falling market and to ordinary savings accounts to maintain stability. The result was moderate growth in deposits and a reduction in the Corporation's interest cost. Loan demand remained moderate through the first three quarters of the year, but rebounded strongly in the fourth quarter. Net increases in loans totaled $6,078,000 for the year. The Corporation's loan to deposit ratio increased to 70.2% at year end 2001 from 69.6% at year end 2000. This moderate growth in loans enabled the Corporation to increase its investment portfolio slightly above $2,000,000 after accounting for the changes in value of the available for sale portfolio. The net result of the changes enabled the Corporation to maintain its net interest margin as a per cent of average assets on a Federal tax equivalent (FTE) basis at 4.54%; net interest income increased $396,000. The Corporation continues to match rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.



                                      CBC                                     15

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

Activity related to the reserve for loan losses resulted in net charged off loans of $7,000 in 2001. Net charged off loans recorded in 2000 were $202,000. Provisions for possible loan losses were $195,000 in 2001 and $240,000 for 2000. The ratio of reserve for possible loan losses to gross loans equaled 1.5%, 1.4% and 1.4% in 2001, 2000 and 1999, respectively.

NON-INTEREST INCOME
Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Non-interest income increased 10.6% during 2001. Trust income fell as result of declining market values in accounts where fees are based on asset values, although the number of trust accounts increased during the year. Service charges on deposit accounts increased 8.01% as a result of growth in deposits and increases in fees. Other income categories increased by 27.8% as a result of increases in mortgage servicing income, the capitalization of mortgage servicing rights, fees resulting from increased ATM and debit card activity and increased sweep management fees. The gain on sale of assets resulted primarily from a gain on the sale of one property in other real estate.

NON-INTEREST EXPENSE
Total non-interest expense increased 6.0% during 2001. Salaries and employee benefits increased 7.4% as a result of increases in salaries partly due to a compensation study that resulted in adjusting some salaries to market conditions, a one-time recovery of vacation expense in 2000 resulting from a change in vacation policy, and normal increases in salaries and benefits. Occupancy expenses increased 4.6% as a result on ongoing remodeling expenses to the main office. Other expenses increased 3.3% for the year.

FINANCIAL CONDITION

Average assets for the Corporation totaled $225,272,000, $212,993,000 and $202,995,000 in 2001, 2000 and 1999 respectively. The 5.7% growth in average assets follows a 4.9% growth in 2000 and a 7.0% growth in 1999. Average loans grew 1.0% while average interest bearing deposits grew 7.0%. Average earning assets grew 5.7% compared to average total deposit growth of 5.8%.

CAPITAL

The Corporation currently has 517 stockholders representing 1,186,472 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 2001 to bid and asked prices for 2000.

                         2001
                    Bid        Asked
First Quarter   $  38.00      $ 40.00
Second Quarter     40.00        41.00
Third Quarter      40.00        41.00
Fourth Quarter     42.00        43.00

                          2000
                   Bid          Asked
First Quarter   $  40.33       $ 41.67
Second Quarter     41.67         43.50
Third Quarter      40.67         42.00
Fourth Quarter     38.83         40.67

The Corporation paid quarterly cash dividends and paid a special dividend in December of 2001. In addition, the Corporation paid a one time cash dividend of $2.50 per share on March 30, 2001. Cash dividends during 2001 totaled $4,331,000 and $1,234,000 in 2000. Dividends per share paid during 2001 equaled $3.65; the Corporation paid $1.04 per share in dividends during 2000. On March 17th 1999, the Board of Directors declared a 100 percent stock dividend to holders of common stock on March 28, 1999 payable April 20, 1999. All per share data in this narrative have been restated to reflect the new number of shares. The Corporation did not issue any authorized shares of stock in 2001 or 2000. At the April 21, 2000 annual meeting, the stockholders of the Corporation increased the authorized shares of the Corporation to 3,000,000.



16                                     CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

The Corporation's return on average equity totaled 13.6% in 2001 and 13.2% in 2000. Effective December 31, 1992, the Corporation is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Corporation's capital to risk-weighted asset ratio was 19.1% on December 31, 2001 and was 19.9% on December 31, 2000.

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 10 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders. Dividends upstreamed to the Corporation were $4,331,000 in 2001 and $1,234,000 in 2000.

The estimated market value of U.S. Government securities and U.S. Agency securities totaled 15.8% of total deposits on December 31, 2001. The percentage for 2000 was 17.1%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.

SPECIAL RECOGNITION

[ANGELA TENBUSCH PHOTO]

Angela was promoted to the Elba Branch Officer in December, 2001. She started with the Bank in 1995 at the Attica office. Angela transferred to the Southgate office where she earned her Certified Teller and Customer Service Specialist ratings. In January of 1999, Angela was assigned to the Elba Branch and became the Assistant Branch Manager. One year later, she was promoted to Elba Branch Manager. Angela is continuing her college education at Mott Community College. She and her husband, Timothy, enjoy being outdoors and touring on their Harley-Davidson motorcycle.

[LATRICIA ROSS PHOTO]

Latricia came to the Bank in August of 1998 as the Human Resources Assistant. While working full-time as the HR Assistant, Latricia was attending Baker College where she received her Bachelor of Business Administration degree in June of 2000. Latricia was promoted to the Human Resources Manager in October of 2000 and appointed the Human Resources Director in December, 2001. Latricia has lived in Flint for the majority of her life. She has 3 children, Jaresa, Kevin, Jr. and Christine. She is currently attending Spring Arbor University, where she is pursuing a Masters of Arts in Counseling degree.


                                      CBC                                     17

COUNTY BANK CORP
--------------------------------------------------------------------------------
SPECIAL RECOGNITION
================================================================================

                 SPECIAL RECOGNITION AND AWARDS WERE PRESENTED
             TO THESE EMPLOYEES IN HONOR OF THEIR DEDICATED SERVICE

[35 YEARS: PRESIDENT CURT CARTER PHOTO]

[30 YEARS:  LAURIE VERBEKE AND BERNADETTE TALASKI PHOTO]

[15 YEARS: (LEFT TO RIGHT)  KIM HILL, DENISE SCHLAUD AND MARSHA KALAKAY PHOTO]

[10 YEARS: (LEFT TO RIGHT) SUE HILL, MARGARET HODGSON, MARY SCHROEDER AND COLLEEN SUTTON PHOTO]

[FROM LEFT: 5 YEARS: ALAN BUTLER, DANIELLE PORTICE, BRENDA CARR, LAURIE CHATEAUVERT, CHERRY NEWLON, ROSEMARY SCHLAUD, SHARI LECLAIR, TERRY HOUSE. PHOTO]



18                                    CBC

COUNTY BANK CORP
--------------------------------------------------------------------------------
BOARD OF DIRECTORS
================================================================================


                                COUNTY BANK CORP
                               BOARD OF DIRECTORS



                                    [PHOTO]



      Back Row, Left to Right: Chuck Schiedegger, Curt Carter, Dave Bush,
                        Jim Harrington, and Pat Cronin.
           Front Row, Left to Right: Ernie Lefever, Tom Butterfield,
                           Tim Oesch, and Mike Blazo.

                                      CBC                                     19

COUNTY BANK CORP
--------------------------------------------------------------------------------
LAPEER COUNTY BANK & TRUST CO.
DIRECTORS and OFFICERS
================================================================================

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

                            WHOLLY OWNED SUBSIDIARY
                         LAPEER COUNTY BANK & TRUST CO.

CURT CARTER
   President
BRUCE J. CADY
   Senior Vice President
LAIRD A. KELLIE
   Vice President
ELLIE WATCHORN
   Vice President & Trust Officer
JOSEPH H. BLACK
   Financial Officer
SHELLY M. CHILDERS
   Data Processing Officer
DEBRA COE
   Metamora Branch Officer
JIM COPPINS
   Business Development Director
ALAN J. CURTIS
   Senior Commercial Loan Officer
SUSANNE R. DICKEY
   Assistant Financial Officer
DOROTHY A. FLEMING
   Attica Branch Officer

DEAN A. GOODRICH
   Auditor
BETH A. HENDERSON
   Director of Consumer Lending
DAVID M. HENDRY
   Commercial Loan Officer
MARSHA A. KALAKAY
   Southgate Branch Officer
WILLIAM E. O'CONNOR
   Commercial Loan Officer
LATRICIA ROSS
   Human Resources Director
NANCY F. SOMMERVILLE
   Consumer Loan Officer
KATHLEEN M. SUTHERLAND
   Director of Mortgage Lending
BERNADETTE F. TALASKI
   Branch Administrator
ANGELA TENBUSCH
   Elba Branch Officer
CAROL J. WANGLER
   Operations Officer

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

20                                      CBC

                                   [PICTURE]

                        A LAPEER COUNTY TRADITION . . .

                                                MEMBER FDIC