Form 10-K, Exhibit 13
period 2002-12-31
COUNTY BANK CORP
filed 2003-03-27
CIK 830480

                                     [PHOTO]

                                       CBC
                                COUNTY BANK CORP
                               2002 ANNUAL REPORT

COUNTY BANK CORP
--------------------------------------------------------------------------------
BOARD OF DIRECTORS
================================================================================

                                     [PHOTO]
                                COUNTY BANK CORP
                               BOARD OF DIRECTORS
  BACK ROW, LEFT TO RIGHT: Pat Cronin, Tim Oesch, Tom Butterfield, Mike Blazo,
                        Ernie Lefever, Chuck Schiedegger
        FRONT ROW, LEFT TO RIGHT: Dave Bush, Curt Carter, Jim Harrington



               [PHOTO]                                   [LCBT LOGO]
                                             SERVING OUR COMMUNITY FOR 100 YEARS

IN NOVEMBER, BRUCE CADY, SENIOR VICE
PRESIDENT OF LAPEER COUNTY BANK & TRUST
CO. WAS NAMED EXECUTIVE VICE PRESIDENT
AND APPOINTED A DIRECTOR OF BOTH THE
BANK AND THE CORPORATION. BRUCE JOINED
THE BANK IN SEPTEMBER, 1999 WITH OVER 24
YEARS OF PREVIOUS BANKING EXPERIENCE.
BRUCE, HIS WIFE DEBBIE AND THEIR TWO
CHILDREN LIVE IN THE LAPEER AREA.

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE
================================================================================



TO OUR STOCKHOLDERS AND FRIENDS


THE 100th year of the Bank was a dandy! We literally celebrated our Centennial year from January through December. Four quarterly prize drawings were held for customers. A "mystery trip" took our employees to Frankenmuth and a family picnic was held in May. June brought the Ice Cream Social on the historic courthouse lawn where over 1,500 friends and customers enjoyed themselves. The celebration culminated on September 19th, when over 3,000 dinner customers were hosted by nearly 70 employees and treated to live entertainment throughout the day. The entire "Big Event", was held under 26,000 sq. ft. of white tents in Annrook Park behind the Bank. Eighty customers left the party with over $15,000 in prizes, raising the total prize drawings for the year to over $25,000. Thanks go out to Bernadette Talaski and her Committee, along with our many customers, for making this all possible.

Financially, the year was also very good. Total assets rose to $240 million, with investments of $59 million and loans of $155 million. The year closed with deposits at $208 million. Net income increased $301,000 to a record $3.8 million. With a return of 1.62%, we extended our earnings history to eight (8) consecutive years with a return on average assets in excess of 1.50%.

Led by commercial loans, our outstanding loans grew $12 million. Included in that increase was $4.5 million of Home Equity Credit Lines. Residential mortgages showed a decrease after $16 million was sold in the secondary market; but that area is our busiest with the refinancing phenomenon continuing at historically low rates. With only one drop in loan rates compared to eleven in 2001, we maintained our interest margin throughout the year. More importantly, loan quality remains strong with net chargeoffs of only $104,000 for the year. In addition, the ratio of reserve for possible loan losses to total loans continued to exceed peers, with delinquency rates under control.

At $29 million, stockholders' equity continued to exceed regulatory requirements. Notwithstanding that level of capital, return on average stockholders' equity was 13.6%. Earnings per share at $3.22 compared favorably to $2.96 last year. The quarterly and special cash dividends totaled $1.26 versus $1.15 in 2001, an increase of 9.6%. The market price of your stock, as verified with four brokerage firms on a monthly basis, ended the year in the $47-$48 range. The value continues to grow, presumably based on the Corporation's performance, and demand remains strong.

Good news for 2002 was not limited to our Centennial year and strong financial showing. I am pleased to report that Bruce Cady was named a director of both the Corporation and the Bank. In addition, he was elevated to Executive Vice President of the Bank, recognizing his position relative to the Corporation and its future successes. Also, Nancy Sommerville was promoted to Business Development Director, replacing Jim Coppins who retired from the work force after nine years with us. Jennifer Komondy was promoted from Branch Manager to Imlay City Branch Officer. Joe Black assumed the investment duties from Ray Sowton who retired from his part-time investment role, after being affiliated with the Bank for over 37 years. Joe was also named Chief Financial Officer. In January of this year, Ernie Miller joined us as Vice President and Trust Officer. He came to the Bank with a strong background in trust and specifically the investment area. His knowledge and experience make him an excellent addition to the Bank. Also, further in the report, you'll see eight of our staff recognized for completing 105 years of service during 2002. These recipients, given awards for increments of five years, were led by Sue Dickey and Alan Curtis with 25 years each and Laird Kellie with 20 years.

During the year, the second floor was renovated to house both Data Processing and Check Processing. Soon their former area will be remodeled for the Accounting, Auditing and Business Development departments. That will complete the Main Office remodeling and work will be started on the new, full service Deerfield Branch office, to be located immediately west of the existing location. By the time you read this report, the Bank's website should be operational and we will start offering Online Banking by late summer. In all aspects, 2002 was a wonderful year and we're excited about the prospects for 2003, despite the continuing economic uncertainties.




--------------------------------------CBC------------------------------------- 1

COUNTY BANK CORP
--------------------------------------------------------------------------------
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS
================================================================================

Please join me at 3:30 p.m. on Friday, April 18, 2003 at the Lapeer Country Club for our Annual Meeting of Stockholders. Follow I-69 west from Lapeer to Lake Nepessing Road and exit south to Hunt Road. Turn right on Hunt Road to the Country Club. In the interim, feel free to stop in or call me with any concerns or questions. As always, your comments and support are important to me and to the Bank.

                                        Very truly yours,

                                        /S/ Curt Carter

                                        CURT CARTER
                                        President



FINANCIAL HIGHLIGHTS

AT YEAR END                                      2002       2001       2000       1999
(000's OMITTED)
Assets                                       $240,316   $232,195   $225,258   $207,397
Deposits                                      208,418    203,851    196,804    182,182
Loans                                         155,315    143,053    136,975    134,651
Securities                                     59,271     63,869     60,952     49,754
Stockholders' equity                           29,415     26,453     26,564     23,825

FOR THE YEAR
(000's OMITTED)
Net income                                   $  3,816   $  3,515   $  3,301   $  3,278
Cash dividend declared                          1,519      4,331      1,234      1,109
Return on average assets (%)                     1.62       1.56       1.55       1.61
Return on average stockholders' equity (%)       13.6       13.6       13.2       14.1

PER SHARE
Book value                                   $  24.79   $  22.30   $  22.39   $  20.08
Net income                                       3.22       2.96       2.78       2.76
Cash dividend declared                           1.26       3.65       1.04        .94

                                    [GRAPH]

RETURN ON AVERAGE ASSETS
         (PERCENT)
1999      2000     2001     2002
1.61      1.55     1.56     1.62

                                    [GRAPH]

NET INCOME PER SHARE
     (IN DOLLARS)
1999      2000     2001     2002
2.76      2.78     2.96     3.22

2 ------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
================================================================================

(000's OMITTED)                                                           AS OF
                                                                       DECEMBER 31
ASSETS
                                                                      2002       2001

Cash and due from banks (Note 10)                                   14,401   $ 13,383
Federal funds sold                                                   5,850      6,550
-------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS                                           20,251     19,933

Securities held to maturity (Note 3)                                24,040     26,531
Securities available for sale (Note 3)                              34,690     36,797
Other Securities                                                       541        541
Loans (Note 4)                                                     155,315    143,053
Less reserve for possible loan losses (Note 4)                       2,165      2,139
-------------------------------------------------------------------------------------

NET LOANS                                                          153,150    140,914

Premises and equipment - net (Note 6)                                4,934      4,431
Interest receivable and other assets                                 2,710      3,048
-------------------------------------------------------------------------------------
Total Assets                                                       240,316   $232,195
=====================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits                            $ 33,704   $ 35,003
   Interest-bearing demand deposits                                 66,809     68,117
   Savings deposits                                                 50,215     42,135
   Time deposits (Note 7)                                           57,690     58,596
-------------------------------------------------------------------------------------

TOTAL DEPOSITS                                                     208,418    203,851

Interest payable and other liabilities                               2,483      1,891
-------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                  210,901    205,742

Stockholders' equity:
   Common stock, $5 par value:
     Authorized - 3,000,000 shares
     Issued and outstanding - 1,186,472 shares in 2002 and 2001      5,932      5,932
   Surplus                                                           8,634      8,634
   Undivided profits (Note 10)                                      12,595     10,274
   Accumulated other comprehensive income                            2,254      1,613
-------------------------------------------------------------------------------------

Total stockholders' equity                                          29,415     26,453
-------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $240,316   $232,195
=====================================================================================



SEE ACCOMPANYING NOTES.

--------------------------------------CBC------------------------------------ 3

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================


(000'S OMITTED, EXCEPT PER SHARE DATA)


                                                                                                 ACCUMULATED
                                                                                                     OTHER           TOTAL
                                                     COMMON                        UNDIVIDED    COMPREHENSIVE    STOCKHOLDERS'
                                                      STOCK          SURPLUS        PROFITS         INCOME           EQUITY
BALANCE, DECEMBER 31, 1999                           $  5,932       $  8,634       $  9,023        $    236       $ 23,825

Comprehensive income:
   Net income                                               -              -          3,301               -          3,301
   Change in unrealized gain on securities
     available for sale, net of tax of $346
     and reclassification adjustment                        -              -              -             672            672
----------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                           3,973
Cash dividends ($1.04 per share)                            -              -         (1,234)              -         (1,234)
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                              5,932          8,634         11,090             908         26,564
Comprehensive income:
   Net income                                               -              -          3,515               -          3,515
   Change in unrealized gain on securities
     available for sale, net of tax of $363
     and reclassification adjustment                        -              -              -             705            705
----------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                           4,220
Cash dividends ($3.65 per share)                            -              -         (4,331)              -         (4,331)
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                              5,932          8,634         10,274           1,613         26,453
Comprehensive income:
   Net income                                               -              -          3,816               -          3,816
   Change in unrealized gain on securities
     available for sale, net of tax of $330
     and reclassification adjustment                        -              -              -             641            641
----------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                           4,457
Cash dividends ($ 1.26 per share)                           -              -         (1,495)              -         (1,495)
----------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2002                           $  5,932       $  8,634       $ 12,595        $  2,254       $ 29,415
============================================================================================================================

                                    [GRAPH]


      STOCKHOLDERS' EQUITY
         (IN MILLIONS)
1999      2000     2001     2002
23.8      26.6     26.5     29.4

                                    [GRAPH]

REVIEW ON AVERAGE STOCKHOLDERS'
            EQUITY
          (PERCENT)
1999      2000     2001     2002
14.1      13.2     13.6     13.6

SEE ACCOMPANYING NOTES

4 ------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
================================================================================
(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31

                                                                         2002          2001          2000
Interest income:
   Interest and fees on loans                                         $10,637       $11,454       $12,113
   Interest on investment securities:
     U.S. Government                                                       48           193           233
     U.S. Government Agencies' mortgage-backed securities               1,331         1,671         1,622
     State and political subdivisions                                   1,407         1,340         1,127
     Other                                                                191            82            53
   Interest on Federal funds sold                                         117           312           430
----------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                                                  13,731        15,052        15,578
Interest expense:
   Interest on demand deposits                                            857         1,853         2,538
   Interest on savings deposits                                           650           842         1,071
   Interest on time deposits (Note 7)                                   2,295         2,888         2,850
   Interest on borrowed funds                                               -             -             1
----------------------------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                                                  3,802         5,583         6,460
----------------------------------------------------------------------------------------------------------

Net interest income - before provision for possible loan losses         9,929         9,469         9,118
Provision for possible loan losses (Note 4)                               130           195           240
----------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses            9,799         9,274         8,878

Other income:
   Service fees on loan and deposit accounts                            1,395         1,376         1,274
   Trust income                                                           577           472           495
   Gain on sale of securities                                               1            32             3
   Other                                                                  758           602           473
----------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                                      2,731         2,482         2,245

Other expenses:
   Salaries and employee benefits                                       4,564         4,325         4,029
   Occupancy expense                                                      989         1,031           985
   Other                                                                1,954         1,735         1,679
----------------------------------------------------------------------------------------------------------

TOTAL OTHER EXPENSES                                                    7,507         7,091         6,693
----------------------------------------------------------------------------------------------------------

Income before Federal income tax                                        5,023         4,665         4,430
Provision for Federal income tax (Note 8)                               1,207         1,150         1,129
----------------------------------------------------------------------------------------------------------

NET INCOME                                                            $ 3,816       $ 3,515       $ 3,301
=========================================================================================================

EARNINGS PER SHARE (Note 11)                                          $  3.22       $  2.96       $  2.78





SEE ACCOMPANYING NOTES.


--------------------------------------CBC------------------------------------- 5

COUNTY BANK CORP
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================
(000'S OMITTED)
YEARS ENDED DECEMBER 31



                                                                                 2002            2001            2000
Cash flows from operating activities:
   Net income                                                                $  3,816        $  3,515        $  3,301
   Adjustments to reconcile net income to net cash
       from operating activities:
          Depreciation and amortization                                           372             454             435
          Provision for loan losses                                               130             195             240
          Net amortization and accretion of securities                            234             127              88
          Deferred income taxes                                                   268             (28)            (35)
          Gain on sale of securities                                               (1)            (32)             (3)
          Loss on sale of premises and equipment                                   20               -               -
          (Increase) decrease in accrued interest receivable and other             70               8             (98)
          Increase (decrease) in accrued interest payable and other               262            (362)            154
----------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                       5,171           3,877           4,082

Cash flows from investing activities:
   Proceeds from maturities of held-to-maturity investment securities           3,568           3,502           3,142
   Proceeds from maturities of available-for-sale securities                    7,999           8,767           5,674
   Proceeds from calls/sales of available-for-sale securities                   5,010          10,957           3,040
   Purchase of Federal Reserve Bank Stock                                           -               -            (120)
   Purchase of held- to- maturity investment securities                        (1,128)         (2,346)         (2,760)
   Purchase of available- for- sale securities                                (10,113)        (22,824)        (19,241)
   Net increase in loans                                                      (12,366)         (6,085)         (2,526)
   Premises and equipment expenditures                                           (895)           (988)           (105)
----------------------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                          (7,925)         (9,017)        (12,896)

Cash flows from financing activities:
   Net increase (decrease) in interest-bearing and noninterest-
       bearing demand accounts                                                 (2,607)         (2,501)         16,326
   Net increase (decrease) in savings and time deposits                         7,174           9,548          (1,704)
   Cash dividends paid                                                         (1,495)         (4,331)         (1,234)
----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       3,072           2,716          13,388
----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                              318          (2,424)          4,574
Cash and cash equivalents - Beginning of year                                  19,933          22,357          17,783
----------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                      $ 20,251        $ 19,933        $ 22,357
======================================================================================================================
Supplemental cash flow information:
Cash paid for:
       Interest                                                              $  3,885        $  5,676        $  6,395
       Income tax                                                            $    986        $  1,267        $  1,099


SEE ACCOMPANYING NOTES.

6 --------------------------------------CBC-------------------------------------

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

CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value,with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

LOANS - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual on interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.


--------------------------------------CBC------------------------------------- 7

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized amount.

CREDIT RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using primarily the straightline method. Building improvements and furniture and equipment are amortized over their estimated useful lives.

OTHER ASSETS - Other assets include other real estate owned in the amounts of $341,000 and 769,000 at December 31, 2002 and 2001, respectively, carried at the lower of cost or estimated net realizable value.


EARNINGS PER SHARE - Earnings per share is based on the weighted-average number of common shares outstanding, retroactively adjusted for the impact of stock splits.


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

8 --------------------------------------CBC-------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The only item included in accumulated other comprehensive income at December 31, 2002 and 2001 is the net unrealized gains and losses on available-for-sale securities, net of related tax.

RECENT ACCOUNTING PRONOUNCEMENTS - Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions, (SFAS 147), supercedes SFAS 72 and requires that the acquisition of financial institutions be accounted for in accordance with SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. In addition, SFAS 147 amends SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions. The adoption of SFAS 147 will not have an affect on the Corporation's financial statements.

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (SFAS 148), effective for fiscal years ending after December 15, 2002, amends FASB Statement No. 123, Accounting for Stock-Based Compensation. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation as well as require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The adoption of SFAS 148 will not have an affect on the Corporation's financial statements.

RECLASSIFICATION - Certain items in the 2001 financial statement have been reclassified to conform with the 2002 presentation.

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

BALANCE SHEETS

                                                               DECEMBER 31
                                                            2002           2001

ASSETS
Cash and due from banks                                 $     44       $      2
Investment in subsidiary                                  29,413         26,478
--------------------------------------------------------------------------------
Total assets                                            $ 29,457       $ 26,480
================================================================================
LIABILITIES                                             $     42       $     27
STOCKHOLDERS' EQUITY                                       5,932          5,932
Common stock, $5 par value
Surplus                                                    8,634          8,634
Undivided profits                                         12,595         10,274
Accumulated other comprehensive
income - Net of tax and reclassification
adjustments                                                2,254          1,613
--------------------------------------------------------------------------------
Total stockholders' equity                                29,415         26,453
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity              $ 29,457       $ 26,480
================================================================================

STATEMENTS OF INCOME

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31

                                                2002         2001         2000
Dividends from subsidiary Bank               $ 1,537      $ 4,331      $ 1,234
Other expense                                    (23)         (22)         (20)
--------------------------------------------------------------------------------
Income - before equity in undistributed
   earnings of subsidiary Bank and
   federal Taxes                               1,514        4,309        1,214
Federal Tax Benefit                                8            7            8
--------------------------------------------------------------------------------
Income - before equity in undistributed
   earnings of subsidiary Bank                 1,522        4,316        1,222
Equity in undistributed earnings of
   subsidiary Bank                             2,294            -        2,079
Dividends in excess of current
earnings of the bank                               -         (801)           -
--------------------------------------------------------------------------------
Net income                                   $ 3,816      $ 3,515      $ 3,301
================================================================================

STATEMENTS OF CASH FLOWS


                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31
                                               2002           2001          2000
Cash flows from operating activities:
    net income                              $ 3,816        $ 3,515       $ 3,301
    Adjustments to reconcile net
    income to net cash from
    operating activities:
      Undistributed earnings
        of subsidiary                        (2,294)             -        (2,079)
      Dividends in excess of
        earnings of subsidiary                    -            801             -
      Other                                      15             15            12
--------------------------------------------------------------------------------
Net cash provided by
operating activities                          1,537          4,331         1,234
Cash flows from financing activities:
  Dividends paid                             (1,495)        (4,331)       (1,234)
--------------------------------------------------------------------------------
Net change in cash and                           42              -             -
cash equivalents
Cash and cash equivalents
at beginning of year                              2              2             2
--------------------------------------------------------------------------------
Cash and cash equivalents
at end of year                              $    44        $     2       $     2
================================================================================

--------------------------------------CBC------------------------------------- 9

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

3. SECURITIES

The carrying amount and approximate market value of securities held to maturity were as follows:

                                            DECEMBER 31, 2002

                                                Gross         Estimated
                              Amortized       Unrealized        Market
                                   Cost    Gains     Losses     Value


Obligations of states and
  political subdivisions      $ 21,224    $ 1,339     $  5    $ 22,558
Mortgage-backed securities       2,816         88        -       2,904

--------------------------------------------------------------------------------

Total                         $ 24,040    $ 1,427     $  5    $ 25,462
================================================================================

                                         DECEMBER 31, 2001

                                              Gross         Estimated
                             Amortized     Unrealized        Market
                                  Cost   Gains    Losses     Value



Obligations of states and
  political subdivisions     $  22,662   $ 583    $  108    $ 23,137
Mortgage-backed securities       3,869     101        -        3,970
--------------------------------------------------------------------------------
Total                        $  26,531   $ 684    $  108    $ 27,107
================================================================================

The amortized cost and estimated market value of debt securities held to maturity at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Estimated
                                               Amortized          Market
                                                  Cost             Value
Due in one year or less                         $ 1,353          $ 1,369
Due after one year through five years             7,173            7,626
Due after five years through ten years            9,826           10,501
Due after ten years                               2,872            3,062
--------------------------------------------------------------------------------
Total                                            21,224           22,558

Mortgage-backed securities                        2,816            2,904
--------------------------------------------------------------------------------

Total                                           $24,040          $25,462
================================================================================

The amortized cost and estimated market value of securities available for sale are as follows:

                                             DECEMBER 31, 2002

                                                   Gross           Estimated
                               Amortized        Unrealized          Market
                                Cost        Gains      Losses       Value
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                 $ 6,008     $    70     $     1     $ 6,077
Obligations of states and
  political subdivisions         7,605         505           1       8,109
Corporate securities             2,974       2,584          69       5,489
Mortgage-backed securities      14,688         327           -      15,015
--------------------------------------------------------------------------------

Total                          $31,275     $ 3,486     $    71     $34,690
================================================================================

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
================================================================================

The amortized cost and estimated market value of debt securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Estimated
                                               Amortized          Market
                                                  Cost             Value

Due in one year or less                         $ 4,307          $ 4,381
Due after one year through five years             5,228            5,244
Due after five years through ten years            5,212            5,551
Due after ten years                               1,840            4,499
--------------------------------------------------------------------------------
Total                                            16,587           19,675

Mortgage-backed securities                       14,688           15,015
--------------------------------------------------------------------------------

Total                                           $31,275          $34,690
================================================================================

10------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

At December 31, 2002 and 2001, U.S. government securities and securities of state and political subdivisions carried at $1,000,000 and $2,000,600, respectively, with a market value of $999,900 and $2,200,800, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no investment securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 2002.

4. LOANS

Major classifications of loans are summarized as follows:

                                                          2002             2001
Commercial                                            $ 81,349         $ 64,029
Real estate mortgage                                    37,265           38,499
Installment                                             20,413           24,083
Construction                                            16,288           16,442
-------------------------------------------------------------------------------
Total loans                                            155,315          143,053
Less reserve for possible loan losses                    2,165            2,139
-------------------------------------------------------------------------------
Net loans                                             $153,150         $140,914
===============================================================================

At December 31, 2002 and 2001, approximately $4,198,000 and $4,340,000, respectively, of loans were outstanding to officers, Bank directors, principal stockholders and their associated companies. In 2002, additions and reductions, including loan renewals, were $3,118,000 and $3,260,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the reserve for possible loan losses were as follows:


                                         2002             2001             2000

Balance at beginning of year          $ 2,139          $ 1,951          $ 1,913
Provision charged to operations           130              195              240
Loans charged off                        (125)            (105)            (263)
Recoveries                                 21               98               61
--------------------------------------------------------------------------------
Balance at end of year                $ 2,165          $ 2,139          $ 1,951
================================================================================
Reserve as a percent of

Total loans                              1.39%            1.50%            1.42%
================================================================================


The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (except residential mortgages and consumer loans) are considered impaired.


                                                   2002            2001

Impaired loans without a                         $    -          $    -
  valuation allowance
Impaired loans with a
  valuation allowance                               392             454
--------------------------------------------------------------------------------
Total impaired loans                                392             454
================================================================================
Valuation allowance related
  to impaired loans                                  29              30
Average investment in
  impaired loans                                 $  423          $1,146
================================================================================
Interest income recognized
   on a cash basis on
   impaired loans                                $  100          $    -
================================================================================


5. SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others were approximately $35,810,000 and $27,655,000 at December 31, 2002 and 2001, respectively. The Corporation has not purchased mortgage servicing rights from others.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $53,000 and $54,000 at December 31, 2002 and 2001 respectively.

The balance of capitalized servicing rights, net of valuation allowance, included in other assets at December 31, 2002 and 2001, was $307,000 and $180,000, respectively, and approximates fair value. Activity during the years ended December 31, 2002, 2001 and 2000 was as follows:

                                        2002          2001            2000

Mortgage Servicing
  rights capitalized                $     185         $ 70           $    31
============================================================================
Mortgage servicing
  rights amortized                  $      58         $ 39           $    26
============================================================================

6. PREMISES AND EQUIPMENT

Premises and equipment consists of the following:


                                                         2002            2001
Land and improvements                                   $1,296          $1,012
Buildings and improvements                               4,257           3,940
Furniture and equipment                                  2,672           2,606
--------------------------------------------------------------------------------
Total premises and equipment                             8,225           7,558
Less accumulated depreciation                            3,291           3,127
--------------------------------------------------------------------------------
  Net carrying amount                                   $4,934          $4,431
================================================================================

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $372,000, $454,000 and $435,000, respectively.


---------------------------------------CBC------------------------------------11

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $12,633,000 and $12,536,000, respectively. The remaining maturities of certificates of deposit at December 31, 2002 are as follows:

                                                           2003          $35,845
                                                           2004            7,467
                                                           2005            5,853
                                                           2006            2,558
                                                           2007            5,967
--------------------------------------------------------------------------------
                                                           Total         $57,690
================================================================================

8. FEDERAL INCOME TAXES

Allocation of income taxes between current and deferred portions is as follows:

                                             2002           2001          2000

Current expense                            $  939        $ 1,178        $1,164
Deferred expense (benefit)                    268            (28)          (35)

--------------------------------------------------------------------------------
Total income tax expense                   $1,207        $ 1,150        $1,129
================================================================================

The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. Federal income tax expense differed from the amounts computed by applying the statutory income tax rate to income before federal income tax expense is a result of the following:

                                  2002              2001              2000
Income taxes at
    statutory rates            $ 1,708           $ 1,586           $ 1,506
Tax-exempt interest               (497)             (475)             (429)
Other                               (4)               39                52
--------------------------------------------------------------------------------
Provision for Federal
  income tax                     1,207           $ 1,150           $ 1,129
================================================================================

The details of the net deferred tax liability at December 31 are as follows:

                                                          2002            2001
Deferred tax assets:
Reserve for loan loss                                  $   525         $   516
Depreciation                                                 -              24
Other                                                       71              79
--------------------------------------------------------------------------------
Total deferred tax assets                                  596             619

Deferred tax liabilities
Deferred loan fees                                          79              49
Accrued liabilities                                         77              70
Other                                                       81              62
Depreciation                                               189               -
Unrealized gain on securities
 available for sale                                      1,161             830
--------------------------------------------------------------------------------
Total deferred tax liabilities                           1,587           1,011
Valuation allowance                                          -               -
--------------------------------------------------------------------------------
Net deferred tax liability                             $  (991)        $  (392)
================================================================================

9. EMPLOYEE BENEFITS

The Corporation maintains a defined contribution profit-sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $378,000, $352,000, and $330,000 for 2002, 2001 and 2000, respectively.

10. RESTRICTIONS ON CASH BALANCES, DIVIDENDS, LOANS AND ADVANCES

The Bank is required to maintain legal reserve requirements based on the level of balances in deposit categories. Cash balances restricted from usage due to these requirements were $6,524,000 and $6,756,000 at December 31, 2002 and 2001, respectively.

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

At December 31, 2002, the Bank's retained earnings available for the payment of dividends was $9,089,000. Accordingly, $20,284,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2002. Funds available for loans or advances by the Bank to the Corporation amounted to $1,803,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


11. FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.


12------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The carrying amounts and estimated fair values of financial instruments were as follows:

                                                          2002
                                                CARRYING          ESTIMATED
                                                 AMOUNT           FAIR VALUE

Assets:
   Cash and cash equivalents                    $ 20,251          $ 20,251
   Securities                                     58,730            60,152
   Other securities                                  541               541
Loans:
   Commercial                                     95,537            97,617
   Real estate mortgage                           37,237            38,982
   Installment                                    20,376            20,786
   Accrued interest receivable                     1,259             1,259
Liabilities:
   Deposits:
   Interest-bearing                              174,714           175,982
   Non-interest bearing                           33,704            33,704
   Accrued interest payable                          320               320
--------------------------------------------------------------------------------

                                                           2001
                                                CARRYING          ESTIMATED
                                                 AMOUNT           FAIR VALUE
Assets:
   Cash and cash equivalents                    $ 19,933          $ 19,933
   Securities                                     63,328            63,904
   Other securities                                  541               541
Loans:
   Commercial                                     78,786            80,096
   Real estate mortgage                           38,469            38,461
   Installment                                    23,659            24,211
   Accrued interest receivable                     1,395             1,395
Liabilities:
   Deposits:
   Interest-bearing                              168,848           169,759
   Non-interest bearing                           35,003            35,003
   Accrued interest payable                          403               403
--------------------------------------------------------------------------------


The following methods and assumptions were used in estimating the fair values of financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES) - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

OFF BALANCE SHEET INSTRUMENTS - The fair value of loan commitments and standby letters of credit, valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles, is not considered material.

DEPOSIT LIABILITIES - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

SHORT-TERM BORROWINGS - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

12. OFF BALANCE SHEET ACTIVITIES

CREDIT-RELATED FINANCIAL INSTRUMENTS - The Corporation is a party to credit-related financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on balance sheet instruments.

At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                             CONTRACT AMOUNT
                                                             2002           2001
Commitments to grant loans                              $  59,359      $  53,188
Unfunded commitments under
  lines of credit                                          33,496         21,517



--------------------------------------CBC-------------------------------------13

COUNTY BANK CORP
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines of credit and revolving credit line agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

COLLATERAL REQUIREMENTS - To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Corporation's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment and real estate.

If the counterparty does not have the right and ability to redeem the collateral or if the Corporation is permitted to sell or repledge the collateral on short notice, the Corporation records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

13. REGULATORY MATTERS

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier l leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

                                                     DECEMBER 31, 2002

                                                          TO BE
                                           CURRENT     ADEQUATELY     TO BE WELL
                                           CAPITAL     CAPITALIZED    CAPITALIZED
Total capital (to risk-
   weighted assets):
     Amount                               $  30,263     $  12,591     $  15,739
     Ratio                                     19.2%          8.0%         10.0%

Tier I capital (to risk-
   weighted assets):
     Amount                                  27,161         6,296         9,443
     Ratio                                     17.3%          4.0%          6.0%

Tier I capital (to
  average assets):
     Amount                                  27,161         9,593        11,992
     Ratio                                     11.3%          4.0%          5.0

                                                    DECEMBER 31, 2001

                                                        To Be
                                          Current     Adequately    To Be Well
                                          Capital    Capitalized    Capitalized
Total capital (to risk
   weighted assets):
     Amount                               $ 27,701      $ 11,598      $ 14,497
     Ratio                                    19.9%          8.0%         10.0%

Tier I capital (to risk
   weighted assets):
     Amount                                 24,865         5,799         8,698
     Ratio                                    18.2%          4.0%          6.0%
Tier I capital (to
  average assets):
     Amount                                 24,865         9,197        11,497
     Ratio                                    11.6%          4.0%          5.0%

14------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT
================================================================================

                        [PLANTE & MORAN, LLP LETTERHEAD]




The Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 2002 and 2001, and the consolidated results of its operations and cash flows for each year in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ Plante & Moran, LLP

Auburn Hills, Michigan
January 22, 2003

--------------------------------------CBC-------------------------------------15

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

EARNINGS

Major components of the operating results of the Corporation for 2002, 2001 and 2000 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS


                                           2002        2001        2000        1999        1998

Interest income                         $13,731     $15,052     $15,578     $14,027     $13,826
Interest expense                          3,802       5,583       6,460       5,373       5,355
-----------------------------------------------------------------------------------------------
Net interest income                       9,929       9,469       9,118       8,654       8,471
Provision for possible loan losses          130         195         240         320         120
-----------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses               9,799       9,274       8,878       8,334       8,351
Other income                              2,731       2,482       2,245       2,597       2,283
Other expenses                            7,507       7,091       6,693       6,487       6,175
-----------------------------------------------------------------------------------------------
Income before provision for
   Federal income tax                     5,023       4,665       4,430       4,444       4,459

Provision for Federal income tax          1,207       1,150       1,129       1,166       1,239
-----------------------------------------------------------------------------------------------

Net income                              $ 3,816     $ 3,515     $ 3,301     $ 3,278     $ 3,220
===============================================================================================
PER SHARE
Net income                              $  3.22     $  2.96     $  2.78     $  2.76     $  2.71

Dividends declared                      $  1.26     $  3.65     $  1.04     $   .94     $  2.90


NET INTEREST INCOME

The Federal Reserve Board's Open Market Committee reduced rates fifty basis points during 2002 after eleven rate reductions during 2001. Deposit, loan and securities yields declined during the year in response to the previous rate reductions as maturing instruments renewed at lower rates. The lack of return on investment opportunities encouraged customers to return to the traditional deposit categories such as Every Day Interest Statement Savings accounts and Money Market Deposit Accounts. The Corporation experienced growth of 19.2% in savings accounts, which are comprised of these two categories. Commercial loan demand remained strong; the Corporation posted a 27% increase in this category of loan. Falling rates encouraged borrowers to refinance mortgages. The Corporation is currently selling most of the refinanced mortgages to the secondary market and the mortgage portfolio declined as a result. The market for traditional consumer loans continues to shrink as car leases, 0% financing from the auto finance companies and home equity loans remain popular. The Corporation was able to maintain its interest margin during 2002. The return on average earning assets declined 1% while the total deposit cost dropped 1.2%. Interest expense as a percent of average earnings assets declined 1%. The Bank's net interest yield on a Federal tax equivalent (FTE) basis was 4.6% in 2002 compared to 4.5% in 2001. The Corporation continues to match rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.

16------------------------------------CBC---------------------------------------

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

Activity related to the reserve for loan losses resulted in net charged off loans of $104,000 in 2002. Net charged off loans recorded in 2001 were $7,000. Provisions for possible loan losses were $130,000 in 2002 and $195,000 for 2001. The ratio of reserve for possible loan losses to gross loans equaled 1.4%, 1.5% and 1.4% in 2002, 2001 and 2000, respectively.

NON-INTEREST INCOME

Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Non-interest income increased 10% during 2002. Trust income increased as a result of a new fee structure introduced in 2001. The Corporation had not increased its fee structure for several years. Declining market values in accounts where fees are based on asset values continued to have a negative effect on trust income. Other income categories increased by 26.9% as a result in increases in mortgage servicing income, the capitalization of mortgage servicing rights and gains on sale of mortgages in the secondary market.

NON-INTEREST EXPENSE

Total non-interest expense increased 5.9% during 2002. Personnel expense increased 5.5% compared to 7.4% in 2001. Occupancy expenses increased 3.6% as a result of ongoing remodeling expenses to the main office. Other expenses increased 12.6% for the year. The Corporation celebrated the 100th anniversary of the Bank during 2002; the effort was welcomed and appreciated by our customers. The Corporation experienced higher consultant fees for assistance in developing a technology plan for the future and some assistance in tax issues relative to the remodeling effort that has progressed for the last few years. Legal fees continue to be an issue as we move forward through these increasingly uncertain times.

FINANCIAL CONDITION

Average assets for the Corporation totaled $236,302,000, $225,248,000 and $212,993,000 in 2002, 2001 and 2000 respectively. The 5.0% growth in average assets follows a 5.7% growth in 2001 and a 4.9% growth in 2000. Average loans grew 6.7% while average interest bearing deposits grew 4.8%. Average earning assets grew 4.8% compared to average total deposit growth of 4.5%.

CAPITAL

The Corporation currently has 540 stockholders representing 1,186,472 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 2002 to bid and asked prices for 2001.

                                               2002
                                          BID          ASKED

First Quarter                          $42.00        $ 43.42
Second Quarter                          45.00          45.75
Third Quarter                           47.58          48.00
Fourth Quarter                          47.50          48.00

                                               2001
                                          BID          ASKED

First Quarter                         $ 38.00        $ 40.00
Second Quarter                          40.00          41.00
Third Quarter                           40.00          41.00
Fourth Quarter                          42.00          43.00


The Corporation paid quarterly cash dividends and paid a special dividend in December of 2002 and 2001. In addition, the Corporation paid a one time cash dividend of $2.50 per share on March 30, 2001. Cash dividends during 2002 totaled $1,495,000 and $4,331,000 in 2001. Dividends per share paid during 2002 equaled $1.26; the Corporation paid $3.65 per share in dividends during 2001. The Corporation did not issue any authorized shares of stock in 2002 or 2001.



--------------------------------------CBC-------------------------------------17

COUNTY BANK CORP
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
================================================================================

The Corporation's return on average equity totaled 13.6% in both 2002 and 2001. Effective December 31, 1992, the Corporation is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Corporation's capital to risk-weighted asset ratio was 19.2% on December 31, 2002 and was 19.9% on December 31, 2001.

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 10 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders and the Corporation's minimal operating expenses. Dividends upstreamed to the Corporation were $1,514,000 in 2002 and $4,331,000 in 2001.

The estimated market value of U.S. Government securities and U.S. Agency securities totaled 11.5% of total deposits on December 31, 2002. The percentage for 2001 was 15.8%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.



                                    [PHOTO]
                                Brown City Parade
                                  June 8, 2002




18------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
SPECIAL RECOGNITION
================================================================================

[PHOTO]

ERNEST MILLER JOINED THE BANK IN JANUARY OF 2003 AS VICE PRESIDENT AND TRUST OFFICER. FROM GALESBURG, IL, HE BRINGS EXPERIENCE AS A TRUST DEPARTMENT HEAD AND HAS WORKED AS A TRUST INVESTMENT OFFICER AND ADMINISTRATOR. HE HOLDS AN MBA IN FINANCE AND IS A LICENSED INVESTMENT PROFESSIONAL.

NANCY SOMMERVILLE JOINED THE BANK IN AUGUST OF 1988. SHE WAS THE FIRST ASSISTANT MANAGER AT THE METAMORA OFFICE, BECAME ELBA BRANCH MANAGER IN 1992 AND WAS PROMOTED TO BRANCH OFFICER IN 1994. IN JANUARY, 1996 NANCY TRANSFERRED TO THE LOAN DEPARTMENT WHERE SHE WAS A CONSUMER LOAN OFFICER. SHE WAS NAMED BUSINESS DEVELOPMENT DIRECTOR IN JULY.

[PHOTO]


[PHOTO]

JENNIFER KOMONDY JOINED THE BANK IN 1997. HIRED AS A TELLER, SHE ADVANCED TO ELBA SENIOR TELLER AND CUSTOMER SERVICE SPECIALIST. IN 2000 SHE BECAME IMLAY CITY BRANCH SUPERVISOR AND WAS PROMOTED TO IMLAY CITY BRANCH MANAGER IN 2001. SHE WAS NAMED IMLAY CITY BRANCH OFFICER IN JULY.



                            SERVICE AWARD RECIPIENTS
[PHOTO]
BACK ROW, LEFT TO RIGHT

         Laird Kellie 20 years, Jennifer Komondy 5 years, Tracy Dryden 5 years, Alan Curtis 25 years

FRONT ROW, LEFT TO RIGHT
         Sue Dickey 25 years, Loretta Ramseyer 10 years, Kristen Lange 5 years, Deb Coe 10 years



--------------------------------------CBC-------------------------------------19

COUNTY BANK CORP
--------------------------------------------------------------------------------
CENTENNIAL YEAR CELEBRATIONS
================================================================================










                                 LCBT CUSTOMERS

                                    WELCOME

                                     TO OUR

                                     PARTY!

                                      LCBT

                               Lapeer County Bank

                                  & Trust Co.













20------------------------------------CBC---------------------------------------

COUNTY BANK CORP
--------------------------------------------------------------------------------
LAPEER COUNTY BANK & TRUST CO.
DIRECTORS AND OFFICERS
================================================================================

                                COUNTY BANK CORP
                               BOARD OF DIRECTORS

MICHAEL H. BLAZO                               PATRICK A. CRONIN
  President, Kirk Construction Co.               Agent, State Farm Insurance
DAVID H. BUSH, O.D.                            JAMES F. HARRINGTON
  Doctor of Optometry                           President, H & H Tool, Inc.
THOMAS K. BUTTERFIELD                          ERNEST W. LEFEVER, DPM
  Attorney at Law with Taylor, Butterfield,      Doctor of Podiatry
    Riseman, Clark, Howell & Churchill, P.C.
BRUCE J. CADY                                  TIM OESCH
  Vice President                                 President, Nolin, Oesch,
    County Bank Corp                               Sicting & Macksoud, P.C.
CURT CARTER                                    CHARLES SCHIEDEGGER
  President, County Bank Corp                    President & COO, Metamora
                                                    Products Corp.

                            WHOLLY OWNED SUBSIDIARY

                         LAPEER COUNTY BANK & TRUST CO

CURT CARTER                                    SHELLY M. CHILDERS
  President                                      Data Processing Officer
BRUCE J. CADY                                  LATRICIA ROSS
  Executive Vice President                       Human Resources Director
LAIRD A. KELLIE                                DEAN A. GOODRICH
  Vice President                                 Auditor
JOSEPH H. BLACK                                SUSANNE R. DICKEY
  Chief Financial Officer                        Assistant Financial Officer
ERNEST MILLER                                  CAROL J. WANGLER
  Vice President and Trust Officer               Operations Officer
ALAN J. CURTIS                                 BERNADETTE F. TALASKI
  Senior Commercial Loan Officer                 Branch Administrator
DAVID M. HENDRY                                DOROTHY A. FLEMING
  Commercial Loan Officer                        Attica Branch Officer
WILLIAM E. O'CONNOR                            ANGELA C. TENBUSCH
  Commercial Loan Officer                        Elba Branch Officer
BETH A. HENDERSON                              JENNIFER J. KOMONDY
  Consumer Lending Director                      Imlay City Branch Officer
KATHLEEN M. SUTHERLAND                         DEBRA M. COE
  Mortgage Lending Director                      Metamora Branch Officer
NANCY F. SOMMERVILLE                           MARSHA A. KALAKAY
  Business Development Director                  Southgate Branch Officer

                         LAPEER COUNTY BANK & TRUST CO.
                  83 WEST NEPESSING STREET, LAPEER, MICHIGAN
               PHONE:810-664-2977             FAX: 810-667-1742




A COPY OF THE CORPORATION'S 10K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST TO: JOSEPH BLACK, TREASURER, COUNTY BANK CORP, P.O. BOX 250, LAPEER, MI 48446-0250.