Form 10-K, Exhibit 13
period 2003-12-31
COUNTY BANK CORP
filed 2004-03-29
CIK 830480

                                                                      EXHIBIT 13

                                   [CBC LOGO]

                                COUNTY BANK CORP

                               2003 ANNUAL REPORT

COUNTY BANK CORP
PRESIDENT'S MESSAGE

TO OUR STOCKHOLDERS AND FRIENDS:

Our 101st year was another good one. We closed out the year with assets reaching nearly $249 million, an increase of over $8 million. Net income was $3.651 million, the second highest amount in our history, although short of 2002's record $3.816 million. Our return on average assets was 1.47%, well above our peer group numbers. Deposits rose $6.5 million to $215 million and investments grew to $66 million. Outstanding loans ended the year at $162 million, an increase of $6.4 million.

The bulk of the loan growth occurred late in the year, thus we weren't able to receive the full affect of the improved yield over other investments. For the year, consumer loans grew $1.9 million thanks to the successful 3.5% promotion ($5.1 million in new loans) and the second year of our Harley Davidson promotion ($1.4 million). Even though residential mortgages are at the same level as 2002, the mortgage department closed $41 million in loans and sold $28 million in the secondary market. Commercial loans led the growth with a $3.9 million increase. Net interest income was almost identical to 2002, whereas 2002 grew $460,000 over 2001. Therein lies a great deal of the reason for the decline in earnings, in conjunction with the soft demand for loans. Overall, credit quality remains healthy even with an increase in non-accruing loans. The reserve for loan losses is 1.32% of outstanding loans, providing a strong cushion for any potential loan losses. Our interest margin of 4.32% declined from 4.53% as the interest rate environment continued to bottom out on the deposit side.

The Corporation retained $31.4 million in capital and is categorized "well capitalized", the highest category under regulatory guidelines. Return on average stockholders' equity was 11.86% and earnings per share were $3.08 for the year. Cash dividends of $1.37 per share were paid during the year representing an 8.7% increase over 2002. The price of your stock rose from a bid/ask of $47.50/$48.00 in the fourth quarter of 2002 to $52.00/$53.00 bid/ask for the same quarter in 2003.

We are pleased that the Deerfield office is now humming along in its own free standing building on north M-24. The Lower Level of the main office is operational again. Online Banking, which is our version of Internet banking, is off to a grand start with almost 1,100 customers signed on as of December 31, 2003. It's simple, easy and convenient! In addition to that new service we're initiating check imaging in 2004 as an aid to the implementation of Check 21, which is a government mandated act to improve the payments delivery system. It will entail the use of electronic image transmissions while reducing the volume of checks handled. You'll hear more on this subject throughout the year.

Further in the report you'll notice that 19 members of our staff were recognized with service awards for 195 years of service. It's important to note that we have 13 employees with over 20 years of service and another 23 with over 10 years. Truly a quality and experienced team. The most recent recognition of our staff was the promotion of Colleen Sutton to Consumer Loan Officer from Consumer Loan Assistant. With nearly 12 years of experience at the Bank, Colleen adds to the growing list of seasoned veterans.

As the stock market continues to improve, we're again looking toward another "good" year for County Bank Corp. There are a growing number of indicators that are starting to point in a forward direction,

                                       CBC

COUNTY BANK CORP
PRESIDENT'S MESSAGE AND FINANCIAL HIGHLIGHTS

hopefully equating to improvements in many sectors of our economy. To hear more, please join me at 3:00 p.m. on Friday April 23, 2004 for the Annual Meeting of Stockholders to be held at the Lapeer Country Club. In the interim, feel free to stop in or call with any concerns or questions. Your comments are important and I hope to see you at the Annual Meeting.

                                /s/ CURT CARTER

                                   CURT CARTER
                                   President

FINANCIAL HIGHLIGHTS

                                                    2003          2002          2001          2000
AT YEAR END
(000'S OMITTED)
Assets                                           $  248,662    $  240,316    $  232,195    $  225,258
Deposits                                            214,971       208,418       203,851       196,804
Loans                                               161,714       155,315       143,053       136,975
Securities                                           66,298        59,271        63,869        60,952
Stockholders' equity                                 31,354        29,415        26,453        26,564

FOR THE YEAR
(000'S OMITTED)
Net income                                       $    3,651    $    3,816    $    3,515    $    3,301
Cash dividend declared                                1,625         1,495         4,331         1,234
Return on average assets (%)                           1.47          1.62          1.56          1.55
Return on average stockholders' equity (%)            11.86         13.60         13.60         13.20

PER SHARE
Book value                                       $    26.43    $    24.79    $    22.30    $    22.39
Net income                                             3.08          3.22          2.96          2.78
Cash dividend declared                                 1.37          1.26          3.65          1.04

RETURN ON AVERAGE ASSETS
      (PERCENT)

[BAR CHART]

2000            1.55
2001            1.56
2002            1.62
2003            1.47

NET INCOME PER SHARE
    (IN DOLLARS)

[BAR CHART]

2000            2.78
2001            2.96
2002            3.22
2003            3.08

                                      CBC

COUNTY BANK CORP
CONSOLIDATED BALANCE SHEETS

                                                                                AS OF
                                                                              DECEMBER 31
(000'S OMITTED)                                                            2003            2002
                                                                       -----------    -----------
ASSETS
Cash and due from banks (Note 9)                                       $    13,172    $    14,401
Federal funds sold                                                             900          5,850
                                                                       -----------    -----------
CASH AND CASH EQUIVALENTS                                                   14,072         20,251

Securities held to maturity (Note 3)                                        23,167         24,040
Securities available for sale (Note 3)                                      42,590         34,690
Other Securities                                                               541            541
Loans (Note 4)                                                             161,714        155,315
Less reserve for possible loan losses (Note 4)                               2,136          2,165
                                                                       -----------    -----------
NET LOANS                                                                  159,578        153,150

Premises and equipment - net (Note 5)                                        6,052          4,934
Interest receivable and other assets                                         2,662          2,710
                                                                       -----------    -----------

TOTAL ASSETS                                                           $   248,662    $   240,316
                                                                       ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits                                 $    39,463    $    33,704
   Interest-bearing demand deposits                                         64,103         66,809
   Savings deposits                                                         54,694         50,215
   Time deposits (Note 6)                                                   56,711         57,690
                                                                       -----------    -----------

TOTAL DEPOSITS                                                             214,971        208,418

Interest payable and other liabilities                                       2,337          2,483
                                                                       -----------    -----------

TOTAL LIABILITIES                                                          217,308        210,901

Stockholders' equity:
   Common stock, $5 par value:
      Authorized - 3,000,000 shares
      Issued and outstanding - 1,186,472 shares in 2003 and 2002             5,932          5,932
   Surplus                                                                   8,634          8,634
   Undivided profits (Note 9)                                               14,621         12,595
   Accumulated other comprehensive income                                    2,167          2,254
                                                                       -----------    -----------

Total stockholders' equity                                                  31,354         29,415
                                                                       -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $   248,662    $   240,316
                                                                       ===========    ===========

SEE ACCOMPANYING NOTES.

                                      CBC

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(000'S OMITTED, EXCEPT PER SHARE DATA)

                                                                                            ACCUMULATED
                                                                                                OTHER               TOTAL
                                                   COMMON                   UNDIVIDED       COMPREHENSIVE       STOCKHOLDERS'
                                                   STOCK        SURPLUS      PROFITS           INCOME               EQUITY
BALANCE, DECEMBER 31, 2000                       $    5,932   $    8,634   $   11,090       $         908       $      26,564

Comprehensive income:
   Net income                                             -            -        3,515                   -               3,515
   Change in unrealized gain on securities
      available for sale, Net of tax of $363
      and reclassification adjustment                     -            -            -                 705                 705
                                                 ----------   ----------   ----------       -------------       -------------
Total comprehensive income                                                                                              4,220
Cash dividends ($3.65 per share)                          -            -       (4,331)                  -              (4,331)
                                                 ----------   ----------   ----------       -------------       -------------
BALANCE, DECEMBER 31, 2001                            5,932        8,634       10,274               1,613              26,453
Comprehensive income:
   Net income                                             -            -        3,816                   -               3,816
   Change in unrealized gain on securities
      available for sale, Net of tax of $330
      and reclassification adjustment                     -            -            -                 641                 641
                                                 ----------   ----------   ----------       -------------       -------------
Total comprehensive income                                                                                              4,457
Cash dividends ($1.26 per share)                          -            -       (1,495)                  -              (1,495)
                                                 ----------   ----------   ----------       -------------       -------------
BALANCE, DECEMBER 31, 2002                            5,932        8,634       12,595               2,254              29,415
Comprehensive income:
   Net income                                             -            -        3,651                   -               3,651
   Change in unrealized gain on securities
      available for sale, Net of tax of $45
      and reclassification adjustment                     -            -            -                 (87)                (87)
                                                 ----------   ----------   ----------       -------------       -------------
Total comprehensive income                                                                                              3,564
Cash dividends ($1.37 per share)                          -            -       (1,625)                  -              (1,625)
                                                 ----------   ----------   ----------       -------------       -------------
BALANCE, DECEMBER 31, 2003                       $    5,932   $    8,634   $   14,621       $       2,167       $      31,354
                                                 ==========   ==========   ==========       =============       =============

STOCKHOLDERS'S EQUITY
   (IN MILLIONS)

[BAR CHART]

2000            26.6
2001            26.5
2002            29.4
2003            31.4

RETURN ON AVERAGE STOCKHOLDERS' EQUITY
             (PERCENT)

[BAR CHART]

2000                   13.2
2001                   13.6
2002                   13.6
2003                   11.9

SEE ACCOMPANYING NOTES.

                                      CBC

COUNTY BANK CORP

   STOCKHOLDERS' EQUITY
      (IN MILLIONS)

[BAR CHART]

1999                    23.8
2000                    26.6
2001                    26.5
2002                    29.4

SEE ACCOMPANYING NOTES.

                                      CBC

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF INCOME

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31

                                                                                 2003              2002            2001
Interest income:
   Interest and fees on loans                                                 $   10,053         $ 10,637        $ 11,454
   Interest on investment securities:
      U.S. Government securities                                                      31               48             193
      U.S. Government Agencies' mortgage-backed securities                           851            1,331           1,671
      State and political subdivisions                                             1,419            1,407           1,340
      Other                                                                          191              191              82
   Interest on Federal funds sold                                                    151              117             312
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                                             12,696           13,731          15,052

Interest expense:
   Interest on demand deposits                                                       460              857           1,853
   Interest on savings deposits                                                      437              650             842
   Interest on time deposits (Note 6)                                              1,877            2,295           2,888
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                             2,774            3,802           5,583
-------------------------------------------------------------------------------------------------------------------------
Net interest income - before provision for possible loan losses                    9,922            9,929           9,469
Provision for possible loan losses (Note 4)                                           35              130             195
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                       9,887            9,799           9,274

Other income:
   Service fees on loan and deposit accounts                                       1,441            1,395           1,376
   Trust income                                                                      560              577             472
   Gain on maturity of securities                                                     28                1              32
   Other                                                                             784              758             602
-------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                                                 2,813            2,731           2,482

Other expenses:
   Salaries and employee benefits (Note 8)                                         5,003            4,564           4,325
   Occupancy expense                                                               1,014              989           1,031
   Other                                                                           1,909            1,954           1,735
-------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                                               7,926            7,507           7,091
-------------------------------------------------------------------------------------------------------------------------
Income before Federal income tax                                                   4,774            5,023           4,665
Provision for Federal income tax (Note 7)                                          1,123            1,207           1,150
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $    3,651         $  3,816        $  3,515
=========================================================================================================================
EARNINGS PER SHARE                                                            $     3.08         $   3.22        $   2.96

SEE ACCOMPANYING NOTES.

                                       CBC

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

(000'S OMITTED)

YEARS ENDED DECEMBER 31

                                                                               2003              2002                2001
Cash flows from operating activities:
    Net income                                                               $  3,651         $    3,816           $  3,515
    Adjustments to reconcile net income to net cash
       from operating activities:
          Depreciation and amortization                                           375                372                454
          Provision for loan losses                                                35                130                195
          Net amortization and accretion of securities                            254                234                127
          Deferred income taxes                                                   181                268                (28)
          Gain on maturity of securities                                          (28)                (1)               (32)
          Loss on sale of premises and equipment                                    -                 20                  -
          (Increase) decrease in accrued interest receivable and other           (133)                70                  8
          Increase (decrease) in accrued interest payable and other              (101)               262               (362)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       4,234              5,171              3,877

Cash flows from investing activities:
    Proceeds from maturities of  held to maturity investment securities         2,882              3,568              3,502
    Proceeds from maturities of  available for sale securities                 11,498              7,999              8,767
    Proceeds from calls of  available for sale securities                       4,130              5,010             10,957
    Purchase of held to maturity investment securities                         (2,042)            (1,128)            (2,346)
    Purchase of available for sale securities                                 (23,853)           (10,113)           (22,824)
    Net increase in loans                                                      (6,463)           (12,366)            (6,085)
    Premises and equipment expenditures                                        (1,493)              (895)              (988)
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                         (15,341)            (7,925)            (9,017)

Cash flows from financing activities:
    Net increase (decrease) in interest-bearing and noninterest-
       bearing demand accounts                                                  3,053             (2,607)            (2,501)
    Net increase in savings and time deposits                                   3,500              7,174              9,548
    Cash dividends paid                                                        (1,625)            (1,495)            (4,331)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       4,928              3,072              2,716
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                           (6,179)               318             (2,424)
Cash and cash equivalents - Beginning of year                                  20,251             19,933             22,357
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                                      $ 14,072         $   20,251           $ 19,933
===========================================================================================================================
Supplemental cash flow information:
Cash paid for:
       Interest                                                              $  2,837         $    3,885           $  5,676
       Income taxes                                                             1,151                986              1,267

SEE ACCOMPANYING NOTES.

                                       CBC
6

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of County Bank Corp (the "Corporation") and its wholly owned subsidiary, Lapeer County Bank & Trust Co. (the "Bank"). The tabular presentations omit 000's.

NATURE OF OPERATIONS - The Corporation's subsidiary, Lapeer County Bank & Trust Co., operates in rural and suburban communities in the county of Lapeer in the state of Michigan. The Bank's primary source of revenue results from providing real estate, commercial and consumer loans to small and medium sized businesses and, to a lesser extent, individuals.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured .and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or costrecovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allowance consists of specific, general and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment de-lays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

OFF BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the Corporation enters into commitments to extend credit, including commitments under standby letters of credit.

In November 2002, the FASB issued Interpretation No. 45, (FIN 45) Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of the Interpretation have been applied on a prospective basis to guarantees issued or modified after December 31, 2002. However, the value of such guarantees is immaterial and the adoption of this standard did not have a material effect on the Corporation's financial statements.

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

INCOME TAXES - The Corporation files a consolidated federal income tax return. The Corporation uses the asset and liability method of accounting for income taxes. Current taxes are measured by applying the provisions of enacted tax laws to taxable income to determine the amount of the taxes receivable or payable. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER COMPREHENSIVE INCOME- Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available for sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The only item included in accumulated other comprehensive income at December 31, 2003 and 2002 is the net unrealized gains and losses on available for sale securities, net of related tax.

RECLASSIFICATION - Certain items in the 2002 financial statements have been reclassified to conform with the 2003 presentation.

2. COUNTY BANK CORP (PARENT CORPORATION ONLY)

The condensed financial information that follows presents the financial condition of the Parent Corporation only, along with the results of its operations and its cash flows. The Parent Corporation has recorded its investment in the subsidiary at cost plus its share of the undistributed earnings of the subsidiary since it was acquired. The Parent Corporation recognizes dividends from the subsidiary as revenue and undistributed earnings of the subsidiary as other income. The Parent Corporation's financial information should be read in conjunction with the Corporation's consolidated financial statements.

BALANCE SHEETS

                                                   AS OF
                                                DECEMBER 31
                                               2003     2002
Assets
Cash and due from banks                      $     2   $    44
Investment in subsidiary                      31,364    29,413
--------------------------------------------------------------
Total assets                                 $31,366   $29,457
==============================================================
Liabilities- interest payable and
    other liabilities                        $    12   $    42

Stockholders' Equity
Common stock, $5 par value                     5,932     5,932
Surplus                                        8,634     8,634
Undivided profits                             14,621    12,595
Accumulated other comprehensive
income- Net of tax and
reclassification adjustments                   2,167     2,254
--------------------------------------------------------------
Total stockholders' equity                    31,354    29,415
--------------------------------------------------------------
Total liabilities and stockholders' equity   $31,366   $29,457
==============================================================

STATEMENT OF INCOME

                                       FOR THE YEARS ENDED
                                          DECEMBER 31

                                     2003      2002     2001
Dividends from subsidiary Bank     $ 1,649    $ 1,537    $ 4,331
Other expense                          (18)       (23)       (22)
----------------------------------------------------------------
Income- before equity in undis-
tributed earnings of subsidiary
Bank and federal taxes               1,631      1,514      4,309
Federal tax benefit                      6          8          7
----------------------------------------------------------------
Income- before equity in
undistributed earnings of
subsidiary Bank                      1,637      1,522      4,316
Equity in undistributed earnings
of subsidiary Bank                   2,014      2,294          -
Dividends in excess of current
earnings of the Bank                     -          -       (801)
----------------------------------------------------------------
Net income                         $ 3,651    $ 3,816    $ 3,515
================================================================

STATEMENT OF CASH FLOWS

                                       FOR THE YEARS ENDED
                                           DECEMBER 31

                                    2003       2002       2001
Cash flows from operating
activities:
   Net income                     $ 3,651    $ 3,816    $ 3,515
   Adjustments to reconcile net
      income to net cash from
      operating activities:
       Undistributed earnings
         of subsidiary             (2,014)    (2,294)         -
      Dividends in excess of
         earnings of subsidiary         -          -        801
       Other                          (54)        15         15
---------------------------------------------------------------
Net cash provided by
operating activities                1,583      1,537      4,331
Cash flows from financing
activities:
       Dividends paid              (1,625)    (1,495)    (4,331)
---------------------------------------------------------------
Net increase (decrease) in cash
and cash equivalents                  (42)        42          -
Cash and cash equivalents at
  beginning of year                    44          2          2
---------------------------------------------------------------
Cash and cash equivalents at
  end of year                     $     2    $    44    $     2
===============================================================

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  SECURITIES

 The carrying amount and approximate market value of investment securities to be held to maturity were as follows:

                                                DECEMBER 31, 2003

                                                       Gross               Estimated
                                Amortized            Unrealized             Market
                                   Cost         Gains        Losses          value
Obligations of states and
   political subdivisions        $21,182       $ 1,287       $    19       $22,450
Mortgage-backed securities         1,985            61             -         2,046
----------------------------------------------------------------------------------
Total                            $23,167       $ 1,348       $    19       $24,496
==================================================================================

                                                 DECEMBER 31, 2002

                                                       Gross               Estimated
                                Amortized           Unrealized              Market
                                   Cost         Gains        Losses          Value
Obligations of states and
    political subdivisions       $21,224       $ 1,339       $     5       $22,558
Mortgage-backed securities         2,816            88             -         2,904
----------------------------------------------------------------------------------
Total                            $24,040       $ 1,427       $     5       $25,462
==================================================================================

The amortized cost and estimated market value of debt securities held to maturity at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or pre-payment penalties.

                                                          Estimated
                                            Amortized      Market
                                               Cost         Value
Due in one year or less                      $ 2,036       $ 2,070
Due after one year through five years          7,929         8,380
Due after five years through ten years        10,079        10,761
Due after ten years                            1,138         1,239
------------------------------------------------------------------
Total                                         21,182        22,450
Mortgage-backed securities                     1,985         2,046
------------------------------------------------------------------
Total                                        $23,167       $24,496
==================================================================

The amortized cost and estimated market value of securities available for sale are as follows:

                                                  DECEMBER 31, 2003

                                                        Gross              Estimated
                                 Amortized           Unrealized             Market
                                    Cost         Gains        Losses         Value
U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                  $13,035       $    16       $   150       $12,901
Obligations of states and
    political subdivisions         10,864           562            45        11,381
Corporate securities                2,940         2,836            35         5,741
Mortgage-backed securities         12,468           184            85        12,567
-----------------------------------------------------------------------------------
Total                             $39,307       $ 3,598       $   315       $42,590
===================================================================================

                                                  DECEMBER 31, 2002

                                                        Gross              Estimated
                                 Amortized           Unrealized              Market
                                    Cost         Gains        Losses          Value
U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                  $ 6,008       $    70       $     1       $ 6,077
Obligations of states and
    political subdivisions          7,605           505             1         8,109
Corporate securities                2,974         2,584            69         5,489
Mortgage-backed securities         14,688           327             -        15,015
-----------------------------------------------------------------------------------
Total                             $31,275       $ 3,486       $    71       $34,690
===================================================================================

The amortized cost and estimated market value of debt securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Estimated
                                            Amortized      Market
                                               Cost         Value
Due in one year or less                      $ 2,241       $ 2,207
Due after one year through five years         15,566        15,637
Due after five years through ten years         7,942         8,248
Due after ten years                            1,090         3,931
------------------------------------------------------------------
Total                                         26,839        30,023
Mortgage-backed securities                    12,468        12,567
------------------------------------------------------------------
Total                                        $39,307       $42,590
==================================================================

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003 and 2002, U.S. Government securities and securities of state and political subdivisions carried at $1,000,000 with a market value of $1,009,000 and $999,900, respectively, were pledged to secure public deposits and for other purposes required by law.

Other than securities of the U.S. Government and its agencies and corporations, there were no investment securities of any one issuer aggregating ten percent of consolidated stockholders' equity at December 31, 2003.

4. LOANS

Major classifications of loans are summarized as follows:

                                              2003           2002
Commercial                                  $ 26,180       $ 29,028
Commercial mortgage                           64,288         52,321
Real estate mortgage                          37,164         37,265
Installment                                   23,555         20,413
Construction                                  10,527         16,288
-------------------------------------------------------------------
Total loans                                  161,714        155,315
Less reserve for possible loan losses          2,136          2,165
-------------------------------------------------------------------
Net loans                                   $159,578       $153,150
===================================================================

At December 31, 2003 and 2002, approximately $5,513,000 and $4,198,000, respectively, of loans were outstanding to officers, Bank directors, principal stockholders and their associated companies. In 2003 and 2002, additions and reductions, including loan renewals, were $6,818,000 and $5,503,000, and $3,118,000 and $3,260,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the allowance for possible loan losses were as follows:

                                       2003             2002            2001
Balance at beginning of year          $ 2,165         $ 2,139         $ 1,951
Provision charged to operations            35             130             195
Loans charged off                         (93)           (125)           (105)
Recoveries                                 29              21              98
-----------------------------------------------------------------------------
Balance at end of year                $ 2,136         $ 2,165         $ 2,139
=============================================================================
Allowance as a percentage of
total loans                              1.32%           1.39%           1.50%
=============================================================================

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (except residential mortgages and consumer loans) are considered impaired.

                                  2003       2002
Impaired loans without a
    valuation allowance           $264       $  -
Impaired loans with a
    valuation allowance           $484       $392
-------------------------------------------------
Total impaired loans              $748       $392
-------------------------------------------------
Valuation allowance related
    to impaired loans             $ 57       $ 29
=================================================
Average investment in
    impaired loans                $570       $423
=================================================
Interest income recognized
    on a cash basis on
    impaired loans                $  5       $100
=================================================

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                      2003         2002
Land and improvements               $1,354       $1,296
Buildings and improvements           5,168        4,257
Furniture and equipment              3,197        2,672
-------------------------------------------------------
Total premises and equipment         9,719        8,225
Less accumulated depreciation        3,667        3,291
-------------------------------------------------------
Net carrying amount                 $6,052       $4,934
=======================================================

Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $375,000, $372,000 and $454,000 respectively.

6. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $13,069,000 and $12,633,000, respectively. The maturities of certificates of deposit at December 31, 2003 are as follows:

                      2004       $32,814
                      2005         9,328
                      2006         3,583
                      2007         7,856
                      2008         3,130
----------------------------------------
Total                            $56,711
========================================

7. FEDERAL INCOME TAXES

Allocation of income taxes between current and deferred portions is as follows:

                                   2003          2002          2001
Current expense                  $   942       $   939       $ 1,178
Deferred expense (benefit)           181           268           (28)
--------------------------------------------------------------------
Total income tax expense         $ 1,123       $ 1,207       $ 1,150
====================================================================

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. Federal income tax expense differed from the amounts computed by applying the statutory income tax rate to income before federal income tax expense as a result of the following:

                                                2003           2002           2001
 Income taxes at
     statutory rates                          $ 1,623        $ 1,708        $ 1,586
Tax-exempt interest                              (501)          (497)          (475)
Other                                               1             (4)            39
-----------------------------------------------------------------------------------
Provision for Federal income tax              $ 1,123        $ 1,207        $ 1,150
===================================================================================

The details of the net deferred tax liability at December 31 are as follows:

                                          2003           2002
Deferred tax assets:
     Allowance for loan loss            $   515        $   525
     Other                                   38             71
--------------------------------------------------------------
Total deferred tax assets                   553            596
--------------------------------------------------------------

Deferred tax liabilities:
    Deferred loan fees                       59             79
    Accrued liabilities                      74             77
    Other                                   149             81
    Depreciation                            282            189
    Unrealized gain on securities
    available for sale                    1,117          1,161
--------------------------------------------------------------
Total deferred tax liabilities            1,681          1,587
Valuation allowance                           -              -
--------------------------------------------------------------
Net deferred tax liability              $(1,128)       $  (991)
==============================================================

8. EMPLOYEE BENEFITS

The Corporation maintains a defined contribution profit-sharing plan in which all qualified employees participate. Contributions to the plan are at the discretion of the Board of Directors and amounted to $366,000, $378,000 and $352,000 for 2003, 2002 and 2001, respectively.

9. RESTRICTIONS ON CASH BALANCES, DIVIDENDS, LOANS AND ADVANCES

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2003 and 2002, these reserve balances amounted to $3,288,000 and $6,524,000, respectively.

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

At December 31, 2003, the Bank's retained earnings available for the payment of dividends was $5,155,000. Accordingly, $26,157,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2003. Funds avail-able for loans or advances by the Bank to the Corporation amounted to $1,803,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The carrying amounts and estimated fair values of financial instruments were as follows:

                                               2003

                                      CARRYING       ESTIMATED
                                       AMOUNT       FAIR VALUE
Assets:
    Cash and cash equivalents         $ 14,072       $ 14,072
    Securities                          65,757         67,086
    Other securities                       541            541
Loans:
    Commercial                          25,644         25,933
    Commercial mortgage
       and construction                 73,279         74,106
    Real estate mortgage                37,136         38,057
    Installment                         23,519         24,002
    Accrued interest receivable          1,086          1,086
Liabilities:
    Deposits:
       Interest-bearing                175,508        176,027
       Non-interest bearing             39,463         39,463
    Accrued interest payable               257            257

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                               2002

                                      CARRYING       ESTIMATE
                                       AMOUNT       FAIR VALUE
Assets:
    Cash and cash equivalents         $ 20,251       $ 20,251
    Securities                          58,730         60,152
    Other securities                       541            541
Loans:
    Commercial                          28,404         29,036
    Commercial mortgage and
     construction                       67,133         68,627
    Real estate mortgage                27,034         28,781
    Installment                         30,579         30,990
    Accrued interest receivable          1,259          1,259
Liabilities:
    Deposits:
    Interest-bearing                   174,714        175,982
    Non-interest bearing                33,704         33,704
    Accrued interest payable               320            320
-------------------------------------------------------------

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

LOANS - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

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

11. OFF BALANCE SHEET ACTIVITIES

CREDIT RELATED FINANCIAL INSTRUMENTS - The Corporation is a party to credit related financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on balance sheet instruments.

At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                       CONTRACT AMOUNT

                                       2003          2002
Commitments to grant loans           $70,778       $59,359
Unfunded commitments under
  lines of credit                     29,052        33,496
Commercial and standby letters
  of credit                              474           225

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

Unfunded commitments under commercial line of credit and revolving credit line agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

                                       CBC

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved is extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

COLLATERAL REQUIREMENTS - To reduce credit risk related to the use of credit related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Corporation's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment and real estate.

If the counterparty does not have the right and ability to redeem the collateral or if the Corporation is permitted to sell or repledge the collateral on short notice, the Corporation records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

12. REGULATORY MATTERS

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

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total riskbased, Tier 1 riskbased and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table.

                                           DECEMBER 31, 2003

                                                  TO BE
                                CURRENT         ADEQUATELY      TO BE WELL
                                CAPITAL        CAPITALIZED      CAPITALIZED
Total capital (to risk-
   weighted assets):
     Amount                    $  32,285        $  13,280        $  16,600
     Ratio                          19.5%             8.0%            10.0%

Tier 1 capital (to risk-
   weighted assets):
     Amount                       29,174            6,640            9,960
     Ratio                          17.5%             4.0%             6.0%

Tier 1 capital (to
   average assets):
     Amount                       29,174            9,919           12,399
     Ratio                          11.8%             4.0%             5.0%

                                            DECEMBER 31, 2002

                                                  To Be
                                Current         Adequately       To Be Well
                                Capital        Capitalized      Capitalized
Total capital (to risk-
   weighted assets):
     Amount                    $  30,263        $  12,591        $  15,739
     Ratio                          19.2%             8.0%            10.0%

Tier 1 capital (to risk-
   weighted assets):
     Amount                       27,161            6,296            9,443
     Ratio                          17.3%             4.0%             6.0%

Tier 1 capital (to
   average assets):
     Amount                       27,161            9,593           11,992
     Ratio                          11.3%             4.0%             5.0%

                                       CBC

COUNTY BANK CORP
INDEPENDENT AUDITOR'S REPORT

                                                            PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                                Tel:248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

To the Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                        /s/ PLANTE & MORAN, PLLC

Auburn Hills, Michigan
January 23, 2004

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

EARNINGS

Major components of the operating results of the Corporation for 2003, 2002 and 2001 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS

                                                      2003            2002            2001            2000          1999
Interest income                                    $    12,696     $    13,731    $    15,052    $     15,578    $    14,027
Interest expense                                         2,774           3,802          5,583           6,460          5,373
                                                   -----------     -----------    -----------    ------------    -----------
Net interest income                                      9,922           9,929          9,469           9,118          8,654
Provision for possible loan losses                          35             130            195             240            320
                                                   -----------     -----------    -----------    ------------    -----------
Net interest income after provision
  for possible loan losses                               9,887           9,799          9,274           8,878          8,334
Other income                                             2,813           2,731          2,482           2,245          2,597
Other expenses                                           7,926           7,507          7,091           6,693          6,487
                                                   -----------     -----------    -----------    ------------    -----------
Income before provision for
  Federal income tax                                     4,774           5,023          4,665           4,430          4,444

Provision for Federal income tax                         1,123           1,207          1,150           1,129          1,166
                                                   -----------     -----------    -----------    ------------    -----------
Net income                                         $     3,651     $     3,816    $     3,515    $      3,301    $     3,278
                                                   ===========     ===========    ===========    ============    ===========
PER SHARE

Net income                                         $      3.08     $      3.22    $      2.96    $       2.78    $      2.76

Dividends declared                                 $      1.37     $      1.26    $      3.65    $       1.04    $       .94

NET INTEREST INCOME

The Federal Reserve Board's Open Market Committee reduced rates twenty-five basis points during June 2003 after a fifty basis point reduction in November 2002. These were the only changes following eleven rate reductions during 2001 that ended in December 2001. Deposit, loan and securities yields declined during the year in response to the previous rate reductions as maturing instruments renewed at lower rates. Customers continued to choose the traditional deposit categories such as Every Day Interest Statement Savings accounts and Money Market Deposit Accounts. The Corporation experienced growth of 16.6% in savings accounts, which are comprised of these two categories. Commercial loan demand moderated during the year with balances falling early in the year and gaining strength late in the year. Falling rates encouraged borrowers to refinance mortgages, although activity declined during the fourth quarter of the year as rates tended to increase slightly. The Corporation is currently selling most of the refinanced mortgages to the secondary market and the mortgage portfolio declined as a result. The market for traditional consumer loans continues to shrink as car leases, 0% financing from the auto finance companies and home equity loans remain popular. Customers did respond to an incentive promotion in the fourth quarter, and the portfolio grew by $5,100,000. The Corporation's interest margin declined during 2003.

                                       CBC

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The return on average earning assets declined .7% while the total deposit cost dropped .6%. Interest expense as a percent of average earning assets declined ..5%. The Bank's net interest yield on a Federal tax equivalent (FTE) basis was 4.3% in 2003 compared to 4.6% in 2002. The Corporation continues to monitor rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.

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

Activity related to the reserve for loan losses resulted in net charged off loans of $64,000 in 2003. Net charged off loans recorded in 2002 were $104,000. Provisions for possible loan losses were $35,000 in 2003 and $130,000 for 2002. The ratio of reserve for possible loan losses to gross loans equaled 1.3%, 1.4% and 1.5% in 2003, 2002 and 2001, respectively.

NON-INTEREST INCOME

Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Non-interest income increased 3% during 2003. Trust income declined 2.9% during 2003. Declining market values in accounts where fees are based on asset values continued to have a negative effect on trust income. Service fees on deposit accounts increased as a result of lower earnings credits on business accounts and increased activity. Other income categories increased by 7% as a result in increases in mortgage servicing income, the capitalization of mortgage servicing rights and gains on sale of mortgages in the secondary market.

NON-INTEREST EXPENSE

Total non-interest expense increased 5.6% during 2003. Personnel expense increased 9.6% compared to 5.5% in 2002. Occupancy expenses increased 2.5% as a result of remodeling expenses and increased costs of software related to the introduction of Internet banking. Other expenses declined 2.3% for the year. The Corporation celebrated the 100th anniversary of the Bank during 2002; the effort was welcomed and appreciated by our customers. Legal fees arising in the normal course of business are increasing through these uncertain times.

FINANCIAL CONDITION

Average assets for the Corporation totaled $247,978,000, $236,302,000 and $225,248,000 in 2003, 2002 and 2001 respectively. The 5.0% growth in average assets follows a 5.0% growth in 2002 and a 5.7% growth in 2001. Average loans grew 4.4% while average interest bearing deposits grew 2.6%. Average earning assets grew 5.1% compared to average total deposit growth of 4.2%.

CAPITAL

The Corporation currently has 546 stockholders representing 1,186,472 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The following schedule compares bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 2003 to bid and asked prices for 2002.

                            2003

                     BID            ASKED
First Quarter      $ 47.59         $ 47.92
Second Quarter       47.92           48.67
Third Quarter        50.34           52.00
Fourth Quarter       52.00           53.00

                            2002

                     BID            ASKED
First Quarter      $ 42.00         $ 43.42
Second Quarter       45.00           45.75
Third Quarter        47.58           48.00
Fourth Quarter       47.50           48.00

The Corporation paid quarterly cash dividends and paid a special dividend in December of 2003 and 2002. Cash dividends during 2003 totaled $1,625,000 and $1,495,000 in 2002. Dividends per share paid during 2003 equaled $1.37; the Corporation paid $1.26 per share in dividends during 2002. The Corporation did not issue any authorized shares of stock in 2003 or 2002.

The Corporation's return on average totaled 11.9% in 2003 and 13.6% in 2002. Effective December 31, 1992, the Corporation is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Corporation's capital to risk-weighted asset ratio was 19.5% on December 31, 2003 and was 19.2% on December 31, 2002.

                                      CBC

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 9 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders and the Corporation's minimal operating expenses. Dividends upstreamed to the Corporation were $1,649,000 in 2003 and $1,537,000 in 2002.

The estimated market value of U.S. Government and Agency securities totaled 12.8% of total deposits on December 31, 2003. The percentage for 2002 was 11.5%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.

                                COMMUNITY EVENTS

[PICTURE OF DEERFIELD OFFICE GRAND OPENING 9/15/03]

[PICTURE OF 11TH ANNUAL PRESTIGE PICNIC 8/19/03]

[PICTURE OF DEERFIELD OFFICE CUSTOMER APPRECIATION DAY 9/19/03]

[PICTURE OF ELBA OFFICE CUSTOMER APPRECIATION DAY 10/17/03]

[PICTURE OF 2ND ANNUAL ICE CREAM SOCIAL 6/13/03]

                                       CBC

COUNTY BANK CORP
SPECIAL RECOGNITION

              SPECIAL RECOGNITION AND AWARD WERE PRESENTED TO THESE
                   EMPLOYEES TO HONOR THEIR DEDICATED SERVICE.

[PICTURE OF LINDA TIFFANY, JANE REED, GREG POTTER, DOROTHY FLEMING]

[PICTURE OF NANCY SOMMERVILLE, DON VAN CURA, DIANA  MIKLOWSKI, DON WALKER]

[PICTURE OF KAREN RUSSELL, GINGER PHILLIPS, BILL O'CONNOR, TONI ROELANDT,
 BETH MERCIER, LOUISE VERMILLION, LATRICIA ROSS]

[PICTURE OF LISA HART, EILEEN SMITH, KARLA NELLENBACH, KATHI THOMPSON]

[PICTURE OF COLLEN SUTTON]

COLLEEN SUTTON JOINED THE BANK IN JULY OF 1991. HIRED AS A CONSUMER LOAN CLERK, SHE ADVANCED TO CONSUMER LOAN CLERK II, III AND IN EARLY 1995, SENIOR LOAN CLERK. IN AUGUST 2002 SHE WAS NAMED CONSUMER LOAN ASSISTANT AND IN SEPTEMBER OF 2003 SHE WAS PROMOTED TO CONSUMER LOAN OFFICER.

                                      CBC

COUNTY BANK CORP
BOARD OF DIRECTORS

[PICTURE OF COUNTY BANK CORP BOARD OF DIRECTORS]

                                COUNTY BANK CORP
                               BOARD OF DIRECTORS

                                       CBC

COUNTY BANK CORP
LAPEER COUNTY BANK & TRUST CO.
DIRECTORS AND OFFICERS

                                COUNTY BANK CORP
                               BOARD OF DIRECTORS

MICHAEL H. BLAZO                                      PATRICK A. CRONIN
   President, Kirk Construction Co.                     Agent, State Farm Insurance
DAVID H. BUSH, O.D.                                   JAMES F. HARRINGTON
   Doctor of Optometry                                  President, H & H Tool, Inc.
THOMAS K. BUTTERFIELD                                 ERNEST W. LEFEVER, DPM
   Attorney at Law with Taylor, Butterfield,            Doctor of Podiatry
     Riseman, Clark, Howell, Churchill & Jarvis P.C.
BRUCE J. CADY                                         TIM OESCH
   Vice President,                                      President, Nolin, Oesch,
     County Bank Corp                                      Sieting & Macksoud, P.C.
CURT CARTER                                           CHARLES SCHIEDEGGER
   President, County Bank Corp                          President & COO, Metamora Products Corp.

                             WHOLLY OWNED SUBSIDIARY
                          LAPEER COUNTY BANK & TRUST CO

CURT CARTER                                        SHELLY CHILDERS
  President                                          Data Processing Officer
BRUCE J. CADY                                      LATRICIA ROSS
  Executive Vice President                           Human Resources Director
LAIRD A. KELLIE                                    DEAN A. GOODRICH
  Vice President                                     Auditor
JOSEPH H. BLACK                                    SUSANNE R. DICKEY
  Chief Financial Officer                            Assistant Financial Officer
ERNEST MILLER                                      CAROL WANGLER
  Vice President and Trust Officer                   Operations Officer
ALAN J. CURTIS                                     BERNADETTE TALASKI
  Senior Commercial Loan Officer                     Branch Administrator
DAVID M. HENDRY                                    DOROTHY FLEMING
  Commercial Loan Officer                            Attica Branch Officer
WILLIAM E. O'CONNOR                                ANGELA C. TENBUSCH
  Commercial Loan Officer                             Elba Branch Officer
BETH A. HENDERSON                                  JENNIFER J. KOMONDY
  Consumer Lending Director                           Imlay City Branch Officer
COLLEEN SUTTON                                     DEBRA M. COE
  Consumer Loan Officer                              Metamora Branch Officer
KATHLEEN M. SUTHERLAND                             MARSHA A. KALAKAY
  Mortgage Lending Director                           Southgate Branch Officer
NANCY SOMMERVILLE
  Business Development Director

                         LAPEER COUNTY BANK & TRUST CO.
                   83 WEST NEPESSING STREET, LAPEER, MICHIGAN
                 PHONE: 810-664-2977          FAX: 810-667-1742

A COPY OF THE CORPORATION'S 10K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST TO: JOSEPH BLACK, TREASURER, COUNTY BANK CORP, P.O. BOX 250, LAPEER, MI 48446-0250.

                                       CBC