Form 10-K, Exhibit 13
period 2004-12-31
COUNTY BANK CORP
filed 2005-03-31
CIK 830480

COUNTY BANK CORP
PRESIDENT'S MESSAGE

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS:
                                                                         [PHOTO]

The year was interesting to say the least. Low interest rates for the first six months, a declining margin, a slight growth in assets along with a sluggish economy held operating earnings back in 2004. The benefit of two nonrecurring gains on the sale of other real estate properties allowed net income to reach $3.62 million. Our return on average assets for the year was 1.44%. Total assets grew to $253.3 million while deposits reached $217 million.

Outstanding loans grew $5.6 million, led by commercial loan growth of $8.6 million, which offset declines in both consumer loans and residential real estate mortgages. Additionally, home equity credit lines grew $2.8 million. Although we originated $9.1 million in residential mortgages and only sold $4.9 million in the secondary market, outstanding balances continued to decline due to early payoffs and scheduled repayments. The industry-wide decline in mortgage refinancing triggered a significant reduction in related mortgage fees, resulting in a revenue drop of $323,000 from 2003. The prime lending rate, which increased five times in the second half of 2004, is expected to take a similar path throughout 2005. The loan portfolio continues to grow and yet remain healthy. Nonaccruing and nonperforming loans declined to nearly half of 2003's levels. Delinquencies remained under control, ranging from 1.5% to 2% of outstanding loans throughout the year.

Stockholders' equity declined in 2004 due to the Corporation purchasing 68,157 shares of CBC stock from the estate of longtime supporter and stockholder Richard Calvert. The Corporation incurred a debt obligation with Comerica Bank and will repay the loan over the next 4 1/2 years. Notwithstanding the decline, our capital ratios all substantially exceed regulatory requirements. Return on equity increased slightly over 2003 partially due to the stock transaction. Earnings per share on a weighted basis were $3.18 versus $3.08 in 2003. Cash dividends increased $ .10 per share to $1.47 and the bid price for CBC stock at year end was $53.25.

On other fronts, Online Banking is moving along quite well with nearly 2000 customers at year end. These customers may view their accounts from home through Internet access and see individual checks and deposits through our new imaging product. In addition, we are now offering the related Bill Pay option for free. At year end our Trust Department, with Vice President and Trust Officer Ernie Miller's direction, held $117.7 million under management. During the year we held several seminars discussing Fraud and Identity Theft, Online Banking for individuals and businesses, and trust services.

Also in 2004 Louise Vermillion was promoted to Check Processing Officer and Colleen Sutton was promoted to Consumer Loan Officer. After a decade with our Bank and many years with other financial institutions, Mortgage Lending Director Kathy Sutherland retired at year end. Kathy elevated our residential mortgage function to a new level during her tenure. Upon her retirement, Beth Henderson was promoted at year end to the new position of Retail Lending Director, combining the residential and consumer loan departments into one. Additionally Loren Schafer was hired as our new Human Resources Director in the Fall. More information on these officers is available later in this report. Speaking of quality people, we also recognized 21 employees representing 280 years of service to the Corporation. Those folks all celebrated a multiple of five years of service during 2004.

At the Southgate Office, our busiest branch, we're building an addition to house three new offices. We're also adding a fifth inside teller window and redecorating the balance of the branch. Later this year the interior of the Attica Office will be renovated.

COUNTY BANK CORP
PRESIDENT'S MESSAGE and FINANCIAL HIGHLIGHTS

We're looking forward to 2005 with increased enthusiasm as our loan portfolio continues to grow and we kick off a new array of checking account products. As Spring approaches, so does our Annual Meeting of Stockholders. Again this year we will convene at the Lapeer Country Club on Friday, April 22, 2005 at 3:00 p.m. Please join me there and if you have any questions or concerns in the interim, please stop in or call.

                              /s/ Curt Carter
                           -----------------------
                                  CURT CARTER
                                  President

FINANCIAL HIGHLIGHTS

                                                 2004           2003           2002          2001
AT YEAR END
(000'S OMITTED)
Assets                                        $  253,261     $  248,662     $  240,316    $  232,195
Deposits                                         216,812        214,971        208,418       203,851
Loans                                            167,334        161,714        155,315       143,053
Securities                                        64,457         66,298         59,271        63,869
Stockholders equity                               30,500         31,354         29,415        26,453

FOR THE YEAR
(000'S OMITTED)
Net income                                    $    3,622     $    3,651     $    3,816    $    3,515
Cash dividend declared                             1,662          1,625          1,495         4,331
Return on average assets (%)                        1.44           1.47           1.62          1.56
Return on average stockholders equity (%)          12.00          11.86          13.60         13.60

PER SHARE
Book value                                    $    27.27     $    26.43     $    24.79    $    22.30
Net income                                          3.18           3.08           3.22          2.96
Cash dividend declared                              1.47           1.37           1.26          3.65

[RETURN ON AVERAGE ASSETS (PERCENT) GRAPH]

[NET INCOME PER SHARE (IN DOLLARS) GRAPH]

COUNTY BANK CORP
CONSOLIDATED BALANCE SHEETS

(000'S OMITTED)

                                                                                          AS OF
                                                                                        DECEMBER 31
                                                                                      2004         2003
ASSETS
Cash and due from banks (Note 10)                                                  $   11,293   $   13,172
Federal funds sold                                                                      3,500          900
                                                                                   ----------   ----------

CASH AND CASH EQUIVALENTS                                                              14,793       14,072

Securities held to maturity (Note 3)                                                   20,176       23,167
Securities available for sale (Note 3)                                                 43,740       42,590
Federal Reserve Bank Stock                                                                541          541
Loans (Note 4)                                                                        167,334      161,714
Less reserve for possible loan losses (Note 4)                                          2,012        2,136
                                                                                   ----------   ----------

NET LOANS                                                                             165,322      159,578

Premises and equipment - net (Note 5)                                                   6,067        6,052
Interest receivable and other assets                                                    2,622        2,662
                                                                                   ----------   ----------

TOTAL ASSETS                                                                       $  253,261   $  248,662
                                                                                   ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing demand deposits                                              $   40,614   $   39,463
  Interest-bearing demand deposits                                                     64,766       64,103
  Savings deposits                                                                     54,179       54,694
  Time deposits (Note 6)                                                               57,253       56,711
                                                                                   ----------   ----------

TOTAL DEPOSITS                                                                        216,812      214,971

Note payable (Note 7)                                                                   3,060            -
Interest payable and other liabilities                                                  2,889        2,337
                                                                                   ----------   ----------

TOTAL LIABILITIES                                                                     222,761      217,308

Stockholders' equity:
  Common stock, $5 par value:
    Authorized - 3,000,000 shares
    Issued and outstanding - 1,118,315 shares in 2004 and 1,186,472 shares in 2003      5,591        5,932
Surplus                                                                                 8,634        8,634
Undivided profits (Note 10)                                                            13,491       14,621
Accumulated other comprehensive income                                                  2,784        2,167
                                                                                   ----------   ----------

TOTAL STOCKHOLDERS' EQUITY                                                             30,500       31,354
                                                                                   ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $  253,261   $  248,662
                                                                                   ==========   ==========

SEE ACCOMPANYING NOTES.

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


(000'S OMITTED, EXCEPT PER SHARE DATA)

                                                                                  ACCUMULATED
                                                                                     OTHER              TOTAL
                                             COMMON                 UNDIVIDED     COMPREHENSIVE      STOCKHOLDERS'
                                              STOCK      SURPLUS     PROFITS         INCOME             EQUITY
BALANCE, DECEMBER 31, 2001                   $ 5,932     $ 8,634    $  10,274     $       1,613      $      26,453
Comprehensive income:
 Net income                                        -           -        3,816                 -              3,816
 Change in unrealized gain on securities
  available for sale, net of tax of $330
  and reclassification adjustment                  -           -            -               641                641
                                             -------     -------    ---------     -------------      -------------
Total comprehensive income                                                                                   4,457
Cash dividends ($1.26 per share)                   -           -       (1,495)                -             (1,495)
                                             -------     -------    ---------     -------------      -------------
BALANCE, DECEMBER 31, 2002                     5,932       8,634       12,595             2,254             29,415
Comprehensive income:
 Net income                                        -           -        3,651                 -              3,651
 Change in unrealized gain on securities
  available for sale, net of tax of $45
  and reclassification adjustment                  -           -            -               (87)               (87)
                                             -------     -------    ---------     -------------      -------------
Total comprehensive income                                                                                   3,564
Cash dividends ($1.37 per share)                   -           -       (1,625)                -             (1,625)
                                             -------     -------    ---------     -------------      -------------
BALANCE, DECEMBER 31, 2003                     5,932       8,634       14,621             2,167             31,354
Comprehensive income:
 Net income                                        -           -        3,622                 -              3,622
 Change in unrealized gain on securities
  available for sale, net of tax of $318
  and reclassification adjustment                  -           -            -               617                617
                                             -------     -------    ---------     -------------      -------------
Total comprehensive income                                                                                   4,239
Stock repurchase                                (341)          -       (3,090)                -             (3,431)
Cash dividends ($1.47 per share)                   -           -       (1,662)                -             (1,662)
                                             -------     -------    ---------     -------------      -------------
BALANCE, DECEMBER 31, 2004                   $ 5,591     $ 8,634    $  13,491     $       2,784      $      30,500
                                             =======     =======    =========     =============      =============

[GRAPH]

[GRAPH]

SEE ACCOMPANYING NOTES.

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF INCOME

(000'S OMITTED, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31

                                                                       2004          2003           2002
Interest income:
 Interest and fees on loans                                         $    9,794    $   10,053     $   10,637
 Interest on investment securities:
  U.S. Government securities                                                32            31             48
  U.S. Government Agencies' mortgage-backed securities                     879           851          1,331
  State and political subdivisions                                       1,425         1,419          1,407
  Other                                                                    186           191            191
 Interest on Federal funds sold                                             97           151            117
                                                                    ----------    ----------     ----------
TOTAL INTEREST INCOME                                                   12,413        12,696         13,731

Interest expense:
 Interest on short term borrowings                                           2             -              -
 Interest on long term borrowings (Note 7)                                  63             -              -
 Interest on demand deposits                                               525           460            857
 Interest on savings deposits                                              335           437            650
 Interest on time deposits (Note 6)                                      1,640         1,877          2,295
                                                                    ----------    ----------     ----------

TOTAL INTEREST EXPENSE                                                   2,565         2,774          3,802
                                                                    ----------    ----------     ----------

Net interest income - before provision for possible loan losses          9,848         9,922          9,929
Provision for possible loan losses (Note 4)                                  -            35            130
                                                                    ----------    ----------     ----------

Net interest income after provision for possible loan losses             9,848         9,887          9,799

Other income:
 Service fees on loan and deposit accounts                               1,596         1,441          1,395
 Trust income                                                              599           560            577
 Gain on maturity of securities                                              7            28              1
 Gain on sale of other real estate                                         316             5             32
 Other                                                                     498           779            726
                                                                    ----------    ----------     ----------
TOTAL OTHER INCOME                                                       3,016         2,813          2,731

Other expenses:
 Salaries and employee benefits (Note 9)                                 5,186         5,003          4,564
 Occupancy expense                                                       1,107         1,014            989
 Other                                                                   1,841         1,909          1,954
                                                                    ----------    ----------     ----------

TOTAL OTHER EXPENSES                                                     8,134         7,926          7,507
                                                                    ----------    ----------     ----------
Income before Federal income tax                                         4,730         4,774          5,023
Provision for Federal income tax (Note 8)                                1,108         1,123          1,207
                                                                    ----------    ----------     ----------

NET INCOME                                                          $    3,622    $    3,651     $    3,816
                                                                    ==========    ==========     ==========
EARNINGS PER SHARE                                                  $     3.18    $     3.08     $     3.22

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                           1,138,109     1,186,472      1,186,472

SEE ACCOMPANYING NOTES.

COUNTY BANK CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(000'S OMITTED)

YEARS ENDED DECEMBER 31

                                                                           2004         2003         2002
                                                                         --------     --------     --------
Cash flows from operating activities:
   Net income                                                            $  3,622     $  3,651     $  3,816
   Adjustments to reconcile net income to net cash
     from operating activities:
        Depreciation and amortization                                         443          375          372
        Provision for loan losses                                               -           35          130
        Net amortization and accretion of securities                          136          254          234
        Deferred income taxes                                                 216          181          268
        Gain on maturity of securities                                         (7)         (28)          (1)
        Gain on other real estate                                         (316) -           (5)         (32)
        Loss on sale of premises and equipment                                  2            -         20 -
        (Increase) decrease in accrued interest receivable and other         (404)        (197)         (74)
        Increase (decrease) in accrued interest payable and other             234         (101)         262
                                                                         --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   3,926        4,165        4,995
Cash flows from investing activities:
   Proceeds from maturities of held to maturity investment securities       1,914        2,882        3,568
   Proceeds from maturities of available for sale securities                4,962       11,498        7,999
   Proceeds from calls of held to maturity securities                       1,186            -            -
   Proceeds from calls of available for sale securities                     5,489        4,130        5,010
   Purchase of held to maturity investment securities                         (76)      (2,042)      (1,128)
   Purchase of available for sale securities                              (10,828)     (23,853)     (10,113)
   Net increase in loans                                                   (5,744)      (6,463)     (12,366)
   Proceeds from sale of other real estate                                    544           69          176
   Proceeds from sale of equipment                                              6            -            -
   Premises and equipment expenditures                                       (466)      (1,493)        (895)
                                                                         --------     --------     --------
NET CASH USED IN INVESTING ACTIVITIES                                      (3,013)     (15,272)      (7,749)
Cash flows from financing activities:
   Net increase (decrease) in interest-bearing and noninterest-
     bearing demand accounts                                                1,814        3,053       (2,607)
   Net increase in savings and time deposits                                   27        3,500        7,174
   Proceeds from note payable                                               3,432            -            -
   Repayment of note payable                                                 (372)           -            -
   Stock repurchase                                                        (3,431)           -            -
   Cash dividends paid                                                     (1,662)      (1,625)      (1,495)
                                                                         --------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          (192)       4,928        3,072
                                                                         --------     --------     --------
Net increase (decrease) in cash and cash equivalents                          721       (6,179)         318
Cash and cash equivalents - Beginning of year                              14,072       20,251       19,933
                                                                         --------     --------     --------
CASH AND CASH EQUIVALENTS - END OF YEAR                                  $ 14,793     $ 14,072     $ 20,251
                                                                         ========     ========     ========
Supplemental cash flow information:
Cash paid for:
     Interest                                                            $  2,566     $  2,837     $  3,885
     Income taxes                                                             980        1,151          986

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

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK- Most of the Corporation's activities are with customers located within Michigan. Note 3 discusses the types of securities in which the Corporation invests. Note 4 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one industry or customer.

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

CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash, federal funds sold and interest-bearing deposits with original maturities of ninety days or less.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

LOANS - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The allowance consists of specific, general and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flow (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using primarily the straight-line method. Building improvements and furniture and equipment are amortized over their estimated useful lives.

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

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER COMPREHENSIVE INCOME- Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available for sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The only item included in accumulated other comprehensive income at December 31, 2004 and 2003 is the net unrealized gains and losses on available for sale securities, net of related tax.

RECLASSIFICATION - Certain items in the 2003 and 2002 financial statements have been reclassified to conform with the 2004 presentation.

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

      BALANCE SHEETS

                                                     AS OF
                                                  DECEMBER 31
                                                2004      2003
Assets
Cash and due from banks                       $     2    $     2
Investment in subsidiary                       33,580     31,364
                                              -------    -------
Total assets                                  $33,582    $31,366
                                              =======    =======
Liabilities
Note payable                                    3,060          -
Interest payable and accrued liabilities           22         12
                                              -------    -------
Total liabilities                               3,082         12

Stockholders' Equity
Common stock, $5 par value                      5,591      5,932
Surplus                                         8,634      8,634
Undivided profits                              13,491     14,621
Accumulated other comprehensive
   income- net of tax and
   reclassification adjustments                 2,784      2,167
                                              -------    -------
Total stockholders' equity                     30,500     31,354
                                              -------    -------
Total liabilities and stockholders' equity    $33,582    $31,366
                                              =======    =======

STATEMENT OF INCOME

                                                    FOR THE YEARS ENDED
                                                        DECEMBER 31
                                                 2004        2003        2002
Dividends from subsidiary Bank                 $ 2,086     $ 1,649     $ 1,537
Interest expense on borrowed funds                 (63)
Other expense                                      (32)        (18)        (23)
Income- before equity in undistributed
   earnings of subsidiary
   Bank and Federal taxes                        1,991       1,631       1,514
Federal tax benefit                                 32           6           8
                                               -------     -------     -------
Income- before equity in
   undistributed earnings of
   subsidiary Bank                               2,023       1,637       1,522
Equity in undistributed earnings
   of subsidiary Bank                            1,599       2,014       2,294
                                               -------     -------     -------
Net income                                     $ 3,622     $ 3,651     $ 3,816
                                               =======     =======     =======

STATEMENT OF CASH FLOWS

                                               FOR THE YEARS ENDED
                                                   DECEMBER 31
                                           2004        2003        2002
Cash flows from operating activities:
     Net income                          $ 3,622     $ 3,651     $ 3,816
     Adjustments to reconcile net
     income to net cash from
     operating activities:
        Undistributed earnings
        of subsidiary                     (1,599      (2,014)     (2,294)
        Other                                 10         (54)         15
                                         -------     -------     -------
Net cash provided by
   operating activities                    2,033      1 ,583       1,537
Cash flows from financing
   activities:
     Proceeds from note payable            3,432           -           -
     Repayment of note payable              (372)          -           -
     Stock repurchase                     (3,431)          -           -
     Dividends paid                       (1,662)     (1,625)     (1,495)
                                         -------     -------     -------

Net cash used in financing
   activities                             (2,033)     (1,625)     (1,495)
Net increase (decrease) in cash
   and cash equivalents                        -         (42)         42
Cash and cash equivalents at
   beginning of year                           2          44           2
                                         -------     -------     -------
Cash and cash equivalents at
   end of year                           $     2     $     2     $    44
                                         =======     =======     =======


COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SECURITIES

The carrying amount and approximate market value of investment securities to be held to maturity were as follows:

                                          DECEMBER 31, 2004
                                                Gross         Estimated
                             Amortized       Unrealized         Market
                                Cost      Gains      Losses     Value
Obligations of states and
   political subdivisions     $18,787    $   843    $     5    $19,625
Mortgage-backed securities      1,389          6          1      1,414
                              -------    -------    -------    -------
Total                         $20,176    $   869    $     6    $21,039
                              =======    =======    =======    =======

                                          DECEMBER 31, 2003
                                                Gross          Estimated
                              Amortized       Unrealized         Market
                                 Cost      Gains      Loss       Value
Obligations of states and
     political subdivisions    $21,182    $ 1,287    $    19    $22,450
Mortgage-backed securities       1,985         61          -      2,046
                               -------    -------    -------    -------
   Total                       $23,167    $ 1,348    $    19    $24,496
                               =======    =======    =======    =======

The amortized cost and estimated market value of debt securities held to maturity at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                         Amortized    Market
                                           Cost       Value
Due in one year or less                   $ 2,189    $ 2,206
Due after one year through five years       8,569      8,935
Due after five years through ten years      8,029      8,484
Due after ten years                             -          -
                                          -------    -------
Total                                      18,787     19,625
Mortgage-backed securities                  1,389      1,414
                                          -------    -------
Total                                     $20,176    $21,039
                                          =======    =======

The amortized cost and estimated market value of securities available for sale are as follows:

                                          DECEMBER 31, 2004
                                                Gross          Estimated
                              Amortized       Unrealized         Market
                                Cost       Gains     Losses      Value
U.S. Treasury securities
 and obligations of U.S.
 Government corporations
 and agencies                  $14,558    $    12    $   119    $14,451
Obligations of states and
 political subdivisions         13,634        490         47     14,077
Corporate securities             2,905      3,802          -      6,707
Mortgage-backed securities       8,425        128         48      8,505
                               -------    -------    -------    -------
   Total                       $39,522    $ 4,432    $   214    $43,740
                               =======    =======    =======    =======

                                         DECEMBER 31, 2003
                                               Gross          Estimated
                             Amortized       Unrealized         Market
                                Cost      Gains      Losses     Value
U.S. Treasury securities
 and obligations of U.S.
 Government corporations
 and agencies                 $13,035    $    16    $   150    $12,901
Obligations of states and
   political subdivisions      10,864        562         45     11,381
Corporate securities            2,940      2,836         35      5,741
Mortgage-backed securities     12,468        184         85     12,567
                              -------    -------    -------    -------
Total                         $39,307    $ 3,598    $   315    $42,590
                              =======    =======    =======    =======

The amortized cost and estimated market value of debt securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                         Amortized    Market
                                           Cost       Value
Due in one year or less                   $ 4,171    $ 7,978
Due after one year through five years      18,776     18,826
Due after five years through ten years      7,926      8,197
Due after ten years                           224        234
                                          -------    -------
Total                                      31,097     35,235
Mortgage-backed securities                  8,425      8,505
                                          -------    -------
Total                                     $39,522    $43,740
                                          =======    =======

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information pertaining to securities held to maturity with gross unrealized losses at December 31, 2004 and 2003 respectively aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                             2004
                                 LESS THAN             OVER
                               TWELVE MONTHS       TWELVE MONTHS
                             Gross                Gross
                          Unrealized    Fair    Unrealized    Fair
                            Losses     Value      Losses     Value
Obligations of
   states and political
   subdivisions             $    2     $  822     $    3     $  292
Mortgage-backed
   securities                    1        241          -          -
                            ------     ------     ------     ------
Total                       $    3     $1,063     $    3     $  292
                            ======     ======     ======     ======

                                                    2003
                                       LESS THAN                 OVER
                                     TWELVE MONTHS           TWELVE MONTHS
                                 Gross                    Gross
                              Unrealized      Fair      Unrealized    Fair
                                Losses        Value       Losses      Value
Obligations of
   states and political
   subdivisions                 $   19             -          -          -
Corporate securities                 -             -          -          -
Mortgage-backed
   securities                        -             -          -          -
                                ------        ------        ---        ---
Total                           $   19        $1,585        $ -        $ -
                                ======        ======        ===        ===

Unrealized losses on securities have not been recognized into income because the issuer's bonds are of high credit quality, the Corporation has the intent and ability to hold the securities for the foreseeable future and the decline in fair value is primarily due to increased market interest rates. The fair value is expected to recover as the bonds approach the maturity date.

At December 31, 2004 and 2003, U.S. Government securities carried at $999,000 and $1,000,000 respectively with a market value of $999,000 and $1,009,000, respectively, were pledged to secure public deposits and for other purposes required by law.

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2004 and 2003 respectively aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                                        2004
                                       LESS THAN                       OVER
                                     TWELVE MONTHS                 TWELVE MONTHS
                                  Gross                         Gross
                                Unrealized       Fair         Unrealized       Fair
                                  Losses         Value          Losses         Value
U.S. Treasury securities
   and obligations of
   U.S.Government
   corporations and
   agencies                      $   119        $12,174        $     -        $     -
Obligations of
   states and political
   subdivisions                       24          2,091             23            943
Mortgage-backed
   securities                          8            919             40          1,685
                                 -------        -------        -------        -------
Total                            $   151        $15,184        $    63        $ 2,628
                                 =======        =======        =======        =======


                                                          2003
                                           LESS THAN                   OVER
                                         TWELVE MONTHS            TWELVE MONTHS
                                     Gross                       Gross
                                  Unrealized        Fair       Unrealized    Fair
                                     Losses         Value        Losses      Value
U.S. Treasury securities
   and obligations of
   U.S.Government
   corporations and agencies        $   150        $ 8,610        $ -        $   -
Obligations of
     states and political
     subdivisions                        45          2,151          -            -
Corporate securities                     35          1,900          -            -
Mortgage-backed
     securities                          85          5,788          -            -
                                    -------        -------        ---        -----
Total                               $   315        $18,449        $ -        $   -
                                    =======        =======        ===        =====

Other than securities of the U.S. Government and its agencies and corporations, there were no investment securities of any one issuer aggregating to 10% of consolidated stockholders' equity at December 31, 2004 and 2003.

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    LOANS

Major classifications of loans are summarized as follows:

                                            2004         2003
Mortgage loans on real estate:
   Residential 1-4 family                 $ 53,626     $ 55,240
     Commercial                             79,748       68,334
                                          --------     --------
Total mortgage loans on real estate        133,374      123,574
Commercial loans                            18,080       21,060
Consumer installment loans                  15,880       17,080
                                          --------     --------
Total loans                                167,334      161,714
Less reserve for possible loan losses        2,012        2,136
                                          --------     --------
Net loans                                 $165,322     $159,578
                                          ========     ========

At December 31, 2004 and 2003, approximately $5,776,000 and $5,513,000, respectively, of loans were outstanding to officers, Bank directors, principal stockholders and their associated companies. In 2004 and 2003, additions and reductions, including loan renewals, were $5,637,000 and $5,384,000, and $6,818,000 and $5,503,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

Transactions in the allowance for possible loan losses were as follows:

                                      2004          2003          2002
Balance at beginning of year        $ 2,136       $ 2,165       $ 2,139
Provision charged to operations           -            35           130
Loans charged off                      (152)          (93)         (125)
Recoveries                               28            29            21
                                    -------       -------       -------
Balance at end of year                2,012         2,136         2,165
                                    =======       =======       =======
Allowance as a percentage of
   total loans                         1.20%         1.32%         1.39%
                                    =======       =======       =======

The Corporation considers a loan impaired when it is probable that all interest and principal will not be collected in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (except residential mortgages and consumer loans) are considered impaired.

                                2004     2003
Impaired loans without a
   valuation allowance          $290     $264
Impaired loans with a
   valuation allowance          $400     $484
                                ----     ----
Total impaired loans            $690     $748
                                ----     ----
Valuation allowance related
   to impaired loans            $140     $ 57
                                ====     ====
Average investment in
   impaired loans               $719     $570
                                ====     ====
Interest income recognized
   on a cash basis on
   impaired loans               $ 83     $  5
                                ====     ====

5.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                   2004      2003
Land and improvements             $1,358     $1,354
Buildings and improvements         5,221      5,168
Furniture and equipment            3,288      3,197
                                  ------     ------
Total premises and equipment       9,867      9,719
Less accumulated depreciation      3,800      3,667
                                  ------     ------
Net carrying amount               $6,067     $6,052
                                  ======     ======

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $443,000, $375,000 and $372,000 respectively.

6.      DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $ 14,894,000 and $13,069,000, respectively. The remaining maturities of certificates of deposit at December 31, 2003 are as follows:

 2005                 $ 8,316
 2006                  16,483
 2007                   6,415
 2008                   2,631
 2009                  23,408
                      -------
Total                 $57,253
                      =======

7.    NOTE PAYABLE

On May 20, 2004, the Corporation entered into a loan agreement with Comerica Bank in the amount of $3,431,705 to fund the purchase of 68,157 shares of the Corporation's stock. Each quarter, the agreement allows the Corporation to elect whether the note bears interest at a floating rate equal to Comerica Bank's prime rate less 1.25% or at a fixed rate equal to the LIBOR rate plue 1.4%. At December 31, 2004, the rate was fixed under the LIBOR rate option (effective rate of 3.79%). The note requires quarterly interest payments of $170,000 plus interest and is collateralized by 306,130 shares of the Corporation's subsidiary Bank's stock. The Corporation agreed to certain financial covenants in conjunction with the loan agreement. Interest expense incurred on the note during 2004 amounted to $62,863. Prepayments of principal may be made without penalty. Scheduled principal payments under the note agreement at December 31, 2004 are as follows:

                         Years ended December 31,

                             2005      $   680

                             2006          680

                             2007          680

                             2008          680

                             2009          340
                                       -------
Total                                  $ 3,060
                                       =======

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    FEDERAL INCOME TAXES

Allocation of income taxes between current and deferred portions is as follows:

                                2004       2003       2002
Current expense                $  892     $  942     $  939
Deferred expense (benefit)        216        181        268
                               ------     ------     ------
Total income tax expense       $1,108     $1,123     $1,207
                               ======     ======     ======

The Corporation uses the accrual method of accounting for both financial reporting and income tax purposes. Federal income tax expense differed from the amounts computed by applying the statutory income tax rate to income before federal income tax expense as a result of the following:

                                      2004          2003        2002
Income taxes at statutory rates      $ 1,608      $ 1,623      $ 1,708
Tax exempt interest                     (500)        (501)        (497)
Other                                      -            1           (4)
Provision for Federal income tax     $ 1,108      $ 1,123      $ 1,207
                                     =======      =======      =======

The details of the net deferred tax liability at December 31 are as follows:

                                       2004      2003
Deferred tax assets:
   Allowance for loan loss           $    473  $     515
   Other                                   30         38
                                     --------  ---------
Total deferred tax assets                 503        553
Deferred tax liabilities:
   Deferred loan fees                      46         59
   Accrued liabilities                     77         74
   Mortgage servicing rights              142        149
   Depreciation                           417        282
   Unrealized gain on securities
   available for sale                   1,434      1,117
   Other                                   48          -
                                     --------  ---------
Total deferred tax liabilities          2,164      1,681
Valuation allowance                         -          -
Net deferred tax liability           $ (1,661) $  (1,128)
                                     ========  =========

9.    EMPLOYEE BENEFITS

The Corporation maintains a defined contribution profit sharing plan in which all qualified employees participate Contributions to the plan are at the discretion of the Board of Directors and amounted to $362,000, $366,000 and $378,000 for 2004, 2003 and 2002, respectively.

10.   RESTRICTIONS ON CASH BALANCES, DIVIDENDS, LOANS AND ADVANCES

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $3,257,000 and $3,288,000 , respectively.

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

At December 31, 2004, the Bank's retained earnings available for the payment of dividends was $5,907,000. Accordingly, $27,673,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2004. Funds available for loans or advances by the Bank to the Corporation amounted to $3,449,000.

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

The carrying amounts and estimated fair values of financial instruments were as follows:

                                             2004
                                     CARRYING    ESTIMATED
                                      AMOUNT     FAIR VALUE
Assets:
     Cash and cash equivalents       $ 14,793     $ 14,793
     Securities                        63,916       64,779
     Other securities                     541          541
     Loans:
        Residential mortgages          53,626       53,672
        Commercial mortgages           79,748       79,979
        Commercial                     18,080       18,067
        Consumer installment           15,880       15,445
     Accrued interest receivable        1,135        1,135
Liabilities:
     Deposits:
        Interest-bearing              176,198      176,596
        Non-interest bearing           40,614       40,614
     Note payable                       3,060        3,060
                                     --------     --------

COUNTY BANK CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                           2003
                                   CARRYING     ESTIMATE
                                    AMOUNT     FAIR VALUE
Assets:
     Cash and cash equivalents     $ 14,072     $ 14,072
     Securities                      65,757       67,086
     Other securities                   541          541
     Loans:
        Residential mortgages        55,240       55,941
        Commercial mortgages         68,334       68,666
        Commercial                   21,060       21,032
        Consumer installment         17,080       17,802
Accrued interest receivable           1,086        1,086
Liabilities:
   Deposits:
        Interest-bearing            175,508      176,027
        Non-interest bearing         39,463       39,463
                                   --------     --------

The following methods and assumptions were used in estimating the fair values of financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES) - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Reserve Bank stock approximates fair value based on the redemption provisions of the issuer.

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

NOTE PAYABLE - The fair value of the Corporation's note payable approximates the carrying value based on current borrowing rates.

12.   OFF BALANCE SHEET ACTIVITIES

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

At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                    CONTRACT AMOUNT
                                   $ 2004     $ 2003
Commitments to grant loans         76,392     70,778
Unfunded commitments under
   lines of credit                 29,169     29,052
Commercial and standby letters
   of credit                          498        474

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

COLLATERAL REQUIREMENTS - To reduce credit risk related to the use of credit related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Corporation's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate.

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

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2004 and 2003 are also presented in the table.

                                             TO BE
                              CURRENT      ADEQUATELY      TO BE WELL
DECEMBER 31, 2004             CAPITAL      CAPITALIZED     CAPITALIZED
   Total capital (to risk-
     weighted assets):
   Amount:
     Consolidated            $  31,438      $  14,094      $  17,617
     Bank                       34,495         14,094         17,617
Ratio:
     Consolidated                 17.8%           8.0%          10.0%
     Bank                         19.6%           8.0%          10.0%
Tier 1 capital (to risk-
  weighted assets):
Amount:
     Consolidated               27,716          7,047         10,570
     Bank                       30,773          7,047         10,570
Ratio:
     Consolidated                 15.7%           4.0%           6.0%
     Bank                         17.5%           4.0%           6.0%
Tier 1 capital (to
  average assets):
Amount:
     Consolidated
                                27,716         10,102         12,627
     Bank                       30,773         10,192         12,774
Ratio:
     Consolidated                 11.0%           4.0%           5.0%
     Bank                         12.1%           4.0%           5.0%

                                              TO BE
                              CURRENT       ADEQUATELY     TO BE WELL
DECEMBER 31, 2003             CAPITAL      CAPITALIZED    CAPITALIZED
Total capital (to risk-
 weighted assets):
Amount:
     Consolidated            $  32,539      $  13,378      $  16,723
     Bank                       32,525         13,378         16,722
Ratio:
     Consolidated                 19.5%           8.0%          10.0%
     Bank                         19.5%           8.0%          10.0%
Tier 1 capital (to risk-
 weighted assets):
Amount:
     Consolidated               29,188          6,689         10,034
     Bank                       29,174          6,689         10,033
Ratio:
     Consolidated                 17.4%           4.0%           6.0%
     Bank                         17.4%           4.0%           6.0%
Tier 1 capital (to
  average assets):
Amount:
     Consolidated               29,188          9,920          9,920
     Bank                       29,174          9,920          9,920
Ratio:
     Consolidated                 11.8%           5.0%           4.0%
     Bank                         11.8%           5.0%           4.0%

COUNTY BANK CORP
INDEPENDENT AUDITOR'S REPORT

                                                            PLANTE & MORAN, PLLC
                                                                       Suite 500
[PLANTE MORAN LOGO]                                         2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                                Tel:248.375.7100
                                                                Fax:248.375.7101
                                                                 plantemoran.com

To the Board of Directors
County Bank Corp

We have audited the consolidated balance sheet of County Bank Corp and subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of changes in stockholders' equity, income and cash flows for each year in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of County Bank Corp and subsidiary at December 31, 2004 and 2003, and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

                                        PLANTE & MORAN, PLLC

Auburn Hills, Michigan
February 8, 2005

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

EARNINGS

Major components of the operating results of the Corporation from the year 2004 to 2000 are presented in the accompanying table, Summary of Operations. A discussion of these results is presented in greater detail in subsequent pages.

SUMMARY OF OPERATIONS
                                          2004        2003        2002        2001       2000
Interest income                         $12,413     $12,696     $13,731     $15,052     $15,578
Interest expense                          2,565       2,774       3,802       5,583       6,460
                                        -------     -------     -------     -------     -------
Net interest income                       9,848       9,922       9,929       9,469       9,118
Provision for possible loan losses            -          35         130         195         240
                                        -------     -------     -------     -------     -------
Net interest income after provision
   for possible loan losses               9,848       9,887       9,799       9,274       8,878
Other income                              3,016       2,813       2,731       2,482       2,245
Other expenses                            8,134       7,926       7,507       7,091       6,693
                                        -------     -------     -------     -------     -------
Income before provision for
   Federal income tax                     4,730       4,774       5,023       4,665       4,430
Provision for Federal income tax          1,108       1,123       1,207       1,150       1,129
                                        -------     -------     -------     -------     -------
Net income                              $ 3,622     $ 3,651     $ 3,816     $ 3,515     $ 3,301
                                        =======     =======     =======     =======     =======
PER SHARE
Net income                              $  3.18     $  3.08     $  3.22     $  2.96     $  2.78
Dividends declared                      $  1.47     $  1.37     $  1.26     $  3.65     $  1.04

NET INTEREST INCOME

The Federal Reserve Board's Open Market Committee left rates unchanged from June 2003 until June 2004 when it began a series of five 25 basis point increases. Deposit, loan and securities yields declined during the first six months of the year until the rate increases began to take effect. Customers continued to use the traditional deposits such as Every Day Interest Statement savings accounts, consequently the Corporation experienced growth of 2.9% in savings accounts. Deposit accounts that carry higher returns such as Money Market Deposit and Choice accounts experienced declines as a result of continued low rates. Certificates of Deposit in denominations less than $100,000.00 grew as customers aggressively pursued increased yields. Commercial loan demand declined early in the year, but grew in the third and fourth quarters. Mortgage demand fell substantially during the fourth quarter of 2003 and remained low as rates stabilized and customers lacked incentive to refinance. The Corporation is currently selling most of the refinanced mortgages to the secondary market and the mortgage portfolio declined as a result. The market for traditional consumer loans continues to shrink as car leases, 0% financing from the auto finance companies and home equity loans remain popular. The low rate environment and low deposit growth resulted in a decline in the investment portfolio. Called bond activity and normal maturities resulted in decreasing investment returns. As a result, the Corporations' interest margin declined in 2004.

COUNTY BANK CORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The return on average earning assets declined .1% while the total deposit cost dropped .2%. Interest expense as a percent of average earning assets declined ..2%. The Bank's net interest yield on a Federal tax equivalent (FTE) basis was 4.2% in 2004 compared to 4.3% in 2003. The Corporation continues to monitor rate sensitive assets and rate sensitive liabilities to maintain margins in different rate environments.

PROVISION FOR POSSIBLE LOAN LOSSES

The Corporation adheres to a loan review procedure that identifies loans that may develop into problem credits. The adequacy of the reserve for possible loan losses is evaluated against the listings that result from the review procedure, historical net loan loss experience, current loan volumes, the level and composition of nonaccrual, past due and renegotiated or reduced rate loans, current and anticipated economic conditions and an evaluation of each borrower's credit worthiness. Based on these factors, management determines the amount of the provision for possible loan losses needed to maintain an adequate reserve for possible loan losses. The amount of the provision for possible loan losses is recorded as current expense and may be greater or less than the actual net charged off loans.

Activity related to the reserve for loan losses resulted in net charged off loans of $124,000 in 2004. Net charged off loans recorded in 2003 were $64,000. Provisions for possible loan losses were $0 in 2004 and $35,000 for 2003. The ratio of reserve for possible loan losses to gross loans equaled 1.2%, 1.3% and 1.4% in 2004, 2003 and 2002, respectively.

NON-INTEREST INCOME

Non-interest income is composed of trust department income, service charges on deposit accounts, fees for providing other services to customers, gains on securities sales and other income. Non-interest income increased 7% during 2004 as did Trust income. Service fees on loans and deposit accounts increased 11% as a result of the introduction of Courtesy Overdraft Service in July. Customers have responded positively to this service that increases the convenience and flexibility of their checking accounts. Other income categories increased by 4% as a result of gains from the sale of assets related to bad loans that offset declines in mortgage servicing income, the capitalization of mortgage servicing rights and gains on sale of mortgages in the secondary market.

NON-INTEREST EXPENSE

Total non-interest expense increased 3% during 2004. Personnel expense increased 3.6% compared to 5.6% in 2003. Occupancy expenses increased 9.1% as a result of ongoing remodeling expenses and upgrades to the Corporation's information technology capabilities. The Corporation introduced check imaging, funds management for business customers, Online Banking and Courtesy Overdraft Service. Other expenses increased 2.6% for the year.

FINANCIAL CONDITION

Average assets for the Corporation totaled $251,802,000 $247,978,000 and $236,302,000 in 2004, 2003 and 2002 respectively. The 1.5% growth in average assets follows a 5.0% growth in 2003 and 2002. Average loans grew 4.3% while average interest bearing deposits grew 1.5%. Average earning assets grew 1.5% compared to average total deposit growth of 1.4%.

CAPITAL

The Corporation currently has 573 stockholders representing 1,118,315 shares of common stock. The stock is not listed on any exchange. Local brokerage firms handle sales. The .following schedule compares average bid and asked prices for the stock of the Corporation, as known to management, by calendar quarter for 2004 to average bid and asked prices for 2003.

                            2004
                       BID         ASKED
FIRST QUARTER       $ 54.10      $ 59.33
SECOND QUARTER        54.47        56.92
THIRD QUARTER         53.97        55.75
FOURTH QUARTER        52.80        60.83

                            2003
                      BID          ASKED
First Quarter       $ 47.59      $ 47.92
Second Quarter        47.92        48.67
Third Quarter         50.34        52.00
Fourth Quarter        52.00        53.00

The Corporation paid quarterly cash dividends and paid a special dividend in December of 2004 and 2003. Cash dividends during 2004 totaled $1,662,000 and $1,625,000 in 2003. Dividends per share paid during 2004 equaled $1.47; the Corporation paid $1.37 per share in dividends during 2003. The Corporation did not issue any authorized shares of stock in 2004 or 2003.

On May 20, 2004 the Corporation entered into a loan agreement with Comerica Bank in order to purchase 68,157 shares of stock from the estate of its largest shareholder (see Note 7). The loan matures in five years with quarterly payments of $170,000 in principal plus accumulated interest. The shares of stock have been retired.

The Corporation's return on average equity totaled 12.0% in 2004 and 11.9% in 2003. Effective December 31, 1992, the Corporation is required to maintain capital in excess of 8% of risk-weighted assets as defined by the Federal Reserve Board. The Corporation's capital to risk-weighted asset ratio was 17.8% on December 31, 2004 and was 19.5% on December 31, 2003.

COUNTY BANK CORP
COMMUNITY EVENTS

LIQUIDITY

The anticipated liquidity requirements of the Corporation can be met by upstreaming dividends from the Bank. Refer to Note 10 of the accompanying financial statements for a discussion of the restrictions on undivided profits of the Bank. The anticipated cash needs of the Corporation are for the payment of dividends to current stockholders, interest and principal payments on the loan from Comerica Bank and the Corporation's minimal operating expenses. Dividends upstreamed to the Corporation were $2,086,000 in 2004 and $1,649,000 in 2003.

The estimated market value of U.S. Government and Agency securities totaled 11.3% of total deposits on December 31, 2004. The percentage for 2003 was 12.8%. The Corporation is able to meet normal demands for liquidity through loan repayments, securities payments and deposit growth.

[PICTURE]

COUNTY BANK CORP
COMMUNITY EVENTS

[PICTURE]

COUNTY BANK CORP
SPECIAL RECOGNITION

      SPECIAL RECOGNITION AND GIFT AWARDS WERE PRESENTED TO THESE EMPLOYEES
                       TO HONOR THEIR DEDICATED SERVICE.

35 YEARS                   30 YEARS                     25 YEARS

DEBBIE DURANCE            SUE TIPPIE         DEAN GOODRICH AND BETH HENDERSON

                20 YEARS                                15 YEARS

CATHY LESTAGE, CAROL WANGLER AND SHARON ARNOLD    LAURA SEE AND JOSEPH BLACK

                10 YEARS                                 5 YEARS

DENNISE MAIN, KATHLEEN SUTHERLAND   1ST ROW:  SHERRI LEDNICK, JENNIFER WARD,
       AND DEBRA MCCOON                    KEITH BORING AND ERIN KAAKE
                                   2ND ROW:  ELIZABETH MCVETY, BRUCE CADY, CHRIS
                                     CARR, CHERYL LYONS AND ELISABETH FORSBERG

COUNTY BANK CORP
SPECIAL RECOGNITION

[LOUISE VERMILLION PHOTO]

LOUISE VERMILLION
CHECK PROCESSING OFFICER

WITH OVER 21 YEARS OF BANKING EXPERIENCE, LOUISE WAS HIRED IN 1998 AS CHECK PROCESSING MANAGER. SHE WAS PROMOTED TO CHECK PROCESSING OFFICER IN MARCH 2004. A RESIDENT OF ATTICA TOWNSHIP, LOUISE IS VERY ACTIVE IN COMMUNITY ACTIVITIES INCLUDING THE MARCH OF DIMES, WALK FOR WARMTH AND RELAY FOR LIFE.

[LOREN SCHAFER PHOTO]

LOREN SCHAFER
HUMAN RESOURCES DIRECTOR

LOREN SCHAFER JOINED THE BANK IN SEPTEMBER, 2004, AS HUMAN RESOURCES DIRECTOR. HE COMES BY WAY OF HURLEY PRACTICE MANAGEMENT SERVICES, WHERE HE SERVED AS DIRECTOR OF HUMAN RESOURCES AND MARKETING SINCE 1997. LOREN IS A GRADUATE OF BAKER COLLEGE.

[BETH HENDERSON PHOTO]

BETH HENDERSON
RETAIL LENDING DIRECTOR

BETH HENDERSON WAS NAMED RETAIL LENDING DIRECTOR ON DECEMBER 31, 2004. EMPLOYED BY THE BANK SINCE 1979, HER EXTENSIVE EXPERIENCE IN BOTH THE CONSUMER AND MORTGAGE LOAN DEPARTMENTS MADE HER THE LOGICAL CHOICE TO MANAGE THE NEWLY COMBINED RETAIL LENDING DEPARTMENT. A LIFE LONG RESIDENT OF LAPEER COUNTY, BETH SERVES ON THE LAPEER COUNCIL OF THE FRIENDS OF VISITING NURSE SERVICES OF MICHIGAN.

[KATHLEEN M. SUTHERLAND PHOTO]

RETIRED                KATHLEEN M. SUTHERLAND
                       DIRECTOR OF MORTGAGE LENDING

KATHLEEN SUTHERLAND JOINED THE BANK IN AUGUST, 1994, AS THE DIRECTOR OF MORTGAGE OPERATIONS. WITH 20 YEARS OF MORTGAGE LENDING EXPERIENCE, HER RESPONSIBILITIES INCLUDED DEVELOPING NEW PRODUCTS AND EXPANDING THE MORTGAGE OPERATIONS FUNCTION. DURING HER TENURE WITH THE BANK, KATHY INITIATED THE BANK'S ENTRY INTO THE SECONDARY MARKET AND IMPLEMENTED CURRENT TECHNOLOGIES IN OUR MORTGAGE PROCESSING.

COUNTY BANK CORP
BOARD OF DIRECTORS

[BOARD OF DIRECTORS PICTURE]

COUNTY BANK CORP BOARD OF DIRECTORS

        BACKROW:                 MIDDLE ROW:               SEATED:
   CHARLES SCHIEDEGGER          CURT CARTER          ERNEST W. LEFEVER, DPM
    VICE PRESIDENT OF            PRESIDENT,            DOCTOR OF PODIATRY
MANUFACTURING TAPCO, INTL.,  COUNTY BANK CORP
 DIVISION OF HEADWATER

   DAVID H. BUSH, O.D.        MICHAEL H. BLAZO            TIM OESCH
  DOCTOR OF OPTOMETRY            PRESIDENT,          PRESIDENT, NOLIN, OESCH
                             KIRK CONSTRUCTION CO.   SIETING & MACKSOUD, P.C.

  JAMES E. HARRINGTON           BRUCE J. CADY         THOMAS K. BUTTERFIELD
       PRESIDENT               VICE PRESIDENT             OF COUNSEL
    H & H TOOL, INC.          COUNTY BANK CORP     TAYLOR, BUTTERFIELD, RISEMAN,
                                                   CLARK, HOWELL, CHURCHILL
   PATRICK A. CRONIN                                      & JARVIS, P.C.
        AGENT,
  STATE FARM INSURANCE

COUNTY BANK CORP
LAPEER COUNTY BANK & TRUST CO. OFFICERS

                                    OFFICERS
                          LAPEER COUNTY BANK & TRUST CO

CURT CARTER                             KATHLEEN M. SUTHERLAND
     President                              Director of Mortgage Lending

BRUCE J. CADY                           NANCY SOMMERVILLE
     Executive Vice President               Business Development Director

LAIRD A. KELLIE                         SHELLY CHILDERS
     Vice President                         Director of Information Technology

JOSEPH H. BLACK                         LOREN SCHAFER
     Chief Financial Officer                Human Resources Director

ERNEST MILLER                           DEAN A. GOODRICH
     Vice President and Trust Officer       Auditor

ALAN J. CURTIS                          SUSANNE R. DICKEY
     Senior Commercial Loan Officer         Assistant Financial Officer

WILLIAM E. O'CONNOR                     CAROL WANGLER
     Commercial Loan Officer                Operations Officer

BETH A. HENDERSON                       LOUISE VERMILLION
     Retail Lending Director                Check Processing Officer

COLLEEN SUTTON                          BERNADETTE TALASKI
     Consumer Loan Officer                  Branch Administrator

                                  DEBRA M. COE
                            Southgate Branch Officer

                         LAPEER COUNTY BANK & TRUST CO.
                   83 WEST NEPESSING STREET, LAPEER, MICHIGAN
                     PHONE: 810-664-2977 FAX: 810-667-1742

A COPY OF THE CORPORATION'S 10K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST TO: JOSEPH BLACK, TREASURER, COUNTY BANK CORP, P.O. BOX 250, LAPEER, MI 48446-0250.